UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

HUDSON CITY BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 17, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Hudson City Bancorp, Inc., which will be held on April 19, 2011 at 8:30 a.m., Eastern Time, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656.

The attached Notice of the 2011 Annual Meeting of Shareholders and the attached Proxy Statement describe the business to be transacted at the annual meeting. Directors and officers of Hudson City Bancorp, as well as a representative of KPMG LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2011, will be present at the annual meeting to respond to appropriate questions.

Please complete, sign, date and return the enclosed proxy card promptly, or if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend the meeting. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the annual meeting. Examples of appropriate documentation include a broker’s statement, letter or other document confirming your ownership of shares of Hudson City Bancorp common stock.

On behalf of the Board of Directors and the employees of Hudson City Bancorp, we thank you for your continued support and hope to see you at the annual meeting.

Sincerely yours,

Ronald E. Hermance, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
(201) 967-1900

NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 19, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Hudson City Bancorp, Inc. will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on April 19, 2011 at 8:30 a.m., Eastern Time, to consider and vote upon the following matters:

(1) The election of three directors for terms of three years each and the election of one director for a term of two years;

(2) The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3) The adoption of the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan;

(4) The approval of a non-binding advisory proposal on named executive officer compensation;

(5) The approval of a non-binding advisory proposal on the frequency of future advisory votes on named executive officer compensation; and

(6) If properly presented, a shareholder proposal opposed by the Board of Directors.

Shareholders may also be asked to vote upon such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that we are not aware of any such business.

The Board of Directors has fixed March 1, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of shareholders of record will be available for inspection at the branch office of Hudson City Savings Bank located at West 80 Century Road, Paramus, New Jersey 07652 for 10 days prior to the annual meeting. The list will also be available at the annual meeting.

By Order of the Board of Directors,

Veronica Olszewski
Senior Vice President, Treasurer
and Corporate Secretary

Paramus, New Jersey
March 17, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. YOU MAY SUBMIT YOUR PROXY CARD BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR, IF YOU PREFER, VOTE BY USING THE TELEPHONE OR INTERNET. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

HUDSON CITY BANCORP, INC.

PROXY STATEMENT FOR THE
2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 19, 2011

GENERAL INFORMATION

General

This proxy statement, accompanying proxy card and the 2010 Annual Report to Shareholders are being furnished to the shareholders of Hudson City Bancorp, Inc., referred to as Hudson City Bancorp, in connection with the solicitation of proxies by the Board of Directors of Hudson City Bancorp for use at the 2011 Annual Meeting of Shareholders. The 2011 Annual Meeting of Shareholders will be held on April 19, 2011 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656 at 8:30 a.m., Eastern Time. This proxy statement, together with the enclosed proxy card, is first being mailed to shareholders on or about March 17, 2011.

Hudson City Bancorp, a Delaware corporation, operates as a savings and loan holding company for its wholly owned subsidiary, Hudson City Savings Bank, referred to as Hudson City Savings. As used in this proxy statement, “we,” “us,” “our” and “the Company” refer to Hudson City Bancorp or Hudson City Bancorp and its consolidated subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Who Can Vote

The Board of Directors has fixed the close of business on March 1, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of Hudson City Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the annual meeting. On March 1, 2011, there were 526,691,508 shares of Hudson City Bancorp common stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Hudson City Bancorp common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting.

How Many Votes You Have

Each holder of shares of Hudson City Bancorp common stock outstanding on March 1, 2011 will be entitled to one vote for each share held of record (other than excess shares, as defined below) at the annual meeting. As provided in Hudson City Bancorp’s certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the issued and outstanding shares of common stock are record holders of excess shares, which shall be entitled to one-hundredth of one vote per share for each excess share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Hudson City Bancorp’s certificate of incorporation authorizes the Board of Directors to interpret and apply the provisions of the certificate of incorporation governing excess shares, and to determine on the basis of information known to the Board of Directors after reasonable inquiry of all facts necessary to ascertain compliance with the certificate of incorporation, including, without limitation, (1) the number of shares of common stock beneficially owned by any person or purported owner, (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (3) whether a person or purported owner has an agreement, arrangement or understanding with any person or purported owner as to the voting or disposition of any shares of common stock.

How to Vote

You may vote your shares:

(1)	By telephone. Use the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Monday, April 18, 2011. Once you are dialed into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

(2)	By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Monday, April 18, 2011. Once you are logged into the Internet voting system, you can record and confirm (or change) your voting instructions.

(3)	By mail. Mark and sign the enclosed proxy card and return it in the enclosed self-addressed, postage-prepaid envelope. All properly executed proxy cards received by Hudson City Bancorp will be voted in accordance with the instructions marked on the proxy card.

If you return an executed proxy card without marking your instructions, your executed proxy will be voted “FOR” Proposals 1, 2, 3 and 4, in favor of “EVERY YEAR” for Proposal 5 and “AGAINST” Proposal 6, each identified in the preceding Notice of the 2011 Annual Meeting of Shareholders (unless you are a broker, in which case your executed proxy will be voted as set forth below under the caption “Vote Required”). Returning a proxy card will not prevent you from voting in person if you attend the annual meeting.

Alternatively, you may attend the annual meeting and vote in person. If you are a shareholder whose shares are not registered in your own name (for example, if your shares are held in a bank or brokerage account), you will need to obtain a written legal proxy from your shareholder of record to vote personally at the annual meeting. If you do not obtain a legal proxy from your shareholder of record, you will not be entitled to vote your shares in person at the annual meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned your shares of common stock on March 1, 2011.

Vote Required

Proposal 1.  Hudson City Bancorp’s bylaws provide a majority voting standard for the election of directors in uncontested elections and plurality voting in any election that is contested. At the 2011 Annual Meeting of Shareholders, to be elected, each nominee must receive the affirmative vote of the majority of the votes cast in respect of such nominee’s election. For purposes of the election of directors, “a majority of the votes cast” means that the number of votes cast “FOR” a nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Nominating and Governance Committee, will decide whether to accept the resignation within 90 days following certification of the vote by the inspectors of election. Shares as to which the “ABSTAIN” box has been selected on the proxy card, shares held by a broker who submits a proxy card but fails to cast a vote on this proposal (also known as a “broker non-vote”) and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Proposals 2, 3, 4 and 6.  In order for the shareholders to approve Proposals 2, 3, 4 and 6, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Under the voting standard for Proposals 2, 3, 4 and 6, shares as to which the “ABSTAIN” box has been selected on the proxy card for the proposal will count as shares represented and entitled to vote and will be treated as votes “AGAINST” that proposal. Shares held by a broker who submits a proxy card but fails to cast a vote on a proposal and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Proposal 5.  This proposal asks you to consider the frequency of future advisory votes on named executive officer compensation and whether such vote should occur “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS.” The choice that receives the highest number of votes, even if it receives less than a majority of the votes cast, will be deemed the choice of the shareholders in the non-binding advisory vote with respect to the frequency at which future advisory proposals on named executive officer compensation are submitted for shareholder consideration. Shares as to which the “ABSTAIN” box has been selected on the proxy card, shares for which you do not vote for one of the three substantive choices, shares held by a broker who submits a proxy card but fails to cast a vote on this proposal (also known as a “broker non-vote”) and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Because the votes on the non-binding proposals to approve the named executive officer compensation and the frequency of the vote on such compensation (Proposals 4 and 5) are advisory, they will not be binding on the Board of Directors. However, we will consider the outcome of the vote when considering future executive compensation arrangements and the frequency of future advisory votes on executive compensation.

Our Board of Directors recommends that you promptly complete, sign and date the enclosed proxy card(s) and vote:

•	“FOR” Proposals 1, 2, 3, and 4;

•	In favor of the option marked “EVERY YEAR” for Proposal 5; and

•	“AGAINST” Proposal 6.

Please return the proxy card(s) in the enclosed self-addressed, postage-prepaid envelope or, if you prefer, vote by using the telephone or Internet. Proxy cards must be received prior to the commencement of the annual meeting. Returning the proxy card will not prevent you from voting in person if you attend the annual meeting. Your vote is very important.

Revocability of Proxies

You may revoke your grant of a proxy at any time before it is voted at the annual meeting by:

•	filing a written revocation of the proxy with our corporate secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the annual meeting, but you also must file a written revocation of the proxy with the secretary of the annual meeting prior to the voting.

If you voted by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Monday, April 18, 2011.

If you voted using the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Monday, April 18, 2011.

We are soliciting proxies only for the 2011 Annual Meeting of Shareholders. If you grant us a proxy to vote your shares, the proxy will only be exercised at the 2011 Annual Meeting of Shareholders.

Solicitation of Proxies

Our officers, members of our Board of Directors and our employees may solicit proxies on our behalf by telephone or through other forms of communication but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. We have retained Georgeson Inc. to solicit proxies in connection with the annual meeting. We have agreed to pay Georgeson Inc. a base fee of $7,000 plus a fee of $3,500 for additional services in connection with the annual meeting. In addition, we have agreed to pay Georgeson Inc. a maximum fee of $5.00 per each telephone solicitation made to shareholders by Georgeson Inc. The aggregate fee will vary considerably based on the number and length of telephone solicitations made. We have also agreed to reimburse Georgeson Inc. for its expenses for such solicitation services. We request that persons, firms and corporations holding shares in their own name or in the name of nominees, in each case which are beneficially owned by others, send proxy materials to and obtain proxies from such beneficial owners, and we will reimburse such holders for the reasonable expenses incurred in connection therewith. We will bear all costs of solicitation.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of Hudson City Bancorp have interests in the matters that will be acted upon that are different from the interests of other shareholders as follows:

•	Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan: Proposal 3 involves the continuance of an incentive program which would allow selected directors, officers and employees to receive equity and performance-based awards, including stock options, stock appreciation rights, restricted stock, performance shares, performance units, deferred stock, phantom stock and other stock-based awards, if they work for us until the end of a specified service period or achieve specified performance goals. Awards under the plan will be discretionary and Hudson City Bancorp’s Compensation Committee has not yet determined to whom awards will be made or the terms and conditions of such awards.

•	Non-binding Advisory Vote on Named Executive Officer Compensation: Proposal 4 is a non-binding advisory vote on the compensation awarded to our named executive officers. However, the Compensation Committee of the Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors has taken the above interests into account in recommending that shareholders approve Proposal 3 and Proposal 4.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 19, 2011

This proxy statement and the 2010 Annual Report to Shareholders are available on Hudson City Bancorp’s website at www.hcbk.com.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth, as of March 1, 2011, certain information as to Hudson City Bancorp common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of our common stock as of March 1, 2011. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with Hudson City Bancorp pursuant to the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under the caption “Directors and Executive Officers,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (1) over which that person has or shares, directly or indirectly, voting or investment power, or (2) of which that person has the right to acquire beneficial ownership at any time within 60 days after March 1, 2011. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, (i) each shareholder shown in the table below has sole voting and investment power with respect to the shares of common stock indicated and (ii) none of such shares are listed because the person has the right to acquire beneficial ownership within 60 days after March 1, 2011.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent(1)

Employee Stock Ownership Plan Trust of Hudson City Savings Bank(2) West 80 Century Road Paramus, New Jersey 07652	40,447,935	7.7%
Human Resources Committee of Hudson City Savings Bank(3) West 80 Century Road Paramus, New Jersey 07652	44,543,812	8.5
Capital Research Global Investors(4) 333 South Hope Street Los Angeles, California 90071	29,365,000	5.6
BlackRock, Inc.(5) 40 East 52nd Street New York, New York 10022	27,370,258	5.2

(1)	Based on the 526,691,508 total outstanding shares of Hudson City Bancorp as of March 1, 2011.

(2)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 18, 2011. The Human Resources Committee, a plan fiduciary, shares voting and investment power with participants in the Employee Stock Ownership Plan.

(3)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011. The Human Resources Committee has sole voting and investment power over 699,773 shares in the Hudson City Savings Bank Retirement Plan for Employees. The Human Resources Committee shares voting power over 40,447,935 shares and shares investment power over 43,844,039 shares, which number of shares includes the 40,447,935 shares also indicated as beneficially owned by the Employee Stock Ownership Plan Trust of Hudson City Savings Bank.

(4)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011.

(5)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 4, 2011. The Schedule 13G was filed by BlackRock, Inc. for itself and as the parent holding company for 17 of its subsidiaries (each identified on Exhibit A to the Schedule 13G). No one of these entities, on its own behalf, has ownership interests exceeding 5% of the total outstanding shares of common stock of Hudson City Bancorp.

Directors and Executive Officers

The following table sets forth information about the shares of common stock beneficially owned by each director of Hudson City Bancorp, by each named executive officer of Hudson City Bancorp identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of Hudson City Bancorp or Hudson City Bancorp’s wholly owned subsidiary, Hudson City Savings Bank, as a group as of March 1, 2011. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

		Amount and Nature		Percent of
	Position with	of Beneficial Ownership		Common Stock
Name	the Company	(1)(2)(3)(4)		Outstanding(5)

Ronald E. Hermance, Jr.	Director, Chairman and Chief Executive Officer	8,936,756	(6)	1.7%
Denis J. Salamone	Director, President and Chief Operating Officer	4,003,308	(7)	*
Michael W. Azzara	Director	632,918		*
William G. Bardel	Director	542,379	(8)	*
Scott A. Belair	Director	550,825		*
Victoria H. Bruni	Director	541,183	(9)	*
Cornelius E. Golding	Director	20,000		*
Donald O. Quest, M.D.	Director	703,452	(10)	*
Joseph G. Sponholz	Director	854,342	(11)	*
James C. Kranz	Executive Vice President and Chief Financial Officer	974,580	(12)	*
Thomas E. Laird	Executive Vice President and Chief Lending Officer	1,268,868	(13)	*
Ronald J. Butkovich	Senior Vice President	852,928	(14)	*
All directors and executive officers as a group (21 persons)		67,935,367	(15)	12.5%

*	Less than one percent

(1)	The figures shown include the following shares that have been allocated as of December 31, 2010 to individual accounts of participants in the Hudson City Bancorp, Inc. Employee Stock Ownership Plan (referred to as the ESOP): Mr. Hermance, 77,917 shares; Mr. Salamone, 53,022 shares; Mr. Kranz, 77,917 shares; Mr. Laird 74,971 shares; Mr. Butkovich, 37,388 shares; and all directors and executive officers as a group, 769,705 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown for each of the executive officers named in the table do not include 32,714,278 shares held in trust pursuant to the ESOP that have not been allocated as of December 31, 2010 to any individual’s account and as to which each of the executive officers named in the table shares voting power with other ESOP participants. The figure shown for all directors and executive officers as a group includes such 32,714,278 shares as to which the Hudson City Savings Bank’s Human Resources Committee (as of

January 1, 2011, consisting of Messrs. Azzara, Belair, Hermance, Quest and Salamone) may be deemed to have shared investment power, except in limited circumstances, thereby causing such committee to be deemed a beneficial owner of such shares. This figure also includes all 7,733,657 shares allocated to individual accounts under the ESOP, as the Human Resources Committee may be deemed to have shared investment power, in limited circumstances, over those shares as well. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually. See “Compensation of Executive Officers and Directors — Deferred Compensation — Employee Stock Ownership Plan.”

(2)	The figures shown include the following shares held as of March 1, 2011 in individual accounts of participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank: Mr. Hermance, 359,150 shares; Mr. Salamone, 11,666 shares; Mr. Kranz, 98,881 shares; Mr. Laird, 171,244 shares; and Mr. Butkovich, 5,873 shares; all directors and executive officers as a group, 923,437. Such persons have sole voting power and sole investment power as to such shares. The figure shown for all directors and executive officers as a group includes all 3,396,104 shares allocated to the accounts of participants in the Profit Incentive Bonus Plan, as to which the Human Resources Committee may be deemed to have shared investment power, in limited circumstances. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually. See “Compensation of Executive Officers and Directors — Deferred Compensation — Profit Incentive Bonus Plan.”

(3)	The figures shown include unvested shares held in a custodial account pursuant to the 2006 Stock Incentive Plan that have been awarded to individuals as follows: Mr. Hermance, 120,000 shares; Mr. Salamone, 43,750 shares; Mr. Kranz, 15,000 shares; Mr. Laird, 15,000 shares; Mr. Butkovich, 6,250 shares; and all directors and executive officers as a group, 249,584 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares.

(4)	The figures shown include the following shares which may be acquired upon the exercise of stock options that are, or will become, exercisable within 60 days after March 1, 2011: Mr. Hermance, 5,191,651 shares; Mr. Salamone, 2,670,653 shares; Mr. Kranz, 510,740 shares; Mr. Laird, 486,206 shares; Mr. Butkovich, 628,100 shares; Mr. Azzara, 479,720 shares; Mr. Bardel, 456,480 shares; Mr. Belair, 378,240 shares; Ms. Bruni, 250,000 shares; Dr. Quest, 250,000 shares; Mr. Sponholz, 634,720 shares; and all directors and executive officers as a group, 14,844,626 shares.

(5)	Based on the 526,691,508 total outstanding shares as of March 1, 2011 plus the 14,844,626 shares which such person or group of persons has the right to acquire within 60 days after March 1, 2011.

(6)	Includes 943,178 shares as to which Mr. Hermance may be deemed to share voting and investment power.

(7)	Includes 82,633 shares as to which Mr. Salamone may be deemed to share voting and investment power and 408,926 shares held in a brokerage account with margin provisions.

(8)	Includes 85,899 shares held in a brokerage account with margin provisions.

(9)	Includes 115,000 shares as to which Ms. Bruni may be deemed to share voting and investment power.

(10)	Includes 137,399 shares as to which Dr. Quest may be deemed to share voting and investment power and 87,502 shares held in a brokerage account with margin provisions.

(11)	Includes 7,412 shares as to which Mr. Sponholz may be deemed to share voting and investment power.

(12)	Includes 77,917 shares as to which Mr. Kranz may be deemed to share voting power.

(13)	Includes 566,417 shares as to which Mr. Laird may be deemed to share voting and investment power and 490,536 shares held in a brokerage account with margin provisions.

(14)	Includes 37,388 shares as to which Mr. Butkovich may be deemed to share voting and investment power and 162,817 shares held in a brokerage account with margin provisions.

(15)	Includes 2,190,591 shares held in brokerage accounts with margin provisions by directors and executive officers as a group. Also includes 699,773 shares held in trust under the Hudson City Savings Bank Employee Retirement Plan, as to which the Human Resources Committee may be deemed to have sole investment power. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The certificate of incorporation and bylaws of Hudson City Bancorp provide for the election of directors by the shareholders. The Board of Directors of Hudson City Bancorp is divided into three classes with each class as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. There are currently nine directors on the Board of Directors of Hudson City Bancorp.

The terms of four directors expire at the 2011 Annual Meeting of Shareholders. Each of Ronald E. Hermance, Jr., William G. Bardel and Scott A. Belair, have been nominated by the Board of Directors, upon recommendation by the Nominating and Governance Committee, to be re-elected at the annual meeting for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2014, or when their successors are otherwise duly elected and qualified.

Cornelius E. Golding, who was elected by the Board of Directors on July 20, 2010 to serve until the 2011 Annual Meeting of Shareholders, has been nominated by the Board of Directors, upon recommendation by the Nominating and Governance Committee, to be re-elected at the annual meeting for a two-year term expiring at the Annual Meeting of Shareholders to be held in 2013, or when his successor is otherwise duly elected and qualified.

Assuming the re-election of Mr. Hermance, Mr. Bardel, Mr. Belair and Mr. Golding, at the conclusion of the annual meeting, our Board of Directors will consist of nine members divided into three equal classes, and our Chief Executive Officer and President will be the only members who are not “independent” under the listing requirements of the NASDAQ Global Select Market. See “Corporate Governance.”

The terms of the remaining two classes of directors expire at the Annual Meetings of Shareholders to be held in 2012 and 2013, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the 2011 Annual Meeting of Shareholders is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the completed and returned proxy cards will vote for the substitute nominee designated by the present Board of Directors to serve until the next annual meeting of shareholders. Proxies cannot be voted for a greater number of persons than the four nominees named in this Proposal 1.

Who Our Directors Are

The table below states certain information with respect to each nominee for election as a director and each director whose term does not expire at the 2011 Annual Meeting of Shareholders (including time spent on the Board of Directors or Board of Managers of Hudson City Savings prior to the incorporation of Hudson City Bancorp on March 4, 1999). There are no arrangements or understandings between Hudson City Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Hudson City Bancorp. For information with respect to security ownership of directors, see “Security Ownership of Certain Beneficial Owners and Management — Directors and Executive Officers.”

			Term	Positions Held
Name	Age (1)	Director Since	Expires	at Hudson City

Nominees
Ronald E. Hermance, Jr.	63	1988	2011	Director, Chairman and Chief
				Executive Officer
William G. Bardel	71	2003	2011	Director
Scott A. Belair	63	2004	2011	Director
Cornelius E. Golding	63	2010	2011	Director

Continuing Directors
Denis J. Salamone	58	2001	2012	Director, President and Chief Operating Officer
Michael W. Azzara	64	2002	2012	Director
Victoria H. Bruni	69	1996	2012	Director
Donald O. Quest, M.D.	71	1983	2013	Director
Joseph G. Sponholz	67	2002	2013	Director

(1)	As of May 1, 2011.

Directors

The business experience, qualifications and other attributes that led to the conclusion by the Nominating and Governance Committee and the Board of Directors that each person identified below should serve as a director of Hudson City Bancorp is as follows:

Nominees for Election as Director

Ronald E. Hermance, Jr. has been Chief Executive Officer of Hudson City Bancorp and Hudson City Savings since January 1, 2002 and Chairman of the Board since January 1, 2005. Mr. Hermance also previously served as President of Hudson City Bancorp and Hudson City Savings from January 1, 2002 until December 2010. Prior to assuming these positions, Mr. Hermance had served as President and Chief Operating Officer of Hudson City Bancorp since its incorporation in 1999 and of Hudson City Savings since January 1997. Mr. Hermance previously was Senior Executive Vice President and Chief Operating Officer from the time he joined Hudson City Savings in 1988. He was elected to the Board of Managers of Hudson City Savings in 1988. Prior to joining Hudson City Savings, Mr. Hermance was Chief Financial Officer of Southold Savings Bank, Long Island, New York. In addition, Mr. Hermance also served as Senior Vice President and Chief Lending Officer for Bankers Trust Company of Western New York, a division of Bankers Trust Company of New York. In 2004, Mr. Hermance was elected to the board of directors of the Federal Home Loan Bank of New York where he is Chairman of the Nominating and Corporate Governance Committee and also serves on the Executive Committee. Mr. Hermance also serves as a member of the Thrift Institutions Advisory Panel for the Federal Reserve Bank of New York. Mr. Hermance is a graduate of St. John Fisher College in Rochester, New York where he currently serves as a Trustee on its Board.

Mr. Hermance has over 40 years of experience in the banking industry, both in management and as a board member. Of these 40 years, Mr. Hermance has spent 22 years with the Company serving in senior management capacities. Under Mr. Hermance’s leadership the Company has been able to grow to an asset size of in excess of $60 billion from $11 billion over his tenure as Chief Executive Officer. The Nominating and Governance Committee considers Mr. Hermance’s management skills, leadership skills and knowledge of the banking industry as assets to the Board and, accordingly, has recommended Mr. Hermance for reelection to the Board.

William G. Bardel was the Associate Headmaster and Chief Financial Officer of the Lawrenceville School, a preparatory high school in Lawrenceville, New Jersey, from 1994 until 2006. The Lawrenceville School had an annual budget of $40 million and an endowment of $200 million. Previously, from 1988 to 1994, he served as head of the Government Advisory Group of Lehman Brothers in London, England, which provided financial market guidance to developing nations in Africa, Asia, Eastern Europe, South America and the Middle East, having been named a Managing Director of Lehman Brothers in 1984. Since 2006, Mr. Bardel has acted as a financial consultant to a number of educational institutions. Mr. Bardel currently serves as the Company’s Audit Committee financial expert. A graduate of Yale University, he has a Masters degree from Oxford University where he was a Rhodes Scholar. Mr. Bardel received his J.D. from Harvard Law School and was a member of the bar in the state of New York until he ceased the active practice of law.

Having worked for many years in the financial services industry and as the Chief Financial Officer of a prestigious educational institution, Mr. Bardel possesses a strong overall knowledge of both business and finance. In addition, as an attorney Mr. Bardel also possesses a valuable understanding of the legal system and an ability to assess and evaluate risk from a legal as well as a business standpoint. The Nominating and Governance Committee considers these skills, combined with Mr. Bardel’s leadership experience in several capacities, as assets to the Board and, accordingly, has recommended Mr. Bardel for reelection to the Board.

Scott A. Belair is a co-founder of Urban Outfitters, Inc., a NASDAQ-listed retailer and wholesaler operating under the brand names Urban Outfitters, Anthropologie and Free People, and has served on its Board of Directors since 1970. Previously, Mr. Belair, a CPA, was a Principal at Morgan Stanley and Vice President and Chief Financial Officer of the international offices and subsidiaries at Goldman Sachs, having worked at these investment banks for more than 15 years. In addition, Mr. Belair has been Principal at The ZAC Group, performing financial advisory services, since 1989. A graduate of Lehigh University, he has an MBA from the University of Pennsylvania.

As a CPA, and having previously served in various senior managerial roles for financial services companies, Mr. Belair has gained extensive knowledge of the financial services industry and the many accounting, regulatory and risk management issues faced by financial institutions. The Nominating and Governance Committee considers these skills, combined with the unique perspective Mr. Belair brings from his background as an entrepreneur and his extensive experience in the areas of business growth and the development of business strategy as a co-founder of Urban Outfitters, Inc., as assets to the Board and, accordingly, has recommended Mr. Belair for reelection to the Board.

Cornelius E. Golding was the Senior Vice President and Chief Financial Officer of Atlantic Mutual Insurance Company, where, among other responsibilities, he oversaw the corporate investment portfolio, a position he held from August 1994 to his retirement in September 2003. Previously, from 1981 to 1994, Mr. Golding served in various management and executive positions at Atlantic Mutual Insurance Company, including Senior Vice President and Comptroller, Vice President and Comptroller and Vice President-Internal Audit. Prior to joining Atlantic Mutual Insurance Company, Mr. Golding served as the Vice President of Ideal Mutual Insurance Company in 1979 and as the Assistant Controller of AIG, a position he held from December 1979 to March 1980. From 1974 to 1979 Mr. Golding served in various positions at Crum & Forster, including Assistant Controller and from 1972 to 1974 Mr. Golding was employed by the Robert Stigwood Organization. Prior to 1972, Mr. Golding worked for the independent accounting firm of Price Waterhouse (now PriceWaterhouseCoopers) as an auditor. Mr. Golding serves on the Board of Directors of Neurologix, Inc. where he is Chairman of the Board and a member of the Compensation Committee. Mr. Golding also serves on the Board of Directors of United Automobile Insurance Group where he is a member of the Corporate Governance Committee and as Trustee of the John A. Forster Trust. Mr. Golding previously served on the Board of Directors of Somerset Hills Bancorp and National Atlantic Holding Corporation. Mr. Golding is a retired CPA and a member of the American Institute of CPAs and a member of the New York State Society of CPAs. A graduate of St. John Fisher College, Mr. Golding holds an MBA from Fairleigh Dickenson University. Mr. Golding is a also a graduate of the Advanced Education Program at the Wharton School of the University of Pennsylvania.

As a former executive in the financial services industry, serving as a Chief Financial Officer for over 10 years, and serving on several boards of directors, including a publicly held bank holding company, Mr. Golding has developed extensive financial and accounting expertise. As a retired CPA, Mr. Golding has gained a valuable understanding of financial institutions and the financial, accounting, operational, regulatory and risk management issues faced by such institutions. The Nominating and Governance Committee considers these skills as assets to the Board and, accordingly, has recommended Mr. Golding for election to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Michael W. Azzara has been a part-time Senior Consultant with the executive search and consulting firm of Foley Proctor Yoskowitz since October 2003. He is the retired President and Chief Executive Officer of Valley Health System, a regional health care provider comprised of The Valley Hospital in Ridgewood, New Jersey, Valley Home Care and the Valley Health Medical Group, a position he held from 1997 to his retirement in 2003. Prior to assuming such position, Mr. Azzara served as President and Chief Executive Officer of The Valley Hospital. Mr. Azzara serves on the Advisory Board to the Dean of the School of Arts and Sciences, Rutgers University. He also serves on the Board of Trustees of the non-profit Bergen Volunteer Medical Initiative where he is Vice Chair of the Board. Mr. Azzara had served on the Board of Directors of Ridgewood Savings Bank for 13 years until its purchase by another community bank. A graduate of Rutgers University, he has a Masters degree from Cornell Graduate School of Business and Public Administration. Mr. Azzara is also a Life Fellow of the American College of Health Care Executives.

As a former health care executive with 22 years of experience serving as a Chief Executive Officer, Mr. Azzara has developed and demonstrated valuable leadership skills and extensive experience with the myriad of issues facing corporate entities, including government regulations, risk management, governance, leadership development and human resources. A resident of Northern New Jersey for his entire life, and a former board member of a Northern New Jersey savings bank, Mr. Azzara possesses insightful knowledge of the market area currently served by Hudson City Savings, including regional economic conditions and the competitive landscapes. All of these qualities, as well as the unique contributions Mr. Azzara makes as the only outside director with experience as a chief executive officer, strengthen the Board’s collective knowledge, capabilities and experience.

Victoria H. Bruni served as Vice President for Administration and Finance at Ramapo College of New Jersey, a public four year liberal arts college with an annual budget of over $100 million, from June 1993 until July 2006. She was responsible for financial planning and reporting, budgets, public financings, accounting operations, and purchasing, as well as administrative functions such as human resources and capital facilities planning, construction and maintenance. From 1964 to 1993 she served in various management and executive positions at New Jersey Bell Telephone Co./Bell Atlantic, including Assistant Comptroller, Treasurer, Assistant Secretary and Attorney. A graduate of Smith College, she received her J.D. with honors from Seton Hall University School of Law. Ms. Bruni is admitted to the bar in the state of New Jersey and is a member of the NYC Downtown Economists Club.

Prior to Ms. Bruni’s retirement in 2006, her professional career spanned 42 years, 29 of which were spent in managerial and executive positions where she gained valuable leadership and governance experience and a strong understanding of corporate financial matters and human resources related issues. In addition, as an attorney admitted to the bar since 1978, Ms. Bruni possesses a valuable understanding of the legal system and the ability to assess and evaluate risk from a legal as well as a business standpoint. Ms. Bruni’s skills, experience and knowledge, as well as the unique perspective she brings as the only outside director with line officer experience in human resources management, strengthen the Board’s collective knowledge, capabilities and experience.

Donald O. Quest, M.D. has been a neurological surgeon since 1976, a professor at Columbia University since 1989, Assistant Dean for Student Affairs at Columbia University, and an attending physician at The Valley Hospital and Columbia-Presbyterian Medical Center since 1978. He is a member of the Neurosurgical Associates of New York and New Jersey and a member of the Board of Trustees of Mary Imogene Bassett Hospital in New York. Dr. Quest has been President of the American Association of Neurological Surgeons, the American Academy of Neurological Surgeons, the Congress of Neurological Surgeons, the Chairman of the American Board of Neurological Surgery and the Chairman of the Residency Review Committee for Neurological Surgery. A graduate of the University of Illinois, he received his M.D. from Columbia University.

As a result of the senior positions Dr. Quest has held in professional organizations during his career, Dr. Quest has developed valuable leadership skills and experience related to governance and ethical issues. In addition, Dr. Quest has developed a broad understanding of the banking industry based on his service on the Board of Directors since 1983. As Hudson City’s longest serving continuing director, Dr. Quest makes a unique contribution through his institutional knowledge of the evolution of the Company’s business and the policies and practices of the Board as its governing body. Dr. Quest’s leadership skills, governance experience and knowledge of the Company strengthen the Board’s collective knowledge, capabilities and experience.

Denis J. Salamone has served as President and Chief Operating Officer of Hudson City Bancorp and Hudson City Savings since December 2010. Prior to assuming these positions, Mr. Salamone served as Senior Executive Vice President and Chief Operating Officer of Hudson City Bancorp and Hudson City Savings from January 1, 2002 and prior to that time served as Senior Executive Vice President since October 2001. He was elected to the Board of Directors in October 2001. Prior to joining the Company, Mr. Salamone had a 26 year career with the independent accounting firm of PricewaterhouseCoopers LLP, where he had been a partner for 16 years. Immediately prior to joining Hudson City Bancorp, Mr. Salamone was the Global Financial Services leader for Audit and Business Advisory Services, and a member of the PricewaterhouseCoopers eighteen member board of partners. Mr. Salamone is a member of the American Institute of CPAs and a member of the New York State Society of CPAs. He graduated in 1975 with a B.S. in Accounting from St. Francis College where he is currently a member of its Board of Trustees.

Mr. Salamone has 34 years of experience in the financial services industry. Prior to joining the Company, for 27 years Mr. Salamone served a clientele consisting of many banks and investment banks as a professional advisor. As a partner at a major accounting firm working with financial institutions, Mr. Salamone developed a depth of knowledge in areas of accounting, risk management, internal control, regulatory compliance and operational efficiency and effectiveness which are a valuable asset to the Board of Directors. Mr. Salamone’s skills, experience and knowledge strengthen the Board’s collective knowledge, capabilities and experience.

Joseph G. Sponholz is a retired Vice Chairman of Chase Manhattan Bank, a position he held from 1997 to his retirement in 2000. Prior to assuming the position of Vice Chairman, Mr. Sponholz had served as Chief Administrative Officer of Chase Manhattan Bank. Serving as a member of Chase’s

Executive Committee, Mr. Sponholz spearheaded the company’s Internet efforts as leader of Chase.com. Prior to its merger with Chase, he served as Chief Financial Officer and Chief Technology Officer at Chemical Bank as part of a 20 year career at that institution and its successor. Prior to joining Chemical Bank, Mr. Sponholz spent 7 years, including two years as a Partner, at the financial advisory firm of Booz Allen Hamilton. A graduate of Fordham University, Mr. Sponholz holds an MBA in Finance from New York University. Mr. Sponholz currently serves as our lead independent director.

As the former Chief Financial Officer of one of the largest banks in the country, Mr. Sponholz is recognized as an industry leader in the areas of business strategy, technology and financial management. During his 30 year career working in the banking industry, Mr. Sponholz held many significant leadership roles and developed a detailed understanding of financial institutions and the financial, operational and regulatory issues they confront on a daily basis. Mr. Sponholz’s financial and leadership skills and his experience and knowledge of the financial services industry, and the unique contribution he makes as the only continuing outside director with experience as a senior retail and commercial banking executive, strengthen the Board’s collective knowledge, capabilities and experience.

Executive Officers

In addition to Messrs. Hermance and Salamone, Hudson City Bancorp and Hudson City Savings have the following executive officers:

Louis J. Beierle, age 59, has been a Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2011. He is currently responsible for the internal audit function of both Hudson City Savings and Hudson City Bancorp, having been appointed Director of Internal Audit in January 2007. Mr. Beierle previously served as First Vice President from 2004 through 2010, and as a Vice President from 1993 to 2004, during which time he served in various roles, including assisting in the preparation for Hudson City Bancorp’s initial public offering and the development of the Investor Relations department, as well as serving as the Compliance Officer. Mr. Beierle joined Hudson City Savings in 1993 as Vice President/Special Projects. Prior to joining Hudson City Savings, Mr. Beierle was Chief Financial Officer of Montclair Savings Bank, a position he held from 1989 to 1993, and a Senior Manager in the financial institutions practice of KPMG Peat Marwick from 1980 to 1989. Mr. Beierle is a member of the American Institute of CPAs and the New Jersey Society of CPAs. A graduate of Montclair State College, Mr. Beierle holds an MBA from Rutgers University.

Ronald J. Butkovich, age 61, has been Senior Vice President of Hudson City Savings and Hudson City Bancorp since April 2004. He is responsible for the development of the Long Island Region. Mr. Butkovich joined Hudson City Savings in 2004. He formerly served as Operations/Retail Banking officer of Southold Savings Bank on Long Island, New York for 16 years and the Director of Real Estate, Branch Development, and Construction for North Fork Bank for 16 years. Mr. Butkovich has served on various industry, community, and civic associations including treasurer of the Southold Fire Department since 1978. Mr. Butkovich earned his undergraduate degree at the State University of New York at Albany and is a graduate of the National School of Savings Banks and a graduate of the Executive Development Program at Fairfield University.

V. Barry Corridon, age 62, joined Hudson City Savings in 1970. He has been Senior Vice President of Mortgage Servicing of Hudson City Savings since January 2000 and Senior Vice President of Hudson City Bancorp since January 2004. He previously served as First Vice President of Mortgage Servicing of Hudson City Savings from 1995 to 2000 and as a Vice President from 1982 to 1995. He is responsible for the administration of our mortgage portfolio, supervision of new loan set-up, post-closing, payoffs, mortgage accounting, collections and foreclosures. Mr. Corridon was President of the Mortgage Bankers Association of New Jersey in 1995. He is a former President of the Mortgage Bankers Association’s Educational Foundation. Mr. Corridon also serves on the board of WOODLEA/PATH Advisory Council of Children’s Aid and Family Services. He earned his undergraduate degree at Fairleigh Dickinson University and is also a graduate of the Graduate School of Savings Banking at Brown University and the Executive Development Program at Fairfield University.

Anthony J. Fabiano, age 50, has served as Senior Vice President/Finance of Hudson City Savings and Hudson City Bancorp since January 2010. He previously served as First Vice President/Finance of Hudson City Savings and Hudson City Bancorp from January 2007 to December 2009. Mr. Fabiano has also served as the Vice President and Treasurer of each of Hudson City Preferred Funding and Sound REIT, Inc. and as the Secretary and Director of HudCiti Service Corp. since January 2008. Immediately prior to joining the Company, Mr. Fabiano was the Senior Vice President, Chief Financial Officer and Corporate Secretary of Sound Federal Bancorp from January 2001 to July 2006, and the Vice President and Chief Financial Officer of Sound Federal Bancorp from July 1998 to December 2000. Mr. Fabiano was the Senior Vice President and Chief Financial Officer of MSB Bancorp, Inc. from July 1992 to June 1998 and was employed by KPMG from August 1982 until June 1992 in the Audit Practice. Mr. Fabiano is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Fabiano is a graduate of Manhattan College and the National School of Banking at Fairfield University.

James A. Klarer, age 58, joined Hudson City Savings in 1976. He has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2005. He previously served as First Vice President of Hudson City Savings from 2002 to 2004, and as a Vice President from 1992 to 2002. Mr. Klarer has also served as Secretary of HudCiti Service Corp. from January 1993 to January 2008. He is responsible for real estate development, branch expansion, insurance, purchasing and general services. Mr. Klarer also manages the disposition of ORE properties originated and serviced by Hudson City Savings. Mr. Klarer is a former member of the Institute of Real Estate Management (IREM) and is a current member of the Building Owners and Managers Association (BOMA). He is a graduate of William Paterson College.

James C. Kranz, age 62, has been Executive Vice President and Chief Financial Officer of Hudson City Savings and Hudson City Bancorp since October 2007. He previously served as Senior Vice President and Chief Financial Officer of Hudson City Savings and Hudson City Bancorp from January 2007 to October 2007, and as Senior Vice President and Investment Officer of Hudson City Savings from January 2000 to January 2007, and as Senior Vice President of Hudson City Bancorp from January 2004 to 2006. He maintains oversight of the entire accounting and finance functions as well as primary execution responsibility for investments and borrowings. Mr. Kranz joined Hudson City Savings in 1983. Mr. Kranz is a member of the New Jersey Bond Club and serves on the Asset and Liability Management Committee of the New Jersey Bankers Association. Mr. Kranz has an undergraduate degree and an MBA from Lehigh University. He is a graduate of the Graduate School of Savings Banking at Brown University.

Thomas E. Laird, age 58, joined Hudson City Savings in 1974. He has served as Executive Vice President and Chief Lending Officer of Hudson City Savings and Hudson City Bancorp since October 2007. He previously served as Senior Vice President and Chief Lending Officer of Hudson City Savings and Hudson City Bancorp from January 2002 to September 2007, Senior Vice President of Hudson City Bancorp since January 2004 and Senior Vice President and Mortgage Officer from January 2000 to 2002. Prior to that, he served as First Vice President and Mortgage Officer from 1991 to 2000. His primary areas of responsibility are mortgage and consumer lending and loan production. Mr. Laird holds an undergraduate degree from St. Peter’s College and is a graduate of the National School of Banking at Fairfield University. Mr. Laird was actively involved from 1989 to 1999 on the Wanaque Board of Education, having served for two terms as Board President. He has also been active in the New Jersey Bankers Association. He is a former member of the Board of Governors of the Mortgage Bankers Association of New Jersey and a former board member of the Dover Housing Development Corporation.

Michael B. Lee, age 61, has served as Executive Vice President of Hudson City Savings and Hudson City Bancorp since January 2011. He previously served as Senior Vice President of Hudson City Savings since January 2000 and as Senior Vice President of Hudson City Bancorp since January 2004. Mr. Lee previously served as First Vice President of Hudson City Savings from 1989 to 2000, and as Secretary from 1989 to 2003. He is responsible for branch administration, marketing, education and development, customer retirement programs, internet banking and various transaction processing units of

Hudson City Savings. He has an undergraduate degree in management from St. Peter’s College and a Masters Degree from New Jersey Institute of Technology. He has also graduated from the National School of Finance and Management at Fairfield University. Mr. Lee is a Past President of the Bergen County Chapter of the American Institute of Banking and has served on several committees of the New Jersey Bankers Association (formerly the New Jersey League of Community and Savings Bankers). Mr. Lee joined Hudson City Savings in 1971.

Christopher L. Mahler, age 50, has worked for Hudson City Savings since 1982 in various capacities related to retail banking, mortgage servicing and mortgage originations and he has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2010. He was previously appointed First Vice President and Mortgage Officer of Hudson City Savings and Hudson City Bancorp in December 2003. Additionally, Mr. Mahler has served as President and Chief Executive Officer of Hudson City Preferred Funding since its incorporation in May 2000. Mr. Mahler graduated from Providence College in Rhode Island with a B.S. degree. He received his MBA from Saint Peter’s College in New Jersey. He also graduated from the National School of Banking at Fairfield University. Mr. Mahler has been a member of the Mortgage Bankers Association of New Jersey, serving on both the Affordable Housing Committee as well as the Conventional Loan Committee. He is also active with the Community Bankers Association of New Jersey. Mr. Mahler also had been active with Bergen County Habitat for Humanity having served three years on its board of directors as well as Vice President and Chairman of the Construction Committee.

Michael McCambridge, age 48, joined Hudson City Savings in 1986 and has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2010. He previously served as First Vice President of Hudson City Savings and Hudson City Bancorp from 2003 to 2009, and as Vice President from 1998 to 2002. Mr. McCambridge is responsible for asset/liability management reports including income and growth forecasting and interest rate risk analysis. He also manages the borrowing portfolio and is responsible for daily cash management. Prior to this, Mr. McCambridge was responsible for the financial and regulatory reporting of Hudson City Bancorp and Hudson City Savings. Mr. McCambridge received a B.A. from the University of Delaware and a B.S. in accounting from Ramapo College of New Jersey. Mr. McCambridge is a member of the American Institute of CPAs and the New Jersey Society of CPAs.

Veronica A. Olszewski, age 51, has served as Senior Vice President, Treasurer and Corporate Secretary of Hudson City Bancorp and Hudson City Savings since June 2007. She previously served as Senior Vice President and Corporate Secretary of Hudson City Bancorp and Hudson City Savings from January 2004 to June 2007, Senior Vice President from January 2002 to December 2003, First Vice President from January 2000 to December 2001 and Vice President and Assistant Auditor from March 1997 to December 1999. Ms. Olszewski joined Hudson City Savings in 1980. She is responsible for the functions of Corporate Secretary, special projects and strategic planning. Ms. Olszewski is a CPA and a member of the American Institute of Certified Public Accountants, New Jersey Society of CPAs and the American Society of Corporate Governance Professionals. She is a graduate of Jersey City State College.

Steven M. Schlesinger, age 55, joined Hudson City Savings in 1978. He has served as Senior Vice President of Information Services of Hudson City Savings and Hudson City Bancorp since January 2009. He previously served as First Vice President of Information Services of Hudson City Savings and Hudson City Bancorp from 2003 to 2008 and Vice President from 1989 to 2003. He is responsible for the Information Services department and has over thirty-eight years of progressive experience in information technology including operations, programming, systems and data communication. He holds an AAS degree in Computer Sciences and graduated from the National School of Banking at Fairfield University in 2000.

Certain Transactions with Members of Our Board of Directors and Executive Officers

Transactions with related persons, including directors, executive officers and their immediate family members, have the potential to create actual or perceived conflicts of interest between Hudson City

Bancorp and such persons. Transactions with related persons generally are categorized as either loans that we may make in the ordinary course of business as a financial institution or all other related person transactions.

We do not currently make loans or extend credit to directors or executive officers. We have made residential mortgage loans to two of our executive officers prior to promotion to executive officer status and to members of the immediate families of certain of our officers and directors. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All other related person transactions are generally treated as potential violations of our Code of Ethics for which a waiver must otherwise be obtained if they are found to create a conflict of interest. Under both our Code of Ethics and our Audit Committee Charter, the Audit Committee is charged with reviewing and approving all related person transactions, including any loans to directors, executive officers or their immediate family members, for potential conflicts of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hudson City Bancorp’s executive officers and directors, and persons who own more than 10% of Hudson City Bancorp common stock to file with the Securities and Exchange Commission reports of ownership and changes of ownership. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulation to furnish Hudson City Bancorp with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Hudson City Bancorp believes that, with the exception of one Form 5 filed on behalf of Mr. Sponholz, all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with. The Form 5 filed for Mr. Sponholz reflected shares inherited through an IRA by Mr. Sponholz’s spouse in December of 2008.

CORPORATE GOVERNANCE

Hudson City Bancorp aspires to the highest standards of ethical conduct. In that spirit, we are committed to being a leader in corporate governance matters. In addition to our ongoing compliance with the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Global Select Market and Delaware law, Hudson City Bancorp continues to strive to follow high standards of corporate governance.

Independence of Directors

A majority of the Board of Directors and each member of the Compensation, Nominating and Governance and Audit Committees is independent, as affirmatively determined by the Board consistent with the criteria established by the NASDAQ listing rules and as required by Hudson City Bancorp’s bylaws. In addition to explicitly requiring compliance with the NASDAQ listing rules and in order to further ensure the independence of our directors, Hudson City Bancorp’s bylaws prohibit directors from serving on the board of directors of an insured depository institution, bank holding company, financial holding company or thrift holding company, other than Hudson City Bancorp and its affiliated entities or the Federal Home Loan Bank of New York, while serving as a member of the Board of Directors. This prohibition prevents directors from simultaneously serving as a director of another financial institution that may have a business relationship with Hudson City Bancorp.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Hudson City Bancorp and its subsidiaries, affiliates and equity investors, including those reported under “Certain Transactions with Members of Our Board of Directors and Executive Officers” above. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the nominees, William G. Bardel, Scott A. Belair and Cornelius E. Golding, and the following continuing directors, meet Hudson City Bancorp’s standard of independence: Michael W. Azzara, Victoria H. Bruni, Donald O. Quest, M.D and Joseph G. Sponholz. The remaining directors were determined not to be independent for the following reasons: Ronald E. Hermance, Jr. and Denis J. Salamone are currently executive officers of Hudson City Bancorp and Hudson City Savings.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by Mr. Hermance. In these roles, Mr. Hermance has general charge, supervision and control of the business and affairs of Hudson City Bancorp, and is responsible generally for assuring that policy decisions of the Board are implemented as adopted. As part of his duties, Mr. Hermance is also responsible for planning Hudson City Bancorp’s growth, for shareholder relations and relations with investment bankers and other similar financial institutions and financial advisors, for exploring opportunities for mergers, acquisitions and new business, and for performing such other duties as the Board may from time to time assign. As the Chairman of the Board, Mr. Hermance provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. We believe this Board leadership structure is appropriate for our Company, in that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for our Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board.

In addition, the Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. The independent members of the Board of Directors have designated Joseph G. Sponholz to serve in this position for 2011.

Oversight of Risk Management

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board receives these reports to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In particular, the Company has a Risk Management Department led by a Chief Risk Officer. The Risk Management Department is responsible for enhancing the Company’s ability to manage and monitor material risks to the Company, in particular, its exposure to credit and interest rate risk. In order to facilitate improvements in risk management and oversight by the Board of Directors, the Chief Risk Officer is responsible for preparing a comprehensive risk management report and presenting it to the Asset and Liability Committee and the Board monthly, summarizing the key risks facing the Company. In addition, as a part of its charter, the Audit Committee assists the Board in its oversight of the Company’s risk assessment and risk management policies as well as the procedures and the safety and soundness of Hudson City Savings. The Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors.

Continuing Corporate Governance Efforts

We will continue our effort to be a leader in corporate governance. Hudson City Bancorp’s bylaws, among other things, define who may be considered an “independent” director, establish a mandatory retirement age for all directors, require the independent directors to meet periodically in executive session, and require that the responsibilities of the committees of the Board of Directors conform with the requirements of the Sarbanes-Oxley Act of 2002 and related rules and regulations. In addition, Hudson City Bancorp has Corporate Governance Guidelines and a Code of Ethics, both of which are available on our website at www.hcbk.com. Further actions to enhance our corporate governance mechanisms will be taken as required by law and the NASDAQ Global Select Market or as otherwise deemed necessary or appropriate by the Board of Directors, with a continuing focus on high standards of corporate governance.

Shareholder Communications with the Board

Shareholders of Hudson City Bancorp may contact the Board of Directors, either individually or as a group, by writing to the Board of Directors, c/o Corporate Secretary, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652. The Corporate Secretary will forward a copy of all written communications to each member of the Board of Directors.

Meetings of the Board of Directors and its Committees

During 2010, Hudson City Bancorp’s Board of Directors held twelve meetings. The independent members of the Board of Directors met in executive session four times during 2010. No current director attended fewer than 75% of (a) the total number of Board meetings held in 2010 during the period for which such director was a director and (b) the total number of committee meetings held in 2010 during the period which such director was a committee member. While we do not have a specific policy regarding attendance at the annual meeting, all nominees and continuing directors are expected to attend. All of the incumbent directors attended last year’s annual meeting of shareholders.

The Board of Directors of Hudson City Bancorp maintains the following three independent standing committees:

The Nominating and Governance Committee consists of Mr. Azzara, Mr. Bardel, Mr. Belair, Ms. Bruni, Mr. Golding and Dr. Quest, with Mr. Azzara serving as Chairman. All members of the Nominating and Governance Committee have been determined by the Board to be independent of Hudson City Bancorp and meet the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. The Nominating and Governance Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com.  This committee is responsible for developing and implementing policies and practices relating to corporate governance, including developing and monitoring implementation of Hudson City Bancorp’s Corporate Governance Guidelines. In addition, the Nominating and Governance Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management.

The Nominating and Governance Committee employs a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will review the performance of Hudson City Bancorp’s current Board members up for election to determine if they should stand for reelection. If a determination is made that a current Board member will not be recommended by the Nominating and Governance Committee for reelection, due to no longer satisfying the minimum qualifications, retirement or otherwise, the Nominating and Governance Committee will conduct a search for individuals qualified to become members of Hudson City Bancorp’s Board of Directors, unless the Board of Directors decides to reduce the size of the Board. The Nominating and Governance Committee will also evaluate director nominations by shareholders that are submitted in accordance with the procedural and informational requirements set forth in Hudson City Bancorp’s bylaws and described herein under “Additional Information — Notice of Business to be Conducted at Annual Meeting.”

Hudson City Bancorp’s Corporate Governance Guidelines contain criteria considered by the Nominating and Governance Committee in evaluating nominees for a position on the Board. All nominees, including incumbent directors, other board nominees and shareholder nominees, are evaluated in the same manner. Although the Board of Directors does not have a formal diversity policy, the Corporate Governance Guidelines set forth Hudson City Bancorp’s goal to have a Board of Directors comprised of members who have diverse professional backgrounds and have demonstrated personal achievement, the highest personal and professional ethics and integrity and have broad experience in positions with a high degree of responsibility, corporate board experience and the ability to commit adequate time and effort to serve as a director. Other criteria that the Nominating and Governance Committee will consider include expertise currently desired on the Board of Directors, geography, finance or financial services industry experience and involvement in the community. The Nominating and Governance Committee also evaluates potential nominees to determine if they meet Hudson City Bancorp’s standard of independence (to ensure that at least a majority of the directors will, at all times, be independent).

Directors of Hudson City Bancorp may not serve on the board of more than three other public companies and may not serve on the board of another unaffiliated insured depository institution, bank holding company, financial holding company or thrift holding company, other than the Federal Home Loan Bank of New York, while serving as a director of Hudson City Bancorp. The Nominating and Governance Committee met five times during 2010.

The Audit Committee consists of Mr. Bardel, Ms. Bruni, Mr. Golding and Mr. Sponholz, each of whom has been determined by the Board to be independent of Hudson City Bancorp and meets the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. Mr. Bardel serves as Chairman of the Audit Committee, and Hudson City Bancorp’s Board of Directors has determined that Mr. Bardel is an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Audit Committee is primarily responsible for: monitoring the integrity of Hudson City Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance and public disclosure of financial information; monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors. The Audit Committee met five times during 2010.

The Compensation Committee consists of the following members: Mr. Azzara, Mr. Belair and Dr. Quest, with Mr. Belair serving as Chairman. None of the members is or previously has been an officer or employee, or has had a relationship with us requiring disclosure in this proxy statement under the caption “Certain Transactions with Members of our Board of Directors and Executive Officers.” The Compensation Committee has a written charter that has been approved by the Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Compensation Committee met eight times during 2010.

Our bylaws require that the Board of Directors, or a board committee to which decision-making authority has been delegated, set executive officer compensation. As a NASDAQ Global Select Market listed company, we must observe governance standards that require independent directors or a committee of independent directors to set executive officer compensation. Consistent with these requirements, our Board of Directors has established the Compensation Committee, all of whose members meet the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. The Board of Directors has delegated authority to the Compensation Committee to:

•	grant incentive compensation under our shareholder-approved Executive Officer Annual Incentive Plan;

•	grant equity compensation under our shareholder-approved 2006 Stock Incentive Plan, and (if approved in Proposal 3) the Amended and Restated 2011 Stock Incentive Plan;

•	set the terms and conditions of those grants and to administer those plans;

•	administer, but not make further equity compensation grants under, our shareholder-approved 2000 Stock Option Plan and 2000 Recognition and Retention Plan; and

•	determine or recommend, subject to ratification by the Board of Directors or its independent members, compensation policy and other elements of executive officer compensation.

The Compensation Committee meets in executive session and with its advisors and invited management present. It considers the expectations of the Chief Executive Officer and the President and Chief Operating Officer with respect to these officers’ compensation, and these officers’ recommendations with respect to the compensation of directors and more junior executive officers. It also considers empirical data and the recommendations of advisors. Executive officer compensation matters are presented for discussion at periodic executive sessions of the independent directors and at meetings of the full Board of Directors.

The Compensation Committee may delegate any or all of its powers and responsibilities only to subcommittees of its membership. During 2010, the Committee did not delegate any of its powers or responsibilities.

During 2010, the Compensation Committee continued to work with Frederic W. Cook & Co., Inc., a nationally recognized compensation consulting firm, to assist it in carrying out its duties. The consultant’s specific assignments included competitive reviews of our director and named executive officer compensation levels and practices and a more focused review of equity compensation strategies. The Compensation Committee communicates directly with, and receives written work product directly from, its consultant. It determines the compensation of its consultant and meets with the consultant both in executive session and with invited executive officers present. The Compensation Committee relies on consultants for survey data, for assistance in understanding market practices and trends and for recommended compensation strategies. The Compensation Committee has relied on Hudson City Bancorp’s outside legal counsel for advice as to its obligations under applicable corporate, securities, tax and employment laws, for assistance in interpreting its obligations under compensation plans and agreements, and for drafting plans and agreements to document business decisions. The Compensation Committee has the right to select other legal counsel.

Compensation Committee Interlocks and Insider Participation

During 2010, the following directors served as members of the Compensation Committee: Mr. Azzara, Mr. Belair and Dr. Quest, with Mr. Belair serving as Chairman. None of the members was, during 2010, an officer or employee of Hudson City Bancorp or Hudson City Savings; and none of them has formerly been an officer or employee of Hudson City Bancorp or Hudson City Savings. In addition, none of them has any relationship requiring disclosure by us in this proxy statement under the caption “Certain Transactions with Members of Our Board of Directors and Executive Officers.”

None of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where any of our directors or any member of our Compensation Committee served as an executive officer or director.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of Hudson City Bancorp, Inc.

Scott A. Belair, Chair

Michael W. Azzara, Member

Donald O. Quest, Member

COMPENSATION DISCUSSION AND ANALYSIS

Private Securities Litigation Reform Act Safe Harbor Statement

This Compensation Discussion and Analysis contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider” “should,” “plan,” “estimate,” “predict,” “continue,” “probable” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, but are not limited to:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among the financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•	legislative or regulatory changes including, without limitation, the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, may adversely affect our business;

•	enhanced regulatory scrutiny may adversely affect our business and increase our cost of operation;

•	applicable technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate;

•	litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate;

•	the risks associated with adverse changes to credit quality, including changes in the level of loan delinquencies and non-performing assets and charge-offs, the duration of our non-performing assets remain in our portfolio and changes in estimates of the adequacy of the allowance for loan losses;

•	difficulties associated with achieving expected future financial results;

•	our ability to restructure our balance sheet, diversify our funding sources and to continue to access the wholesale borrowing market and the capital markets;

•	the risk of a continued economic slowdown that would adversely affect credit quality and loan originations; and

•	changes in prevailing compensation practices.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. We do not intend to update any of the forward-looking statements after the date of this proxy statement or to conform these statements to actual events.

Introduction

This section of the proxy statement (1) describes our decision- and policy-making process for executive compensation, (2) discusses the background and objectives of our compensation programs for executive officers, and (3) sets forth the material elements of the compensation of the following individuals, whom we refer to as our “named executive officers”:

Name	Title

Ronald E. Hermance, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Denis J. Salamone	President and Chief Operating Officer
James C. Kranz	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Thomas E. Laird	Executive Vice President and Chief Lending Officer
Ronald J. Butkovich	Senior Vice President

Descriptions of compensation plans, programs and individual arrangements referred to in this Compensation Discussion and Analysis (other than broad-based plans that are open to substantially all salaried employees) that are governed by written documents are qualified in their entirety by reference to the full text of their governing documents. We have filed these documents as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010 and incorporate them here by this reference.

Executive Summary

2010 was a year of challenge and transition for Hudson City Bancorp and Hudson City Savings in light of a persistent adverse operating environment. Pre-tax earnings set a new record and asset quality remained strong in comparison to other large financial institutions. Nevertheless, our earnings growth trend flattened, continuing high levels of unemployment and depressed residential real estate in our markets resulted in heightened levels of non-performing assets and elevated credit costs. Increased competition from government-sponsored entities to provide mortgage financing and refinancing for principal amounts up to $729,750 at favorable interest rates contributed to accelerated mortgage prepayments and declining origination volume. Compensation-related decisions for 2010, including conservative salary increases, flat to lower annual cash incentive payouts and generally lower reported total compensation levels than in the prior two years reflect these broader factors in addition to our strong annual results.

Objectives

The creation of long-term value for our shareholders is highly dependent on the development and execution of our business strategy by our executive officers. Our executive officer compensation program, consistent with previous years, seeks to:

•	attract and retain executive officers with the skills, experience and vision to create and execute a strategy for the prudent and efficient deployment of invested capital and retained earnings in a manner that will create superior long-term, cumulative returns to our shareholders through dividends and stock price appreciation,

•	motivate behavior in furtherance of these goals through an incentive program that appropriately balances short and long term performance objectives without encouraging unnecessary or excessive risks, and

•	reward favorable results.

The factors that influence the design of our executive compensation program include the following:

•	Our status as a highly regulated business and our resulting need for executives with industry-specific experience and a track record of effective interaction with our primary regulators.

•	The sensitivity of our financial performance to the behavior of customers in the local communities that we serve, as well as to local, regional and national interest rates, employment levels and real estate markets, and other economic factors, and our resulting preference for executives with sufficient tenure in our markets to have experienced the behavior of our customers, products and investments in various phases of the economic cycle.

•	Our cultural commitment to shared objectives and individual contributions to their achievement.

•	Our recognition that strategic initiatives that enhance long-term shareholder value may not always improve short-term operating results or shareholder returns and our resulting preference for decision-making that focuses on long-term results with sensitivity to short-term effects.

•	The variability of the interest rate, credit and regulatory environments in which we operate and our focus on flexible decision-making that adapts quickly to change.

•	Our commitment to the retention of performing incumbent executives and the internal development of their successors where possible, turning to external recruitment where retention and management development programs do not meet our needs.

•	Our status as a federally regulated financial institution whose compensation practices are regulated by the Office of Thrift Supervision.

The executive compensation program includes several components designed, in combination, to address these factors. We expect that the components of our executive compensation program and their relative significance could change in the future from year to year as circumstances change.

Key Elements of the Compensation Package

In General.  Our executive compensation program consists of three key elements: base salary to provide a reasonable level of predictable income; annual cash incentives to motivate our executives to meet or exceed annual performance objectives derived from our business plan; and long-term incentives to retain talented executives and provide an incentive to maximize shareholder return in the long term. We also provide fringe benefits and perquisites, and retirement and other termination benefits, to reduce outside distractions. Performance-based compensation opportunities make up a significant portion of each named executive officer’s total annual compensation opportunities. Long-term incentives, with values derived from stock price, make up a majority of the performance-based compensation opportunities. In 2006 through 2008, we granted long-term incentives exclusively in the form of stock options, the ultimate value of which depend entirely on stock price appreciation and, for performance-based awards, the attainment of performance objectives. In 2009 and 2010, we continued to provide executives with long-term incentives in the form of performance-based stock options, whose value is related to stock price appreciation. In 2009, however, we also provided executives with long-term incentives in the form of performance-based restricted stock grants, whose value is related to stock price performance in addition to the attainment of performance objectives. This change reflects our strategy to retain our incumbent management team during a period of unprecedented disruption in the financial markets and the financial services sector, our belief that in current market conditions, stock options alone may not provide an effective retention incentive, and our decision to link our named executive officer compensation to both the risk of future stock price declines as well as the opportunity for future stock price appreciation.

Use of Discretion.  The Compensation Committee exercises substantial discretion in setting pay levels and determining the elements of compensation, and their relative weight in the compensation packages of our named executive officers. The following table summarizes the most significant elements of our named executive officers’ compensation packages and the basis, in addition to cost considerations, on which each has been determined:

Element	Basis of Determination	Selected Contributing Factors

Base Salary	Compensation Committee discretion	Informed but not dictated by peer group practices Tenure in office Individual long-term performance Local cost of living factors

Annual Cash Incentive	Participation and incentive opportunities are at Compensation Committee discretion	Informed but not dictated by peer group practices
	Actual awards derived by achievement of pre-established performance goals, then adjusted based on subjective review of performance	Strategic and operating objectives derived from business plan, risk management considerations and personal influence over same Individual performance

Stock Incentives	Compensation Committee discretion	Informed but not dictated by peer group practices Strategic and operating objectives that support earnings growth, dividend policy and share price appreciation consistent with long term strategic plan

Retirement Benefits	Qualified plans — formula applicable to all participating employees	N/A
	Non-qualified plans — participation at Compensation Committee’s discretion; benefits are formula-based for all participants	Informed but not dictated by peer group practices

Fringe Benefits	Group insurance and other broad-based benefits — formula applicable to all participating employees	N/A
	Other — Compensation Committee discretion	Informed but not dictated by peer group practices Internal custom and practice

Termination Benefits	Compensation Committee discretion	Informed but not dictated by peer group practices Benefit demands of external management recruits

Base Salary.  Base salaries are reviewed annually. They do not vary substantially and directly with annual performance. Instead, they reflect market factors, experience and tenure in office, job content and sustained job performance over an extended period, and general cost of living. In 2010, all of our named executive officers’ base salaries were set above the median of an indicated range of salaries for their position derived from an independent compensation consultant’s report. With the exception of a promotional increase awarded to Mr. Salamone in connection with his election as President of Hudson City Bancorp and Hudson City Savings, increases in base salaries were designed to reflect trends for executive salary increases in our markets.

			Resulting Annual
Name	% Increase	$ Increase	Base Salary Rate

Ronald E. Hermance, Jr.	5.0%	$80,000	$1,680,000
Denis J. Salamone	10.3	100,000	1,070,000
James C. Kranz	5.3	25,000	494,200
Thomas E. Laird	6.0	25,000	440,000
Ronald J. Butkovich	5.0	18,000	378,040

Cash Incentives.  Our Executive Officer Annual Incentive Plan provides performance-based annual incentives to motivate named executive officers to execute specific financial and non-financial elements of our business plan, and to reward individual conduct that supports shared corporate goals. A subjective evaluation of individual performance, in addition to the achievement of shared corporate financial goals, influences actual incentive payments.

Elements of our business plan considered for annual incentives include the following:

•	the use of retained earnings and capital to support measured expansion of our franchise primarily through de novo branch openings in selected markets,

•	balance sheet growth and dividend payments, in light of prevailing business conditions and opportunities,

•	expense discipline and the preservation of and growth in annual net income, and

•	risk management considerations, including credit quality, interest rate sensitivity, liquidity and compliance.

Consideration of execution of these elements of our business plan helped focus management on the income effects of increases in overhead expense associated with expansion of the branch network, balance sheet growth and other strategic and operating decisions.

For 2010, each of our named executive officers had the opportunity to earn an incentive payment once the Company’s annual income before income taxes and extraordinary items equaled or exceeded a threshold level of $697 million. In the cases of Messrs. Hermance, Salamone, Kranz and Laird, we set a maximum incentive payment for each in early 2010 and the actual payment was based on a subjective, retrospective review of corporate and individual performance indicators. In the case of Mr. Butkovich, we established target and superior payment levels that he could earn based on the Compensation Committee’s subjective review of our annual income before income taxes and extraordinary items and individual performance factors. The Compensation Committee set target and superior payment levels to create a linkage between the executive’s incentive payment and the Compensation Committee’s assessment of his performance. In light of the subjective nature of the individual performance factors, the Compensation Committee did not attach quantitative performance measures to the payment levels. This approach enabled us to control the portion of our income before income taxes and extraordinary items expended for cash incentives. It also afforded management flexibility to adapt to business conditions as they emerged during the year and afforded the Compensation Committee the ability to reward or discipline management for its actions based on a retrospective review of the business context in which action was taken.

For 2010, the named executive officers’ target and maximum award opportunities, and actual incentives awarded as a percentage of the maximum, were:

		Actual Award
	Maximum Award	as a % of
Name	Opportunity ($)	Maximum

Ronald E. Hermance, Jr.	$3,200,000	62.5%
Denis J. Salamone	1,650,000	60.6
James C. Kranz	610,000	73.8
Thomas E. Laird	539,500	74.1
Ronald J. Butkovich	324,000	60.2

Final award decisions reflected our actual income before income taxes and extraordinary items of $892.4 million, a record amount for Hudson City Bancorp which the Compensation Committee regarded as a superior achievement, the Compensation Committee’s subjective assessment of the individual performance factors described above, and, in the case of executives other than the Chief Executive Officer, the Chief Executive Officer’s subjective assessment of their individual performance. The

Compensation Committee also considered the President’s views regarding the performance of his direct reports.

Mr. Hermance’s and Mr. Salamone’s incentive payouts for 2010 are lower than the corresponding figures for 2008 and 2009, both in dollar terms and as a percentage of the maximum award opportunity. The results reflect the Compensation Committee’s subjective consideration of Hudson City Bancorp’s and Hudson City Savings’ flattening earnings growth trend and declining net interest margin as well as heightened credit costs and nonperforming asset levels, notwithstanding the fact that overall financial results for 2010, a twelfth consecutive record year for earnings, and asset quality continued to be strong as compared to other large financial institutions. Additional factors influencing the payout decisions included the Committee’s subjective assessment of the extent of progress made during the year on balance sheet restructuring and risk management initiatives that were launched in late 2009 and remained in progress at the close of 2010. The reduced payouts also reflect the Compensation Committee’s philosophy that, even in the case of executives, like Messrs. Hermance and Salamone, with a track record of sustained high performance over a period of many years, maximum annual incentive payouts should not be routine and instead should be reserved for periods of truly exceptional corporate and/or individual performance.

Payouts to Messrs. Kranz and Laird for 2010 were at the same dollar levels as for 2009, but at reduced percentages of maximum award opportunity; Mr. Butkovich’s payout for 2010 was a lower percentage of his maximum award opportunity but a slightly higher amount than for 2009. In each case, the decision is commensurate with the flattening earnings trend. These payout decisions reflected a balancing of each executive’s strong individual performance against the Compensation Committee’s philosophy that overall financial performance was not sufficiently strong to warrant increases in incentive payouts for 2010.

Equity Compensation.  In 2010, we continued a transition begun in 2006 to a performance-based equity compensation program from a more traditional service-based approach.

Prior to 2006, it had been our practice to consider stock option and restricted stock grants at the time of hire or promotion for newly hired or promoted executive officers and annually in connection with our annual executive officer compensation review for incumbent executive officers. We used equity awards as a retention tool and as an incentive for executive officers to make strategic and operating decisions that, over time, result in stock price appreciation. Awards vested ratably over a vesting period, contingent only on continued service through the vesting date or the occurrence of certain acceleration events such as death, disability, retirement and change in control. We valued awards based on the grant-date fair market value of our common stock (in the case of restricted stock awards) and the grant-date value of stock options based on a recognized option valuation methodology. We amortized the grant-date value over the award’s vesting period and included each year’s amortization amount as part of that year’s compensation package in evaluating the overall compensation package. It has not been our practice to reduce compensation or retirement benefits in subsequent years based on stock price performance that causes previously granted equity awards to increase in value, or to grant additional compensation or retirement benefits where stock price performance has impaired the value of previous awards, because such practices could weaken the intended linkage between equity compensation and mid- to long-term shareholder return.

In 2006, we implemented, with shareholder approval, the 2006 Stock Incentive Plan, our first equity compensation plan since 2000. During 2010, we made our fifth award under the 2006 Stock Incentive Plan. We granted and priced these awards on the third trading day after our release of annual financial results for 2009. Awards for our named executive officers took the form of performance-based stock options.

We consider retention of our experienced management team a high priority in this period of stress in the financial services industry and in the regional economy where we operate. The deterioration of the markets for financial institution stocks has significantly impaired the in-the-money value of the stock options outstanding to our named executive officers and compromised the effectiveness of outstanding and potential new option grants as retention incentives. We included performance-based restricted stock as part of the 2009 long-term incentive awards so that these awards have some tangible value at grant. We have tied the vesting of these awards to the attainment of financial performance targets that should beneficially affect both stock price performance and the Company’s financial strength. In contrast to grants prior to 2006 and in order to strengthen the retention aspect of retention stock options, vesting of retention stock options does not accelerate on retirement, and acceleration in cases of death or disability is limited to those options scheduled to vest within six months of the termination date. Vesting accelerates in the event of a change of control only if the executive is discharged without cause or resigns with good reason before the option’s regularly scheduled vesting date.

Performance stock options granted in 2010 have been structured to reward option holders for stock price appreciation that is achieved through sustained earnings and increased return on equity. All performance stock options granted in 2010 will vest 100% on January 19, 2013, if certain performance measurements are satisfied. The specified performance measures are (1) as to one-half of the number of options granted to each recipient, a target level of aggregate diluted earnings per share measured over any four consecutive calendar quarters during calendar years 2010, 2011 or 2012, and (2) as to the balance of the number of options, a target level of operating efficiency which must be maintained or exceeded for at least one calendar year during 2010, 2011 or 2012. Performance stock options have the same acceleration features as retention stock options. We have tied vesting of performance stock options to targets for earnings per share and return on equity in order to encourage conduct that produces stock price appreciation based on fundamental operating results. See the notes to unexercised unearned options in the “Outstanding Equity Awards at Fiscal Year-End Table — 2010” below for additional detail on the vesting conditions attached to performance stock option grants.

Our current policy is to consider equity grants to incumbent executive officers in the first quarter of each year, giving consideration to any episodic grants we may award to promoted or newly hired executives. We seek to price our performance stock option grants shortly after the release of quarterly or annual financial results or at other times when we would permit our directors and executives to purchase or sell our common stock on the open market under our securities trading policy. We may make awards at other times. In 2011, we have delayed granting both equity awards and awards under our annual incentive plan from our customary January time frame so that any awards made may take into account a changing economic and regulatory environment as well as the result of any balance sheet restructuring currently under study by the Company.

Other Elements of the Executive Compensation Package

Our 2010 compensation program for our named executive officers includes the following additional elements:

Retirement Benefits.  In addition to base salary, annual cash incentives and long-term equity incentives, our named executive officers are eligible to participate in the same broad-based, tax-qualified retirement and savings plans as other employees with similar dates of hire. They are also eligible to participate in certain non-qualified supplemental executive retirement plans because applicable tax rules do not permit them to receive benefits under our broad-based, tax-qualified plans at the same percentage of salary as other employees. The supplemental executive retirement plans generally provide benefits that, when added to the benefits available under our qualified plans, are equivalent, as a percentage of salary, to the benefits provided to other employees. We provide these benefits in lieu of additional current cash or equity compensation to assure that our named executive officers have a source of retirement income that is available at the time of retirement without regard to the performance of their personal savings and investment portfolios and because these programs enjoy more favorable corporate and/or personal income tax treatment under the federal tax laws than current compensation.

We also use the supplemental plans to provide additional pension benefits to executives who are recruited from other employers in mid-career by granting additional years of service credits for periods of employment with a prior employer. It has been our practice to grant additional years of service credit only at the time of hire and as part of the employment negotiation. Messrs. Hermance, Salamone and Butkovich received negotiated prior service credits as part of their hiring packages in their respective years of hire. Prior service credit has not been granted to any executive officer since 2004.

Under our supplemental employee stock ownership plan, Messrs. Hermance and Salamone also participate in an additional benefit designed to duplicate the benefits each would earn under our leveraged employee stock ownership plan if the plan were to repay all acquisition debt incurred by the plan to purchase common stock for future allocation on or before their respective retirement dates. The plan will award this benefit only in the event of early or normal retirement while our employee stock ownership plan has unpaid acquisition debt. We designed the benefit to approximate an additional employee stock ownership plan benefit that would be provided if, prior to the executive’s retirement, we should experience a change in control that would result in a mandatory prepayment of our tax-qualified employee stock ownership plan’s acquisition debt and an accelerated allocation of any remaining common stock that had secured the acquisition debt. We provide this benefit primarily so that the change in control feature of our employee stock ownership plan does not serve as a financial disincentive to retirement. In addition, in the event of a change in control, we expect that the payment of this benefit to a retirement-eligible executive would reduce the cost of change in control benefits otherwise payable to him.

Benefits under our broad-based and executive-level retirement programs are tied to base salary. Cash incentives, restricted stock, option-related compensation and other items of compensation do not increase or reduce benefit levels.

Perquisites and Other Benefits.  We also provide certain perquisites and benefits to our named executive officers. We provide the use of a company automobile to Messrs. Hermance, Salamone and Butkovich. We pay membership dues in private clubs for Messrs. Hermance and Salamone. We cover travel and entertainment expenses for the wives of all named executive officers to accompany them on certain business travel, both as a convenience and because we believe our business benefits from their participation. We provide these benefits in kind, but the Compensation Committee takes the cost of these items into account in setting other elements of compensation.

Each of our named executive officers is also eligible, under our charitable matching contribution program, to direct us to make charitable gifts in limited dollar amounts to the tax-exempt organizations of their choice. We offer this program to encourage philanthropy among our named executive officers and to capture any benefit to our corporate reputation that may result from our named executives officers’ philanthropic activity.

Employment Agreements and Change in Control Agreements.  Consistent with the practices of other financial institutions of similar size and asset and business mix, we have entered into employment or change in control severance agreements with each of our named executive officers. We have found it necessary to offer these arrangements as part of the recruitment packages for newly hired executives. We have offered them to incumbent executives in order to make our package of employment and change in control protections comparable to those available at other employers. If we did not follow market practice in this regard, we believe we would compromise our relationship with our executives and would have to offer increased annual compensation packages, at increased recurring annual cost, in order to attract and retain the executive talent we require.

The employment agreements with Messrs. Hermance and Salamone help us protect our franchise in two ways. First, each agreement restricts the named executive officer’s ability to work for competitors in our markets for a specified period following a voluntary resignation without good reason or a discharge with cause. Second, each agreement prohibits solicitation of or disturbance of our relations with customers or employees by the named executive officer for a specified period following termination for any reason. We have chosen to secure these restrictions through employment agreements rather than by attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. In return for these restrictions, these agreements provide the executives a termination benefit equal in value to three years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of termination under certain circumstances. These circumstances include discharge without cause or resignation following certain triggering events, including a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. In addition, for a limited period of time following a change in control, Messrs. Hermance and Salamone may each choose to resign for any reason or no reason and collect the same termination benefits that would be available if their resignation had followed a specified triggering event. We provide these benefits as a retention incentive for these named executive officers to remain in their positions through the conclusion of a change in control transaction, and intend them to stay in place regardless of the existence or value, from time to time, of other items of compensation with retention features. We have provided this resignation window following a change in control to reduce the extent to which personal issues might serve to distract these executives from corporate matters during the negotiation and execution of a change in control transaction. Our employment agreements provide benefits only in the event of an actual termination of employment; payments are not due in the event of a change in control following which the executive retains his position beyond the expiration of the resignation window.

The change in control agreements in effect with our other named executive officers restrict their right to solicit or disturb our relations with our customers or employees following termination of employment for any reason following a change in control. We chose to secure these restrictions through change in control agreements rather than by attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. These agreements provide a termination benefit equal in value to two years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of discharge without cause or resignation following certain triggering events. These triggering events include a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. We provide these benefits as a retention incentive for these named executive officers to remain in their positions through the conclusion of a change in control transaction that will be in place regardless of the existence or value, from time to time, of other items of compensation with retention features. As is the case with our employment agreements, change in control agreements do not provide payments unless the officer experiences a termination of employment.

Material Policies and Procedures

Benchmarking and Survey Data

The Compensation Committee requests and reviews survey data for information relating to compensation practices at other financial institutions of similar asset and business mix as well as general compensation trends in the private sector. For 2010, the Compensation Committee considered survey data for the following companies: Associated Banc-Corp; Astoria Financial Corp.; Blackrock, Inc.; Comerica, Inc.; Cullen/Frost Bankers; Franklin Resources; Huntington Bancshares, Inc.; M & T Bank Corp.; New York Community Bancorp, Inc.; Northern Trust Corporation; People’s United Financial; and Zions Bancorporation. The Compensation Committee, in consultation with its compensation consultant, selected these companies based on their asset size, market capitalization, headcount and/or business focus. The Compensation Committee does not seek to set compensation levels at prescribed percentile rankings within a peer group. It does use survey data to determine on a historical basis the degree of correlation between the base salary, annual incentive and equity compensation provided by us (expressed as a percentile ranking relative to our peers) and our percentile ranking among the same peer group for performance measures that include, but are not limited to, return on average assets, return on average equity, asset growth, total shareholder return, efficiency ratio and net income growth.

Risk.  We have sought to establish a compensation package for our named executive officers that rewards success without promoting excessive or unnecessary risk in the conduct of our business. We seek to set base compensation, insurance coverages and retirement savings benefits at levels that support a reasonable standard of living without reliance on incentive pay. Our cash bonus program is not formulaic. We set a challenging but realistic financial goal and afford the Compensation Committee substantial discretion to determine final payouts based on a retrospective, subjective evaluation of corporate and individual conduct using a variety of financial and operational factors. In particular, we do not promise increased payouts for achieving pre-determined, aggressively set goals. We pay a substantial portion of our executive officers’ compensation in the form of equity or equity-linked instruments. We impose stock ownership requirements on our executive officers to discourage activities with short-term benefits to corporate performance but potentially adverse long term effects. We tie these guidelines to compensation levels, rather than requiring ownership of a defined number of shares or retention of all or a portion of shares delivered as compensation, so that required holdings are meaningful but should not be so large a portion of any executive’s income or net worth as to impair his judgment in the performance of his duties. We also maintain equity-based compensation programs that by design require the holding of certain equity-based compensation to termination of employment or beyond.

Impact of Accounting and Tax Treatment

Section 162(m).  Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit per executive officer on our federal tax deduction for certain types of compensation paid to some of the named executive officers. It has been the Compensation Committee’s practice to structure the compensation and benefit programs offered to the named executive officers with a view to maximizing the tax deductibility for the Company of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation Committee considers a variety of factors, including the materiality of the payments and tax deductions involved, the need for flexibility to address unforeseen circumstances and the need to attract and retain qualified management. After considering these factors, the Compensation Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes. We anticipate that certain restricted stock awards made before 2010 may be nondeductible, in whole or in part, as a result of section 162(m).

Sections 4999 and 280G.  Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change in control to a disqualified individual (which terms include the named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

We have entered into employment agreements with each of Messrs. Hermance and Salamone, pursuant to which we will make an indemnification payment to the executive officer so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive officer would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no excise tax. We have done this so that, in general, whether or not we have experienced a change in control will not affect the net after-tax value to these individuals of termination benefits under their employment agreements. Messrs. Kranz, Laird and Butkovich are not entitled to such payments under their change in control agreements. Neither Hudson City Savings, nor Hudson City Bancorp, is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an “excess parachute payment,” or the indemnification payment.

Accounting Considerations.  The Compensation Committee is informed of the financial statement implications of the elements of the executive officer compensation program. However, a compensation element’s contribution to the objectives of our executive officer compensation program and its projected economic cost, which may or may not be reflected on our financial statements, are the primary drivers of executive officer compensation decisions.

Personal Income Tax Considerations.  Federal and state income tax laws do not apply uniformly to all items of compensation, with the result that certain items of compensation are more valuable, on a net after-tax basis, to our named executive officers, or less costly, on a net after-tax basis, to us. We take the federal and state personal income tax treatment of various items of compensation into account to the extent consistent with the corporate goals and objectives of our executive compensation program.

Stock Ownership and Stock Retention Policies

We set stock ownership targets for our directors and officers with a title of Executive Vice President or higher. The purpose of these guidelines is to promote director and officer stock ownership that will cause our directors and officers to share, with other shareholders, a financial interest in the performance of our stock. Pursuant to the Stock Ownership Policy, we expect each outside director initially elected or appointed to the Board on or after July 20, 2010, to own an amount of our common stock equal to five times the annual cash retainer for such director’s service. For directors elected or appointed to the Board prior to July 20, 2010, the stock ownership target is an amount of our common stock equal to ten times the annual cash retainer for such director’s service. Once an outside director holds shares with a value equal to the stock ownership target, such director will be deemed in compliance with the Stock Ownership Policy regardless of future changes in stock price. In addition, we expect each senior executive officer to own an amount of our common stock equal to three times the senior executive officer’s base salary. New directors and senior executive officers have three years to meet the applicable stock ownership target. The board has authorized the Nominating and Governance Committee to adopt stock ownership guidelines for our other officers as it deems necessary or appropriate. Current stock ownership by our directors and our named executive officers meets or exceeds the target levels, other than Mr. Golding who has until July 2013 to meet the stock ownership target. Although we do not have a retention policy for stock acquired under our compensation programs, our compensation programs require certain equity compensation to be retained through termination of employment and beyond. Through our ESOP, substantially all of our officers and employees own shares which they may not sell until they leave our employ. Through our Benefits Maintenance Plan and Officers Deferred Compensation Plan, Messrs. Hermance and Salamone and each of our named executive officers owns share units that may not be divested until the year following termination of employment.

Role of CEO in Determining the Compensation of Other Named Executive Officers

We believe that compensation policy is an important tool that should be available to the Chief Executive Officer in setting and executing corporate strategy. Our Compensation Committee, alone or in consultation with the other independent members of our Board of Directors, determines the compensation of each executive officer but considers the views of the Chief Executive Officer and President in setting the compensation of the more junior executive officers.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officer Compensation

The following table provides information about the compensation of our named executive officers for fiscal years 2008 through 2010.

SUMMARY COMPENSATION TABLE

(A)	(B)	(C)	(D)	(E)		(F)		(G)	(H)	(I)	(J)
									Change in
									Pension Value
									and
									Nonqualified
								Non-Equity	Deferred
				Stock		Option		Incentive Plan	Compensation	All Other
Name and		Salary(1)	Bonus	Awards(3)		Awards(4)		Compensation(5)	Earnings(6)	Compensation(7)	Total
Principal Position	Year	($)	($)(2)	($)		($)		($)	($)	($)	($)

Ronald E. Hermance, Jr.	2010	$1,621,538	—	—		$3,587,500	(8)	$2,000,000	$967,942	$652,422	$8,829,402
Chairman of the Board and	2009	1,526,923	—	$4,330,800	(8)	1,440,000	(8)	2,550,000	837,194	785,405	11,470,322
Chief Executive Officer	2008	1,390,385	—	—		3,562,500	(8)	2,295,000	1,202,493	664,588	9,114,966
Denis J. Salamone	2010	985,385	—	—		1,076,250	(8)	1,000,000	720,699	360,737	4,143,071
President and Chief Operating	2009	924,327	—	1,578,938	(8)	576,000	(8)	1,270,500	614,652	416,332	5,380,749
Officer, Director	2008	847,212	—	—		1,068,750	(8)	1,100,000	792,228	391,764	4,199,954
James C. Kranz	2010	475,931	—	—		430,500	(8)	450,000	327,592	143,290	1,827,313
Executive Vice President and	2009	443,623	—	541,350	(8)	244,800	(8)	450,000	328,318	166,580	2,174,671
Chief Financial Officer	2008	409,354	—	—		427,500	(8)	350,000	453,884	168,667	1,809,405
Thomas E. Laird	2010	421,731	—	—		430,500	(8)	400,000	354,422	128,048	1,734,701
Executive Vice President and	2009	389,423	—	541,350	(8)	244,800	(8)	400,000	291,838	148,337	2,015,748
Chief Lending Officer	2008	358,077	—	—		427,500	(8)	300,000	447,102	146,418	1,679,097
Ronald J. Butkovich	2010	364,886	—	—		215,250	(8)	195,000	204,517	116,629	1,096,282
Senior Vice President	2009	341,771	—	225,563	(8)	129,600	(8)	190,000	154,476	118,629	1,160,039
	2008	316,771	—	—		213,750	(8)	175,000	214,582	131,776	1,051,879

(1)	The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year, whether or not deferred pursuant to non-incentive deferred compensation plans; and whether or not exchanged for awards of restricted stock, stock options or other forms of non-cash compensation. In the case of Messrs. Hermance and Salamone, salary earned at an annual rate in excess of $1 million has been deferred, placed in a deferred compensation account and converted into 133,449 cumulative share-equivalent units (years 2006 through 2010) and 434 cumulative share equivalents (2010 only), respectively, which are adjusted to reflect dividends and positive or negative share price performance for Hudson City Bancorp common stock.

(2)	Hudson City Bancorp and Hudson City Savings do not award bonuses to executive officers that are not linked to performance.

(3)	Represents the aggregate grant date fair value of restricted stock of Hudson City Bancorp granted to the named executive officer during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(c) to the audited financial statements included in our 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010. This amount does not reflect the value of dividends (if any) paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption “All Other Compensation.”

(4)	Represents the aggregate grant date fair value of options to purchase shares of Hudson City Bancorp common stock granted to the named executive officer during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(d) to the audited financial statements included in the 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010. All options granted to our named executive officers in fiscal year 2008 through 2010 were performance-based stock options.

(5)	Represents amounts earned for services rendered during the fiscal year under our Executive Officer Annual Incentive Plan, whether or not actually paid during such fiscal year.

(6)	Includes for each named executive officer the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715 as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(7)	The named executive officers participate in certain group life, health and disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer for 2010 includes our direct out-of-pocket cost (reduced, in the case of the figures shown for company cars, by the amount that we would otherwise have paid in cash reimbursements during the year for business use of a personal car), for the following items:

	Mr. Hermance	Mr. Salamone	Mr. Kranz	Mr. Laird	Mr. Butkovich

Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k) plans and ESOP)	$413,311	$251,163	$121,309	$107,494	$93,005
Life insurance premiums (excluding nondiscriminatory group term life insurance)	—	—	—	—	—
Amount paid or accrued under termination of employment or change of control arrangements	—	—	—	—	—
Tax gross-up or reimbursement payments	—	—	—	—	—
Accelerated benefits due to change in control under defined benefit or actuarial plans	—	—	—	—	—
Employer contribution to designated charity under charitable contribution matching program	50,000	30,000	3,500	1,750	—
Dividends paid on unvested restricted stock where performance conditions have been met but service conditions have not been met	146,885	53,943	18,481	18,481	7,500
Company car	32,525	16,495	—	—	16,099
Club dues	8,517	8,945	—	—	—
Executive medical program	23	191	—	323	25
Travel expense for spouse to accompany on business travel	1,161	—	—	—	—
Amounts paid under a plan in connection with termination	—	—	—	—	—

(8)	Securities and Exchange Commission rules require that we report equity and option grants in the year granted even though they are earned based on service over multiple years and are attributable, both for GAAP expense and internal business purposes, ratably over the service period. It has not been our historical practice to make equity grants every year.

Salary and bonus (Columns (C) and (D)) as a percentage of total compensation (Column (J)) in 2010 ranged from approximately 18.4% for Mr. Hermance to 33.3% for Mr. Butkovich. Total cash compensation (Columns (C), (D) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 41.0% for Mr. Hermance to 51.1% for Mr. Butkovich. Total performance-based compensation (Columns (E) (F) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 37.4% for Mr. Butkovich to approximately 63.3% for Mr. Hermance.

Employment Agreements

Hudson City Bancorp and Hudson City Savings have each entered into employment agreements dated as of December 31, 2008 with Messrs. Hermance and Salamone to secure their services as officers.

These employment agreements amend and restate prior agreements among Hudson City Bancorp, Hudson City Savings and each of Messrs. Hermance and Salamone. Other than as noted in this summary or any other discussion of the employment agreements in this annual proxy statement, the terms and conditions of the employment agreements between the executives and Hudson City Bancorp are substantially similar in all material respects to the terms and conditions of the employment agreements between the executives and Hudson City Savings.

The employment agreements between Hudson City Bancorp and each of Messrs. Hermance and Salamone have rolling three-year terms, until the executive or Hudson City Bancorp gives notice of non-extension, at which time the terms are fixed for three years. The employment agreements between Hudson City Savings and each of Messrs. Hermance and Salamone have an initial three-year term, subject to annual extensions based on a review by the Board of Directors of Hudson City Savings of the executive’s performance. The executives’ current annual salary rates payable pursuant to these agreements are their current rates of $1,680,000 for Mr. Hermance and $1,070,000 for Mr. Salamone. The agreements also provide for discretionary cash bonuses, participation on generally applicable terms and conditions in compensation and fringe benefit plans and customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The employment agreements with Hudson City Bancorp also provide for the use of an automobile owned or leased by Hudson City Bancorp and reimbursement for memberships in mutually agreed upon clubs and organizations. See “Executive Officer Compensation — Termination and Change of Control Benefits” for a description of the severance provisions contained in the employment agreements.

Compensation Plans

Incentive Plans

Executive Officer Annual Incentive Plan.  Officers at and above the level of Senior Vice President are eligible to earn cash incentives each year under the Executive Officer Annual Incentive Plan upon achievement of corporate and individual performance goals. We intend incentives payable under the Executive Officer Annual Incentive Plan to constitute qualified performance-based compensation under section 162(m) of the Internal Revenue Code.

In order to be eligible for incentive payments under the Executive Officer Annual Incentive Plan for a given year, participants must (with certain exceptions for death, disability, retirement or a change in control) be employed on the last day of the plan year. The amount of the incentive payable to each participant is either a fixed dollar amount or a percentage of his or her annual rate of base salary. The committee administering the plan determines the incentive payments after the end of the year based on the achievement of pre-established corporate performance goals and a subjective review of individual performance in the context of pre-established subjective performance factors. Generally no incentives are payable if corporate and individual performance are below minimum thresholds. We generally pay incentives under the Executive Officer Annual Incentive Plan on or before March 15 of the year following the plan year in which they are earned, following determination of the level of achievement of corporate and individual performance goals. In the event that a deferred compensation plan for officers is in effect, participants may elect to defer payment of their bonus until a later date.

The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the Executive Officer Annual Incentive Plan at all times during that plan’s existence.

2000 Stock Option Plan.  Our Board of Directors adopted the 2000 Stock Option Plan in 1999 and our shareholders approved the plan in 2000. We have not made any awards under this plan since 2005 and will not make any more in the future. Awards made to our named executive officers under these plans after 2000 and prior to 2006 vested in 20% increments over a five year period beginning at the date of grant. The last of these awards completed vesting in 2010. The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the 2000 Stock Option Plan at all times during that plan’s existence.

2006 Stock Incentive Plan.  Our Board of Directors adopted the 2006 Stock Incentive Plan in 2006. Our shareholders approved the plan in the same year. Subject to the terms of the 2006 Stock Incentive Plan, employees, directors and officers of Hudson City Bancorp and Hudson City Savings and any other subsidiary are eligible to participate. Hudson City Bancorp reserved 30,000,000 shares of common stock for issuance under the 2006 Stock Incentive Plan.

The committee administering the 2006 Stock Incentive Plan may, in its discretion, grant any or all of nine types of equity-linked awards to eligible individuals: stock options, stock appreciation rights, restricted stock (both time-based and performance-based), performance shares, performance units, deferred stock, phantom stock and other stock-based awards. The administrative committee will, in its discretion, determine the type of awards made and establish other terms and conditions applicable to the award. The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the 2006 Stock Incentive Plan at all times during that plan’s existence.

The following table sets forth information regarding plan-based awards granted to the named executive officers of Hudson City Bancorp during the last fiscal year.

GRANTS OF PLAN-BASED AWARDS TABLE — 2010

						(g)	(j)		Closing Sale	(l)
						Estimated	All Other	(k)	Price of	Grant
						Future Payouts	Option	Exercise	Hudson City	Date Fair
			(c)	(d)	(e)	Under	Awards:	or Base	Common	Value of
		Compensation	Estimated Future Payouts Under			Equity Incentive	Number of	Price of	Stock on the	Stock and
	(b)	Committee	Non-Equity Incentive Plan Awards(2)			Plan Awards	Securities	Option	Grant	Option
(a)	Grant	Decision	Threshold	Target	Maximum	Target	Underlying	Awards	Date	Awards
Name	Date(1)	Date(1)	($)	($)	($)	(3) (#)	Options (#)	($/Sh)	($/Sh)	($)(4)

Ronald E. Hermance, Jr.	1/19/10	1/19/10		3,200,000
	1/22/10	1/19/10				1,250,000		13.12	13.12	3,587,500
Denis J. Salamone	1/19/10	1/19/10		1,650,000
	1/22/10	1/19/10				375,000		13.12	13.12	1,076,250
James C. Kranz	1/19/10	1/19/10		610,000
	1/22/10	1/19/10				150,000		13.12	13.12	430,500
Thomas E. Laird	1/19/10	1/19/10		539,500
	1/22/10	1/19/10				150,000		13.12	13.12	430,500
Ronald J. Butkovich	1/19/10	1/19/10		162,000	324,000
	1/22/10	1/19/10				75,000		13.12	13.12	215,250

(Notes on following page)

(1)	We issued our earnings press release for the quarter ended December 31, 2009 prior to the market opening on January 20, 2010. The Compensation Committee decided to defer the pricing, and thus the grant date, of options until the third trading day after the issuance of our earnings press release in keeping with our general policy not to grant stock options during periods when our securities trading policy does not permit market purchases or sales of our common stock by our executive officers.

(2)	Represents targets set under our Executive Annual Incentive Plan. For Messrs. Hermance, Salamone, Kranz and Laird, represents the maximum amount payable as an incentive upon achievement of a level of income before taxes and extraordinary items of $697.0 million and is subject to downward but not upward adjustment in the discretion of the Compensation Committee. For Mr. Butkovich, represents the amounts payable at threshold, target and superior levels of achievement of income before taxes and extraordinary items and relative to the Compensation Committee’s subjective assessment of individual performance relative to individual performance goals.

(3)	The reported awards are performance stock options granted under the 2006 Stock Incentive Plan. The stock options vest on January 22, 2013 provided that the named executive officer continues in service through such date, and provided that specified performance measures have been satisfied. The specified performance measures are target levels for aggregate diluted earnings per share sustained over any four successive quarters in the years 2010, 2011 and 2012, and operational efficiency attained for any of the years 2010, 2011 and 2012. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. Option recipients generally forfeit performance options in the event the option recipient terminates service before the vesting date or in the event the option holder or the company fails to satisfy one or more of the performance measures. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) prior to January 22, 2013, the options scheduled to vest on that date will vest on satisfaction of the specified performance measures. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested options will vest on the date of termination. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), five years after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason.

(4)	Represents the aggregate grant date fair value of each option award, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(d) to the audited financial statements included in our 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010.

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2010, whether granted in 2010 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE — 2010

	Option Awards							Stock Awards
										Equity Incentive	Equity
										Plan Awards:	Incentive
										Number of	Plan Awards:
										Unearned	Market or
	Number of	Number of		Equity				Number of	Market Value	Shares,	Payout Value
	Securities	Securities		Incentive				Shares or	of Shares or	Units or	of Unearned
	Underlying	Underlying		Plan Awards:		Options		Units of Stock	Units of Stock	Other Rights	Shares, Units or
	Unexercised	Unexercised		Number of Securities		Exercise	Option	That Have	That Have	of Stock That	Other Rights That
	Options (#)	Options (#)		Underlying Unexercised		Price	Expiration	Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	(Exercisable)	(Unexercisable)		Unearned Options (#)		($)(7)	Date	(#)(6)	($)(1)	(#)	($)(1)

Ronald E. Hermance, Jr.	566,651	—		—		12.22	2/18/2014	240,000	$3,057,600	—	—
	2,250,000	—		—		12.76	7/20/2016	—	—	—	—
	1,125,000	—		—		13.78	1/25/2017	—	—	—	—
	—	—		1,250,000	(3)	15.69	1/24/2018	—	—	—	—
	—	—		750,000	(4)	12.03	1/22/2019	—	—	—	—
	—	—		1,250,000	(5)	13.12	1/21/2020	—	—	—	—
Denis J. Salamone	820,736	—		—		3.59	10/28/2011	87,500	1,114,750	—	—
	312,417	—		—		12.22	2/18/2014	—	—	—	—
	825,000	300,000	(2)	—		12.76	7/20/2016	—	—	—	—
	337,500	—		—		13.78	1/25/2017	—	—	—	—
	—	—		375,000	(3)	15.69	1/24/2018	—	—	—	—
	—	—		300,000	(4)	12.03	1/22/2019	—	—	—	—
	—	—		375,000	(5)	13.12	1/21/2020	—	—	—	—
James C. Kranz	128,240	—		—		12.22	2/18/2014	30,000	382,200	—	—
	165,000	60,000	(2)	—		12.76	7/20/2016	—	—	—	—
	67,500	—		—		13.78	1/25/2017	—	—	—	—
	—	—		150,000	(3)	15.69	1/24/2018	—	—	—	—
	—	—		127,500	(4)	12.03	1/22/2019	—	—	—	—
	—	—		150,000	(5)	13.12	1/21/2020	—	—	—	—
Thomas E. Laird	103,706	—		—		12.22	2/18/2014	30,000	382,200	—	—
	165,000	60,000	(2)	—		12.76	7/20/2016	—	—	—	—
	67,500	—		—		13.78	1/25/2017	—	—	—	—
	—	—		150,000	(3)	15.69	1/24/2018	—	—	—	—
	—	—		127,500	(4)	12.03	1/22/2019	—	—	—	—
	—	—		150,000	(5)	13.12	1/21/2020	—	—	—	—
Ronald J. Butkovich	320,600	—		—		10.33	4/14/2014	12,500	159,250	—	—
	165,000	60,000	(2)	—		12.76	7/20/2016	—	—	—	—
	67,500	—		—		13.78	1/25/2017	—	—	—	—
	—	—		75,000	(3)	15.69	1/24/2018	—	—	—	—
	—	—		67,500	(4)	12.03	1/22/2019	—	—	—	—
	—	—		75,000	(5)	13.12	1/21/2020	—	—	—	—

(Notes on following page)

(1)	We calculate market value on the basis of $12.74 per share, which is the closing sales price for our common stock on the NASDAQ Global Select Market on December 31, 2010.

(2)	For Messrs. Salamone, Kranz, Laird and Butkovich, the performance portion of these stock options vested on December 31, 2008, and the retention portion of these stock options vested 60% on July 21, 2009, with the remaining 40% to vest on continued service through July 21, 2011.

(3)	These stock options vested on January 25, 2011, based on continued employment through January 25, 2011, and the Compensation Committee’s determination that Hudson City attained both of the following performance goals:

•	Earnings Per Share. Aggregate diluted earnings per share sustained over any four successive calendar quarters in the period beginning January 1, 2008 and ending December 31, 2010 must exceed $0.90.

•	Return on Average Equity. Return on average equity for at least one quarter during the calendar years 2007, 2008 and 2009 must exceed 9.5%.

In each case, these targets were subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. No adjustments were considered or approved.

(4)	These stock options vest on January 23, 2012 (subject to continued employment through such date), provided that Hudson City must attain minimum target levels for its aggregate diluted earnings per share sustained over any four successive quarters in the years 2009, 2010 and 2011, and return on average equity attained for any quarter during the years 2009, 2010 and 2011, of $1.10 and 11.0% respectively. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders.

(5)	These stock options vest on January 22, 2013 (subject to continued employment through such date), provided that Hudson City must attain minimum target levels for its aggregate diluted earnings per share sustained over any four successive quarters in the years 2010, 2011 and 2012, and operating efficiency attained for any quarter during the years 2010, 2011 and 2012, of $1.18 and below 25.0% respectively. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders.

(6)	These shares of restricted stock will vest in equal annual installments on January 23 in 2010, 2011 and 2012 (subject to continued employment through such date), provided that Hudson City must attain an average efficiency ratio below 29% for the calendar quarters in 2009. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. We believe we attained these target levels in 2009. These shares are required to be held in a restricted account and cannot be sold until January 23, 2012.

(7)	All stock options have a ten-year term and have an exercise price equal to the closing sales price for our common stock on the NASDAQ Global Select Market on the date of grant (or, where no sales occurred on the date of grant, the closing sales price on the closest prior date on which sales occurred). The exercise prices for all options with expiration dates prior to 2016 include adjustments made to the original grant-date exercise price to reflect subsequent stock splits. In 2010 we modified the terms of outstanding option awards such that the expiration date is accelerated (if applicable) to the fifth anniversary of retirement, death or disability, to the three-month anniversary of voluntary resignation or discharge without “cause” and to the date of discharge for “cause.” The option grant dates and split-adjusted closing sales price for our common stock on the various options grants are as follows:

			Equity Incentive
			Plan Award:
	Number of	Number of	Number of		NASDAQ
	Securities	Securities	Securities		Global Select
	Underlying	Underlying	Underlying		Market Closing
	Unexercised	Unexercised	Unexercised	Option	Sales Price on
	Options	Options	Unearned	Award	Option Award
Name	(#) (Exercisable)	(#) (Unexercisable)	Options (#)	Date	Date ($)

Ronald E. Hermance, Jr.	566,651	—	—	2/19/2004	12.22
	2,250,000	—	—	7/21/2006	12.76
	1,125,000	—	—	1/26/2007	13.78
	—	—	1,250,000	1/25/2008	15.69
	—	—	750,000	1/23/2009	12.03
	—	—	1,250,000	1/22/2010	13.12
Denis J. Salamone	820,736	—	—	10/29/2001	3.59
	312,417	—	—	2/19/2004	12.22
	825,000	300,000	—	7/21/2006	12.76
	337,500	—	—	1/26/2007	13.78
	—	—	375,000	1/25/2008	15.69
	—	—	300,000	1/23/2009	12.03
	—	—	375,000	1/22/2010	13.12
James C. Kranz	128,240	—		2/19/2004	12.22
	165,000	60,000	—	7/21/2006	12.76
	67,500	—	—	1/26/2007	13.78
	—	—	150,000	1/25/2008	15.69
	—	—	127,500	1/23/2009	12.03
	—	—	150,000	1/22/2010	13.12
Thomas E. Laird	103,706	—	—	2/19/2004	12.22
	165,000	60,000	—	7/21/2006	12.76
	67,500	—	—	1/26/2007	13.78
	—	—	150,000	1/25/2008	15.69
	—	—	127,500	1/23/2009	12.03
	—	—	150,000	1/22/2010	13.12
Ronald J. Butkovich	320,600	—	—	4/15/2004	10.33
	165,000	60,000	—	7/21/2006	12.76
	67,500	—	—	1/26/2007	13.78
	—	—	75,000	1/25/2008	15.69
	—	—	67,500	1/23/2009	12.03
	—	—	75,000	1/22/2010	13.12

The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE — 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(1)

Ronald E. Hermance, Jr.	0	0	139,236	1,833,509
Denis J. Salamone	0	0	53,368	703,554
James C. Kranz	0	0	18,206	239,985
Thomas E. Laird	0	0	18,206	239,985
Ronald J. Butkovich	0	0	6,250	82,000

(1)	These figures include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the NASDAQ Global Select Market on the exercise date or vesting date, as applicable. Option holders may not transfer unexercised stock options or unvested restricted stock for value.

Post-Employment Compensation

Pension Benefits

The Employees’ Retirement Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees hired before August 1, 2005 who have attained age 21 and have at least one year of service. Its purpose is to take advantage of favorable tax rules to provide substantially all eligible employees with a stable and predictable source of retirement income that does not require the individual employee to bear either investment or mortality risk. The Hudson City Savings Bank Benefit Maintenance Plan covers selected executive officers and covered Messrs. Hermance, Salamone, Kranz, Laird and Butkovich as of December 31, 2010.

The Benefit Maintenance Plan provides for the payment of certain benefits that would otherwise be payable under the Employees’ Retirement Plan, but for certain limitations imposed by the Internal Revenue Code. Tax laws impose a limit (up to $245,000 for individuals retiring in 2010) on the average final compensation that we may count in computing benefits under the Employees’ Retirement Plan, and on the annual benefits ($195,000 in 2010) that we may pay. The Employees’ Retirement Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Hermance, Salamone, Kranz, Laird and Butkovich, benefits based on average final compensation in excess of tax limits are payable under the Benefit Maintenance Plan.

Under the Employees’ Retirement Plan, upon attaining age 65, participants receive an annual retirement benefit commencing at retirement equal to two percent of their average compensation (which includes salary within tax law limits, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of credited service, up to a maximum of 30 years of service. The Benefit Maintenance Plan provides that participants, upon attaining age 65, will receive an annual retirement benefit equal to two percent of their average compensation (which includes salary, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of credited service, up to a maximum of 30 years of service, minus the amount of their accrued benefit under the Employee’s Retirement Plan. Under both the Employees’ Retirement Plan and the Benefit Maintenance Plan, participants have the option of choosing an actuarially equivalent alternative form of benefit, which would affect the amount of the retirement benefit payable each year.

Both the Employees’ Retirement Plan and the Benefit Maintenance Plan also provide for payment of a reduced early retirement benefit to participants who retire either after age sixty with at least five years of service or after 30 years of service. Messrs. Hermance, Kranz, Laird and Butkovich are currently eligible for early retirement benefits. The plans calculate early retirement benefits under the same formula as normal retirement benefits, but base them on compensation and credited service as of the date of termination of employment, and reduce benefits by 2/12 of 1% for each of the first 60 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 60 is entitled to the actuarial equivalent to the benefit payable at age 60.

We may, as part of our hiring negotiations with a new employee, agree to grant credit for service with the newly hired employee’s immediate prior employer.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

PENSION BENEFITS TABLE — 2010

		Number of
		Years of		Payments
		Credited	Present Value of	During
		Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)(2)	Benefit ($)(2)	Year ($)

Ronald E. Hermance, Jr.	Retirement Plan for Employees	22.58	1,136,833	—
	Benefit Maintenance Plan	22.58	6,177,012	—
Denis J. Salamone	Retirement Plan for Employees	8.17	295,903	—
	Benefit Maintenance Plan	22.75	2,960,813	—
James C. Kranz	Retirement Plan for Employees	26.33	1,250,154	—
	Benefit Maintenance Plan	26.33	1,085,442	—
Thomas E. Laird	Retirement Plan for Employees	30	1,107,434	—
	Benefit Maintenance Plan	30	716,974	—
Ronald J. Butkovich	Retirement Plan for Employees	5.67	246,232	—
	Benefit Maintenance Plan	20.67	1,061,667	—

(1)	As part of their initial employment negotiations, the following individuals were granted the following years of service credit under the Benefit Maintenance Plan for prior employment with other employers: Mr. Hermance -0- years; Mr. Salamone 14.58 years; Mr. Kranz -0- years; Mr. Laird -0- years; and Mr. Butkovich 15 years. Mr. Hermance was granted 1.33 years of service credit under the Benefit Maintenance Plan and Retirement Plan for Employees. We have not granted any prior service credit to any of our executive officers since 2004.

(2)	We determined the figures shown as of the plan’s measurement date during 2010 under FASB ASC Topic 715 for purposes of Hudson City Bancorp’s audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to note 10(a) to the audited financial statements included in our 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010.

Deferred Compensation

Profit Incentive Bonus Plan.  The Profit Incentive Bonus Plan of Hudson City Savings Bank is a tax-qualified defined contribution plan for substantially all salaried employees who have attained age 21 and have at least one year of service. Hudson City Savings may make discretionary contributions to this plan as determined by the Board of Directors. The Profit Incentive Bonus Plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. One permitted investment is common stock of Hudson City Bancorp. Participants direct the voting of shares purchased for their plan accounts.

Benefits under the Profit Incentive Bonus Plan are generally payable upon termination of employment or retirement (including early retirement). No employer contributions were made to this plan for 2010.

Employee Stock Ownership Plan.  The Employee Stock Ownership Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. In 1999, Hudson City Bancorp lent the plan enough money to purchase 27,879,376 of the shares of Hudson City Bancorp common stock (adjusted for stock splits) issued to investors other than Hudson City, MHC (or 3.76% of the total number of shares issued in our 1999 reorganization). The plan has purchased all 27,879,376 shares. In connection with the second-step conversion and stock offering completed on June 7, 2005, Hudson City Bancorp lent the plan enough money to purchase an additional 15,719,223 of the shares of Hudson City Bancorp common stock (or 4% of the total number of shares issued in our second-step conversion and stock offering). The plan has purchased all 15,719,223 shares. As a condition to the extension of the 2005 loan, Hudson City Bancorp and the trustee of the plan renegotiated the terms (including the interest rate and maturity) of the 1999 loan. Although contributions to this plan are discretionary, Hudson City Savings intends to contribute enough money each year to make the required principal and interest payments on the loans from Hudson City Bancorp. Any additional contributions are discretionary. Both the 1999 loan (as extended) and the 2005 loan mature on December 31, 2044. Each loan calls for level annual payments of principal and interest. The plan has pledged the shares it purchased as collateral for the loan and holds them in a suspense account. The plan released 962,185 of the pledged shares during 2010. We expect the plan will release 962,185 of the shares annually in the years 2009 through 2044, and release the remaining shares in 2044. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant’s base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. The trustee of the plan will usually vote the shares in the suspense account in a way that mirrors the votes which participants cast for shares in their individual accounts.

Benefit Maintenance Plan.  The Benefit Maintenance Plan of Hudson City Savings Bank is a non-qualified plan that permits selected individuals to defer amounts that would otherwise be deferred under the Profit Incentive Bonus Plan, but for certain limitations imposed by the Internal Revenue Code. This aspect of the Plan was frozen as of December 31, 2004 and no additional amounts may be deferred thereunder. In 2010, Mr. Hermance had his balance under this aspect of the Plan transferred to his account under our non-qualified deferred compensation plan for named executive officers. As of December 31, 2010, Messrs. Salamone and Kranz had balances under this aspect of the Plan. This aspect of the Plan credits account balances with interest at the end of each calendar quarter at the highest rate of interest credited on certificates of deposit issued by Hudson City Savings during the calendar quarter. During 2010, the plan credited balances using interest rates of 3.30% during the first calendar quarter, 3.16% during the second calendar quarter, 2.92% during the third calendar quarter and 2.44% during the fourth calendar quarter. This aspect of the Plan allows for distribution of accounts in a single lump sum (unless the participant elects to receive annual installments over a period not to exceed fifteen years) as soon as administratively practicable on or after the first day of the calendar quarter coinciding with or next following (i) the participant’s termination of employment, (ii) the participant’s attainment of a designated age not earlier than age 59-1/2 and not later than age 70-1/2, (iii) the earlier of (i) and (ii), or (iv) the later of (i) and (ii), as elected by the participant, with (i) being the default if no election is made.

The Benefit Maintenance Plan also provides a “supplemental benefit” and a “restoration benefit” to certain executives with respect to their participation in the qualified Employee Stock Ownership Plan. The supplemental benefit consists of a payment representing shares that we cannot allocate under the

Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans. See “Executive Officer Compensation — Deferred Compensation — Employee Stock Ownership Plan” for a discussion of the Employee Stock Ownership Plan of Hudson City Savings Bank, including the share allocation formula thereunder. The plan pays out this benefit in a single lump sum as soon as practicable following the last day of the year of termination of service (or in such other form as elected within 30 days after becoming eligible for the supplemental benefit) in an amount determined by multiplying the number of shares payable under the supplemental benefit by the closing price of Hudson City Bancorp’s common stock as reported on the NASDAQ Global Select Market. The restoration benefit consists of a payment representing shares that the Employee Stock Ownership Plan and supplemental benefit of this Plan would have allocated to a participant who retires before the repayment in full of the Employee Stock Ownership Plan’s loans if his employment had continued through the full term of the loans. The ESOP Restoration Plan pays out such benefit in a single lump sum as soon as practicable following the last day of the calendar year of termination of service (or in such other form as elected within 30 days after becoming eligible for such benefit). The plan determines the amount of the benefit by multiplying the number of shares payable under the restoration benefit by the average closing price of Hudson City Bancorp’s common stock reported on the NASDAQ Global Select Market at the end of each quarter during the twelve quarters immediately preceding termination of service.

The following table sets forth information regarding nonqualified deferred compensation our named executive officers earned during the last fiscal year under the Benefit Maintenance Plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE — BENEFIT MAINTENANCE
PLAN — 2010

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Ronald E. Hermance, Jr.	—	347,079	154,465	365,591	3,095,777
Denis J. Salamone	—	184,931	92,479	179,478	1,338,538
James C. Kranz	—	55,077	31,384	47,345	267,243
Thomas E. Laird	—	41,262	25,101	32,855	141,997
Ronald J. Butkovich	—	26,773	15,798	22,086	108,488

(1)	The Summary Compensation Table includes executive contributions under the captions “Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(2)	The Summary Compensation Table includes registrant contributions under the caption “All Other Compensation” in the Summary Compensation Table.

(3)	The Summary Compensation Table does not include reported earnings, as they did not accrue at above-market or preferential rates.

(4)	Consists of current payment of dividend equivalents on stock units.

Other Deferred Compensation Program.  We maintain a non-qualified deferred compensation plan pursuant to which our named executive officers may elect to defer all or any portion of their base salary, bonus or cash incentive under the Executive Annual Incentive Plan. Base salary at a rate in excess of $1 million annually for any named executive officer is automatically deferred. Executives may elect to invest deferred amounts in phantom units of our common stock or in an interest-bearing phantom account that the plan credits with interest on a quarterly basis based on the highest rate of interest Hudson City Savings paid to depositors during the quarter. The plan will pay deferred amounts, adjusted for earnings and/or losses, following termination of employment or at specified dates that the named executive officer has selected prior to the deferral.

The following table sets forth information regarding nonqualified deferred compensation our named executive officers earned during the last fiscal year under the other non-qualified defined contribution plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE — OFFICERS’ DEFERRED
COMPENSATION PLAN — 2010

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)

Ronald E. Hermance, Jr.	620,000	—	(6,038)	—	2,131,409
Denis J. Salamone	5,000	—	598	—	5,598
James C. Kranz	—	—	—	—	—
Thomas E. Laird	—	—	—	—	—
Ronald J. Butkovich	—	—	2,489	—	85,871

(1)	The Summary Compensation Table includes executive contributions under the captions “Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(2)	The Summary Compensation Table includes registrant contributions under the caption “All Other Compensation” in the Summary Compensation Table.

(3)	The Summary Compensation Table does not include reported earnings, as they did not accrue at above-market or preferential rates.

Termination and Change in Control Benefits

Hudson City provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement, termination of employment in certain circumstances, or a change in control. Employment or change in control agreements set forth these termination and change in control benefits for each of the named executive officers.

Employment Agreements.  Pursuant to the terms of the employment agreements with each of Messrs. Hermance and Salamone, in the event that Hudson City Savings or Hudson City Bancorp discharges the executive without cause, Hudson City will provide the executive with the following severance benefits:

•	continued group life, health, dental, accident and long-term disability insurance benefits for the remaining employment term;

•	a lump sum payment equal to the estimated present value of the executive’s base salary and bonus for the remaining employment term at the highest annual salary rate paid during the three-year period prior to the date of termination;

•	a lump sum supplemental pension makeup payment under the qualified and nonqualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for the remaining employment term; and

•	at the election of Hudson City Bancorp or Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted stock, computed in each case as if the executive was fully vested at the time of payment.

•	The same severance benefits are payable if any of the executives resigns under any of the following circumstances:

•	during the term within 90 days following a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities which is not cured within 30 days following notice;

•	involuntary relocation of the executive’s principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles in distance from Hudson City Savings’ principal office in Paramus, New Jersey and over 25 miles from the executive’s principal residence;

•	reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or in conjunction with other changes, has a material adverse effect on the aggregate value of the executive’s total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or

•	other material breach of any material term of the agreement by Hudson City Bancorp or Hudson City Savings which is not cured within 30 days following notice.

In addition, the employment agreements provide that, for 60 days after a change of control, each executive may resign for any reason or no reason and collect severance benefits as if he had resigned for good reason. In the event of such a resignation, severance benefits are calculated based on a remaining term of three years.

If Hudson City Bancorp or Hudson City Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements with Hudson City Bancorp, Hudson City Bancorp would reimburse the executive for the amount of this excise tax and would make an additional indemnification payment so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that Hudson City Bancorp, rather than the executive, bears the financial cost of the excise tax. Neither Hudson City Savings nor Hudson City Bancorp could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

In the event that any of the executives performs services for both Hudson City Savings and Hudson City Bancorp, the employment agreements apportion liability for the payment of severance benefits between the two entities in the same manner in which the entities apportion compensation. Notwithstanding the foregoing, Hudson City Bancorp is jointly and severally liable with Hudson City Savings for all obligations of Hudson City Savings under the employment agreement with Hudson City Savings.

The agreements allow Hudson City Savings or Hudson City Bancorp to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings, Hudson City Bancorp or any of its or their subsidiaries or affiliates.

Change in Control Agreements.  Hudson City Bancorp and Hudson City Savings have jointly entered into two-year change in control agreements with Messrs. Kranz, Laird and Butkovich (as well as each of the other nine executive officers). The term of these agreements is perpetual until the later of (a) one year after Hudson City Savings gives notice of non-extension and (b) two years following the most recent change of control or pending change of control that occurs within one year following notice of non-extension.

Generally, Hudson City Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a pending change of control without obligation for severance benefits. However, if Hudson City Bancorp or Hudson City Savings signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, Hudson City Savings cannot terminate an officer’s employment without cause without liability for severance benefits. The severance payments and benefits generally include:

•	continued group life, health, dental, accident and long-term disability insurance benefits for two years;

•	a lump sum payment equal to the estimated present value of the executive’s salary and bonus for two years at the highest annual salary rate paid during the three-year period immediately prior to the date of termination;

•	a lump sum payment equal to the estimated present value of the executive’s long-term incentive compensation payments for two years;

•	a lump sum supplemental pension makeup payment under the qualified and non-qualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for an additional two years; and

•	the election of Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted shares, computed in each case as if the executive was fully vested at the time of payment.

•	Hudson City Savings must pay the same severance benefits if the officer resigns after a change of control under any of the following circumstances:

•	loss of title, office or membership on the Board of Directors;

•	material reduction in duties, functions or responsibilities which is not cured within 30 days following notice;

•	involuntary relocation of his or her principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles from Hudson City Savings’ principal office on the day before the change of control and over 25 miles from the officer’s principal residence;

•	reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or with other changes, has a material adverse effect on the aggregate value of his total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or

•	other material breach of any material term of the agreement which is not cured within 30 days following notice.

If Hudson City Savings or Hudson City Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change in control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Hudson City Savings and Hudson City Bancorp for federal income tax purposes. The change in control agreements do not provide a tax indemnity.

The change in control agreements allow Hudson City Savings or Hudson City Bancorp to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings or any of its subsidiaries or affiliates. The agreements also allow Hudson City to condition payments on a release of claims against Hudson City Savings and its officers, directors, shareholders, subsidiaries and affiliates from liability for compensation or damages in connection with the executive’s employment and termination of employment except liability for severance benefits. Hudson City Bancorp guarantees all amounts payable under the change in control agreements.

The following table sets forth estimates of the amounts that would be payable to each of our executive officers in the event of their termination of employment on December 31, 2010 under designated circumstances. The table does not include amounts payable under broad-based termination benefits programs that are generally applicable to all salaried employees or vested, accrued benefits under qualified and non-qualified defined benefit or actuarial pension plans or qualified or non-qualified deferred compensation plans that are disclosed elsewhere in this proxy statement. See “Executive Officer Compensation — Post-Employment Compensation”. The estimates shown are highly dependent on a variety of factors, including but not limited to: the date of termination, the closing sales price of our common stock on such date, interest rates, federal, state and local tax rates and compensation history. Actual payments due could vary substantially from the estimates shown. In general, we consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Hermance	Mr. Salamone	Mr. Kranz	Mr. Laird	Mr. Butkovich

Early Retirement
Early Retirement Subsidy(2)	724,714		382,062	706,344	355,115
Retiree Health/Life Insurance(1)	184,737		178,416	149,918
Stock Option Vesting(4)
Restricted Stock Vesting(5)
ESOP Restoration Benefit(11)	15,822,026
Disability
Salary Continuation(3)	840,000	535,000	247,100	220,000	189,020
Disability Retirement Subsidy(2)	646,790	2,256,354	412,408	1,222,765	435,601
Stock Option Vesting(4)
Restricted Stock Vesting(5)	1,528,800	557,375	191,100	191,100	79,625
ESOP Restoration Benefit(11)	15,822,026
Death
Stock Option Vesting(4)
Restricted Stock Vesting(5)	1,528,800	557,375	191,100	191,100	79,625
ESOP Restoration Benefit(11)	15,822,026
Discharge w/o Cause or Resignation w/ Good Reason — No Change of Control
Stock Option Vesting(4)	532,500	213,000
Restricted Stock Vesting(5)	3,057,600	1,114,750
Cash Payment(s)(6)	12,579,982	8,104,747
Retirement Subsidy(8)	3,232,343	3,695,567	382,062	706,344	355,115
Other In-kind Benefits(7)	184,737	62,553	178,416	149,918
ESOP Restoration Benefit(11)	15,822,026
Discharge w/o Cause or Resignation w/ Good Reason — Related to Change of Control
Stock Option Vesting(4)	532,500	213,000	90,525	90,525	47,925
Restricted Stock Vesting(5)	3,057,600	1,114,750	382,200	382,200	159,250
Cash Payment(s)(6)	12,579,982	7,100,094	2,863,326	2,549,519	1,746,248
Other In-kind Benefits(7)	184,737	62,553	178,416	149,918	42,502
Retirement Subsidy(8)	3,230,734	4,343,218	1,226,801	1,835,816	977,078
ESOP Restoration Benefit(9)	5,876,084	2,512,004	501,366	269,964	206,209
280G Tax Indemnification Payment(10)		9,006,011
Change of Control — No Termination of Employment
Stock Option Vesting(4)
Restricted Stock Vesting(5)
Retirement Subsidy(8)	984,366		527,660	1,338,303	505,280
ESOP Restoration Benefit(9)	5,876,084	2,512,004	501,366	269,964	206,209
280G Tax Indemnification Payment(10)		3,076,522

(1)	Individuals are entitled to post-retirement medical benefits upon normal or early retirement after attainment of ten years of continuous service. In 2007 we capped our obligation to individuals under this policy to annual coverage rates for 2007. Each individual receiving benefits under this policy is thus responsible for annual coverage costs in excess of those 2007 rates. Individuals who retire before the year they would attain age 65 are also responsible for a percentage of the coverage costs at 2007 rates. The amount of this responsibility is based on how early the individual retires and includes 5% of such costs for each year that the year in which they retire precedes the year in which they would attain age 65. Individuals are responsible for an increase in the cost of coverage over that amount. At December 31, 2010, only Messrs. Hermance, Kranz and Laird were eligible for retiree insurance benefits, because only they were eligible for normal or early retirement. The reported figure reflects the estimated present value of the future premium cost of such benefits for the named individual, calculated on the basis of the assumptions used by Hudson City Bancorp in measuring its liability for such benefits for financial statement purposes under FASB ASC Topic 715. For more information concerning the assumptions used for these calculations, please refer to note 10(a) to the audited financial statements included in our 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Participants are entitled to a reduced early retirement allowance under the Employees’ Retirement Plan and Benefit Maintenance Plan upon termination of employment after age 60 with at least five years of credited service or at least 30 years of credited service regardless of age. The plans calculate the early retirement benefit under the same formula as the normal retirement benefit, but base the early retirement benefit on compensation and credited service as of the date of termination of employment, and reduce the benefit by 2/12 of 1% for each of the first 60 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 60 is entitled to the actuarial equivalent to the benefit payable at age 60.

The Employees’ Retirement Plan and Benefit Maintenance Plan entitle participants to a disability retirement allowance upon the requisite certification of disability with at least ten years of credited service (at least five of which are with Hudson City Savings). The plans calculate the disability retirement benefit under the same formula as the normal retirement benefit, but do not reduce the benefit for early receipt. Payment of the disability retirement allowance will commence at least 30, but no later than 90, days after the retirement committee has approved an executive’s application. The figure shown reflects the present value of a pension payable to the named individual commencing on July 1, 2011 (the end of an assumed 6-month salary continuation period) and continuing until age 65 with no mortality assumption and a discount rate of 6.0% per annum.

(3)	The employment agreements in effect for Messrs. Hermance and Salamone provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for salary continuation payments following termination due to disability following a change of control or pending change of control. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(4)	Stock options granted under our 2006 Stock Incentive Plan provide for full vesting upon death or disability of those options scheduled to vest within 6 months following death or disability as well as full vesting in the event of discharge without cause or resignation with good reason following a change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $12.74, which is the closing sales price for a share of our common stock on December 31, 2010.

(5)	Shares of restricted stock granted under our 2006 Stock Incentive Plan provide for full vesting upon death or disability of those shares scheduled to vest within 6 months following death or disability as well as full vesting in the event of discharge without cause or resignation with good reason following a change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $12.74, which is the closing sales price for a share of our common stock on December 31, 2010.

(6)	The employment agreements in effect for Messrs. Hermance and Salamone provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), along with cash payments of additional qualified and non-qualified defined contribution plan benefits that would be earned during the remaining contract term. The figures shown for Messrs. Hermance and Salamone reflect an assumed remaining contract term of three years. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined contribution plan benefits that would be earned during the two-year period following certain terminations of employment. All figures assume a discount rate of 0.32%.

(7)	The employment agreements in effect for Messrs. Hermance and Salamone and the change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for continued health, life and other insurance benefits for the two-year period following certain terminations of employment, with an offset for benefits provided by a subsequent employer. The figures shown for Messrs. Salamone and Butkovich represent the present value of continued insurance benefits for an assumed remaining contract term of three years and a fixed period of two years respectively and assume no offset for benefits provided by a subsequent employer, calculated on the basis of a discount rate of 1.52% and 0.32% respectively. The figures shown for Messrs. Hermance, Kranz and Laird represent the post-retirement medical benefits for which those individuals are eligible, as discussed above in footnote (1) to this table.

(8)	In the event of termination of employment following a change in control, our Benefit Maintenance Plan provides for supplemental pension benefits beginning immediately without reduction for early payment. In addition, the employment agreements in effect for Messrs. Hermance and Salamone, and the change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for cash payments of additional qualified and non-qualified pension plan benefits that would be earned during the remaining contract term. The figures shown include the present value of an un-reduced pension under our qualified and non-qualified defined benefit plans payable beginning January 1, 2011 and ending at age 65. In addition, the figures provided for discharge or resignation related to a change in control include the present value of the increased benefits that each named individual would have earned under our qualified and non-qualified pension plans if his service had continued for an additional three years (in the case of the employment agreements) or two years (in the case of the change in control agreements). For the mortality, discount rate and other assumptions used for this purpose, please refer to note 10(a) to the audited financial statements included in our 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010.

(9)	In the event of a change in control, our tax-qualified Employee Stock Ownership Plan would sell the shares of our common stock held in a suspense account for future allocation to employees. The plan would then apply a portion of the proceeds from this sale to repay the outstanding balance on the loan used to purchase the unallocated shares. The plan would then distribute the remaining unallocated shares (or the proceeds from their sale) on a pro-rata basis among the accounts of plan participants. We estimate this distribution to be approximately $24.24 per allocated share, based on 7,733,657 allocated and undistributed shares, 32,714,278 unallocated shares, an outstanding loan balance of $229 million and stock price of $12.74 per share, which is the closing sales price for a share on the NASDAQ Global Select Market on December 31, 2010. The Benefit Maintenance Plan would apply a corresponding earnings credit to accumulated share equivalents provided under the ESOP-related portion of that plan. The figures shown represent an estimated earnings credit of $24.24 per share equivalent credited to each of the named individuals.

(10)	The employment agreements in effect for Messrs. Hermance and Salamone provide that Hudson City Bancorp will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax on “excess parachute payments.” Excess parachute payments are payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual’s average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual.

(11)	This amount is payable only if retirement, disability or death precedes the occurrence of a change in control. Only Messrs. Hermance and Salamone participate in this benefit. No benefit amount is shown for Mr. Salamone because he is not yet eligible for normal or early retirement.

Director Compensation

Cash Compensation.  Non-employee directors received the following cash compensation for service on the Boards of Directors of Hudson City Bancorp, Inc. and Hudson City Savings Bank and the respective Board committees during 2010:

Non-Employee Board Member Compensation
Annual Retainer	$50,000
Meeting Fee	1,500
Lead Independent Director Compensation
Additional Annual Retainer	50,000
Non-Employee Committee Member Compensation
Meeting Fee	1,500
Committee Chair Additional Annual Retainers
Audit Committee	15,000
Compensation Committee	15,000
Nominating & Governance Committee	10,000

The lead independent director does not receive meeting fees for attending committee meetings but receives the same fees as other non-employee directors for attendance at meetings of the Board of Directors and executive sessions of the independent directors.

Stock Compensation.  From 2006 through 2010, each non-employee director received an annual grant of options to purchase shares of Hudson City Bancorp common stock. The grants were made and priced on or about the date of the annual meeting of shareholders in that year. Beginning in 2010, Hudson City Bancorp started the transition from an equity compensation program for non-employee directors consisting of stock options to one consisting of deferred stock units. On April 21, 2010, the Compensation Committee authorized the grant to each non-employee director of 50,000 stock options, each having a value equal to $150,000 at grant. These options have a ten-year term and vest on April 26, 2011. The option term is subject to earlier expiration and vesting is subject to acceleration in the same manner as grants made to management. Starting in July with the addition of Mr. Golding, the Compensation Committee started the use of deferred stock units as a form of equity compensation for non-employee directors.

Outside Directors Consultation Plan.  The Outside Directors Consultation Plan provides continued compensation following termination of service as a director to eligible outside directors who agree to serve as consultants to Hudson City Savings. A director is eligible to participate if he or she became a director before January 1, 2005 and retires after attaining age 65 and completing 10 years of service as an outside director. The monthly consulting fee is equal to the sum of (a) 5/12 of 1% of the annual board retainer fee in effect at the date of termination of service plus (b) 5% of the fee for attendance at a meeting of the board of directors in effect at the date of termination of service as a director, multiplied by the number of full years of service as an outside director, to a maximum of 20 years of service. A director’s consulting arrangement will continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. If a change of control of Hudson City Bancorp or Hudson City Savings occurs, this plan will settle all of its obligations by lump sum payment to all participants and will then terminate. In computing these obligations, each eligible non-employee director is presumed to have attained age 65 and completed 20 years of service. This plan has been suspended for individuals who become non-employee directors after December 31, 2004.

Charitable Matching Contribution Program.  Each of our directors is also eligible, under our charitable matching contribution program, to direct us to make charitable gifts in limited dollar amounts to the tax-exempt organizations of their choice. We offer this program to encourage philanthropy among our directors and to capture any benefit to our corporate reputation that may result from our directors’ philanthropic activity.

The following table sets forth information regarding compensation earned by the non-employee directors of Hudson City Bancorp, Inc. during the last fiscal year.

				Change in
				Pension Value
				and Nonqualified
	Fees Earned or	Stock	Option	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation
Name	($)(1)	($)(2)	($)(3)	Earnings(4)	($)(5)	Total($)

Michael W. Azzara	100,500		150,000		28,384	278,884
William G. Bardel	102,500		150,000		30,000	282,500
Scott A. Belair	105,500		150,000		30,000	285,500
Victoria H. Bruni	86,000		150,000		12,550	248,550
Cornelius E. Golding	34,333	250,000	112,500		7,198	404,031
Donald O. Quest, M.D.	89,000		150,000		30,000	269,000
Joseph G. Sponholz	113,500		150,000		30,000	293,500

(1)	Includes retainer payments, meeting fees, and committee meeting fees earned during the fiscal year, whether the director received payment of such fees or elected to defer them.

(2)	Represents the aggregate grant-date fair value of deferred stock units granted to the director during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(e) to the audited financial statements, included in the 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010. The grant date fair value of the deferred stock units granted to the director in 2010 was $12.10 per share. The total number of deferred stock units outstanding to Mr. Golding at December 31, 2010, was 20,661. No other non-employee director had outstanding deferred stock units at that time.

(3)	Represents the aggregate grant-date fair value of options to purchase shares of Hudson City Bancorp common stock granted to the director during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(d) to the audited financial statements, included in the 2010 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2010. The grant date fair value of the option awards granted to directors in 2010 was $3.00 per share. The total number of options outstanding to each non-employee director at December 31, 2010 was: Mr. Azzara, 479,720; Mr. Bardel, 456,480; Mr. Belair, 378,240; Ms. Bruni, 250,000; Mr. Golding, 37,500, Dr. Quest, 250,000; and Mr. Sponholz, 634,720.

(4)	Does not include the value of compensation that may become payable under the Outside Directors Consultation Plan following termination of service as a director, as these amounts are only payable in consideration for a written agreement to provide post-termination consulting services. This plan has been suspended for individuals who become non-employee directors after December 31, 2004. Certain directors participate in a voluntary deferred compensation plan under which they may invest deferred amounts in phantom shares of our common stock or in a phantom account to which we credit interest quarterly based on the highest rate of interest paid to depositors by Hudson City Savings for the quarter. Neither of these investment options produces above-market earnings reportable in this table.

(5)	The figure for each named individual represents the amount of cash contributions made by Hudson City Bancorp during the fiscal year to charities that the named individual designates pursuant to Hudson City Bancorp’s charitable contribution matching program. In the case of Mr. Golding phantom dividends on deferred stock units are included.

PROPOSAL 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to act as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification of such appointment by our shareholders. A representative of KPMG LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF HUDSON CITY BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Fees Paid to KPMG LLP

Audit Fees

For the fiscal year ended December 31, 2010, KPMG LLP billed Hudson City Bancorp an aggregate of $1,181,000 for professional services rendered for the audits of the Company’s financial statements for such period and internal control over financial reporting as of December 31, 2010, and the reviews of the financial statements included in Hudson City Bancorp’s Quarterly Reports on Form 10-Q during such period. Such fees were $1,069,850 for the fiscal year ended December 31, 2009.

Audit-Related Fees

For the fiscal year ended December 31, 2010, KPMG LLP billed Hudson City Bancorp an aggregate of $103,500 for services that are reasonably related to the audit or review of the Company’s financial statements and not described above under the caption “Audit Fees.” The services comprising these fees were employee benefit plan audits. Audit-related fees were $159,900 for the fiscal year ended December 31, 2009.

Tax Fees

For the fiscal year ended December 31, 2010, KPMG LLP billed Hudson City Bancorp an aggregate of $100,920 for professional services rendered for federal and state tax compliance, advice and planning. Tax fees were $75,000 for the fiscal year ended December 31, 2009.

All Other Fees

KPMG LLP did not perform any other services for Hudson City Bancorp for the fiscal years ended December 31, 2010 and 2009.

Audit Committee Approval

Acting under its charter, the Audit Committee annually appoints the independent registered public accounting firm, in its sole discretion, and reviews the scope of the audit services to be performed for the year with the independent registered public accounting firm, the principal accounting officer and the senior internal auditing executive, and pre-approves all such audit services. In addition, the Audit Committee pre-approves the retention of the independent registered public accounting firm for all non-audit services and the fees to be paid for such services. In accordance with its charter, the Audit

Committee pre-approved 100% of the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

Audit Committee Report

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Hudson City’s independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The responsibilities of the Audit Committee are as set forth in the Audit Committee Charter, adopted by the Board of Directors, which is available at www.hcbk.com. Under the guidance of the Audit Committee Charter, the Audit Committee is primarily responsible for:

•	Monitoring the integrity of Hudson City Bancorp’s financial statements, the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance and public disclosure of financial information;

•	Monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and

•	Maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors.

In fulfilling its responsibilities, the Audit Committee, among other things:

•	Reviews with management and the independent registered public accounting firm Hudson City Bancorp’s audited financial statements and other financial disclosures to be included in its Annual Report on Form 10-K and the quarterly financial statements and other financial disclosures to be included in its Quarterly Reports on Form 10-Q, in each case prior to the filing of such reports with the Securities and Exchange Commission;

•	Supervises the relationship between Hudson City Bancorp and its independent registered public accounting firm, including making decisions with respect to its appointment or removal, evaluating its performance, reviewing the scope of its audit services and approving the compensation for such services, approving any non-audit services and the fees for such services, and evaluating the independence of the independent registered public accounting firm; and

•	In consultation with management, the independent registered public accounting firm, and the internal auditors of Hudson City Bancorp, evaluates the integrity of Hudson City Bancorp’s financial reporting processes and system of internal control.

In accordance with the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited financial statements of Hudson City Bancorp for the fiscal year ended December 31, 2010, with Hudson City Bancorp’s management. In addition, the Audit Committee has discussed with KPMG LLP Hudson City Bancorp’s audited financial statements for the fiscal year ended December 31, 2010, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee has also considered whether KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on the review and discussions with Hudson City Bancorp’s management and KPMG LLP as noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in Hudson City Bancorp’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of Hudson City Bancorp, Inc.

William G. Bardel, Chair

Victoria H. Bruni, Member

Cornelius E. Golding, Member

Joseph G. Sponholz, Member

PROPOSAL 3
THE ADOPTION OF THE
HUDSON CITY BANCORP, INC. AMENDED AND RESTATED
2011 STOCK INCENTIVE PLAN

In 2006, our Board of Directors adopted, and our shareholders approved, the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, referred to here as the 2006 plan. We are now seeking shareholder approval for the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan, referred to here as the 2011 plan. We have provided below a summary of our reasons for adopting the 2011 Plan and seeking the approval of our shareholders. The following summary is qualified in its entirety by the full text of the plan document. The plan document is included with this Proxy Statement as Appendix A and is incorporated by reference into this proposal.

Why We Are Asking for Stockholder Approval

The 2006 plan is our only equity compensation plan for our directors, officers and employees. Our shareholders approved the issuance of up to 30,000,000 shares of our common stock for stock options and other equity awards under the 2006 plan. As of March 1, 2011, we only have the ability to grant up to an additional 2,070,000 shares as restricted stock awards, stock options or other equity-based awards.

We are asking our shareholders to approve the 2011 plan as an amendment and restatement of the 2006 plan so that we will be able to continue to grant stock-based compensation to our directors and officers. The 2011 plan would permit the grant of stock options, stock appreciation rights, restricted stock (both time-based and performance-based), performance shares, performance units, deferred stock, phantom stock and other stock-based awards for up to 28,750,000 shares of our common stock, including the 2,070,000 shares remaining under the 2006 plan. Most of the companies with which we compete for directors and management-level employees are public companies that offer stock awards as part of their director and officer compensation packages. By approving the 2011 plan, our shareholders will give us the flexibility we need to continue offering a competitive compensation package that is linked to our stock price performance to attract and retain highly qualified directors and officers.

As a NASDAQ Global Select Market listed company, we are required to seek the approval of our shareholders before implementing an equity compensation plan or amending an existing plan to increase the number of shares of our common stock that may be issued as compensation. Shareholder approval will also preserve our ability to deduct the expense of certain awards for federal income tax purposes.

If We Do Not Receive Shareholder Approval We Will Not Implement the 2011 Plan

If we do not receive the approval of the shareholders, the 2011 plan will not be implemented but the 2006 plan will continue on the terms approved by shareholders in 2006. In this event, we expect that our Board of Directors may consider substituting other forms of compensation to assure that our compensation packages for officers and directors as appropriate to recruit, retain, compensate and provide appropriate incentives for these individuals.

Purpose of the 2011 Plan

The purpose of the 2011 plan is to promote our growth and profitability, to provide certain key officers, employees and non-employee directors of our company and our affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide such individuals with an equity interest in our company.

Material Provisions of the 2011 Plan

Administration.  Initially, the 2011 plan will be administered by a committee appointed by our Board of Directors consisting of the members of the Compensation Committee of our Board of Directors.

The Compensation Committee will consist of not less than two non-employee members of the Board of Directors. The Compensation Committee has broad discretionary powers. The Board of Directors, or those directors who satisfy NASDAQ’s independence standards, may exercise any power or discretion conferred on the Compensation Committee. The Compensation Committee may delegate its powers and duties under the 2011 plan to subcommittees of its members.

Stock Subject to the 2011 Stock Incentive Plan.  We will at all times reserve and keep available such number of shares as may be required to meet the needs of the 2011 plan. Initially, a maximum of 28,750,000 shares of our common stock, representing approximately 5.5% of the shares outstanding on the record date, may be issued in settlement of awards under the 2011 plan. As of March 1, 2011, the aggregate fair market value of the shares to be reserved under this 2011 plan was $290,087,500 based on the closing sales price per share of our common stock of $10.90 on the NASDAQ Global Select Market on that date. Each award that vests and each stock option that is exercised or deemed to have been exercised will initially be counted against this limit. To the extent that a currently outstanding award under the 2006 plan or a future award under the 2011 plan does not result in the actual issuance of shares — for example, shares for stock options that do not vest or are not exercised, shares that are withheld from an award or returned to us to pay the exercise price of a stock option or the tax withholding required in connection with the vesting of an award or the exercise of a stock option — the unissued shares be added back to the pool of available shares for the 2011 plan.

Eligibility.  The Compensation Committee (or its delegates) selects the people who may participate in the 2011 plan. Any key employee or non-employee director of the Hudson City Bancorp, Hudson City Savings Bank, or any other subsidiary, may be selected to participate. As of March 1, 2011, there were 53 officers and employees and seven non-employee directors eligible to be selected for participation.

Terms and Conditions of Awards.  The Compensation Committee may, in its discretion, grant any or all of nine types of equity-linked awards to eligible individuals: stock options, stock appreciation rights, restricted stock (both time-based and performance-based), performance shares, performance units, deferred stock, phantom stock and other stock-based awards. The Compensation Committee will, in its discretion, determine the type of awards made and establish other terms and conditions applicable to the award. In setting terms and conditions, it must observe the following restrictions:

•	It may not grant awards or stock options covering more than 3,000,000 shares to any one individual in any one calendar year.

•	It may not grant an award that is not denominated in, or measured based on the value or change in value of, shares, in an amount greater than $5,000,000 to any individual in any calendar year.

Stock Options.  The Compensation Committee sets the terms and conditions of the stock options that it grants. In setting terms and conditions, it must observe the following restrictions:

•	It may not grant a stock option with a purchase price that is less than the fair market value of a share of our common stock on the date it grants the stock option.

•	It may not grant a stock option with a term that is longer than 10 years.

The Compensation Committee may grant incentive stock options to officers and employees that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special federal income tax treatment. The Compensation Committee may only grant non-qualified stock options to non-employee directors. Incentive stock options are subject to certain additional restrictions under the Code and the 2011 plan. Unless otherwise designated by the Compensation Committee, options granted under the 2011 plan will be exercisable for a period of ten years after the date of grant (or for a shorter period ending three months after the option holder’s voluntary resignation or termination of employment without cause, five years after termination of employment due to retirement, death or disability, or immediately on termination of employment for cause). The exercise period may be further extended (but not beyond a maximum option period of ten years) by up to three years in the event of a change of control and, in the event the option is scheduled to expire while a securities trading suspension is in effect or an option holder is prevented from exercising options due to applicable federal, state or local securities laws, until 90 days following the end of the suspension period.

Upon the exercise of an option, the exercise price must be paid in full. Payment may be made in cash, shares of our common stock already owned by the option holder, through participation in a “cashless exercise” procedure involving a broker, in any other property or method permitted by the Compensation Committee or any combination of the foregoing. Vested options may be transferred prior to exercise only to certain family members and on death of the option holder. If permitted by the Compensation Committee, options may be exercised before they are vested; in this case, the shares issued upon exercise will carry a restrictive legend prohibiting transfer prior to the vesting date and requiring that the shares be returned to us in exchange for the lesser of the exercise price paid or the fair market value of the shares when returned if the vesting conditions are not satisfied.

Restricted Stock.  As a general rule, shares of our common stock that are subject to a restricted stock award are held by the Compensation Committee for the benefit of the award recipient, or denominated as stock units representing the right to future delivery of shares until vested and, when vested, are transferred to the award recipient. Unless the Compensation Committee determines otherwise with respect to any restricted stock award, before the shares subject to a restricted stock award are vested and transferred to the award recipient, the recipient will exercise any voting rights and direct the response of any tender, exchange or other offer and receive any dividends or distributions. In the alternative, the Compensation Committee may authorize the immediate distribution of the restricted shares to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions.

Stock Appreciation Rights.  A stock appreciation right affords the holder the right to receive, upon exercise, a payment in cash or shares of our common stock equal to the positive difference between the exercise price assigned to the right and the fair market value of a share of our common stock on the exercise date. The Compensation Committee sets the terms and conditions of the stock appreciation rights that it grants. In setting terms and conditions, it must observe the following restrictions:

•	It may not grant a stock appreciation right with an exercise price that is less than the fair market value of a share of our common stock on the date it grants the stock appreciation right.

•	It may not grant a stock appreciation right with a term that is longer than 10 years.

The Compensation Committee may grant either tandem or stand-alone stock appreciation rights. Tandem stock appreciation rights are granted in tandem with and are exercisable on the same terms and conditions as a related stock option that is granted simultaneously. The exercise of a tandem stock appreciation right cancels the related option and the exercise of a related stock option cancels the tandem stock appreciation right. Unless otherwise designated by the Compensation Committee, stock appreciation rights granted under the 2011 plan will be stand-alone stock appreciation rights and will be exercisable for a period of ten years after the date of grant (or for a shorter period ending upon the holder’s termination of employment for any reason).

Performance Awards.  The Compensation Committee is authorized to award performance awards, which include performance-based restricted stock awards, performance share awards, performance unit awards and other stock-based awards (if designated as performance awards).

Performance Goals.  In addition to, or in lieu of, service-based vesting requirements, performance awards will be subject to one or more performance goals established by the Compensation Committee that must be attained by the award recipient as a condition to retention of the shares. The performance goal(s) will be based on one or more of the following: (i) basic earnings per share; (ii) basic cash earnings per share; (iii) diluted earnings per share; (iv) diluted cash earnings per share; (v) net income; (vi) cash earnings; (vii) net interest income; (viii) non-interest income; (ix) general and administrative expense to average assets ratio; (x) cash general and administrative expense to average assets ratio; (xi) efficiency ratio; (xii) cash efficiency ratio; (xiii) return on average assets; (xiv) cash return on average assets; (xv) return on average stockholders’ equity; (xvi) cash return on average stockholders’

equity; (xvii) return on average tangible stockholders’ equity; (xviii) cash return on average tangible stockholders’ equity; (xix) core earnings; (xx) operating income; (xxi) operating efficiency ratio; (xxii) net interest rate spread; (xxiii) loan production volume; (xxiv) non-performing loans; (xxv) cash flow; (xxvi) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; (xxvii) except in the case of our chief executive officer and our four other most highly paid executive officers named in the summary compensation table in our proxy statement (or anyone the Compensation Committee determines is reasonably likely to be such an individual), any other performance criteria established by the Compensation Committee; and (xxviii) any combination of the foregoing.

Performance goals may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, past performance and/or the past or current performance of other companies, may include or exclude any or all extraordinary or non-recurring items and may be applied on a consolidated basis or to individual business units, divisions or subsidiaries.

After setting the performance goals applicable to a performance award, the Compensation Committee may change them only in limited instances such as a change of control, stock split, stock dividend, merger, consolidation or reorganization, acquisition or disposition of a material business unit or infrequently occurring or extraordinary gain or loss. Under such circumstances, the Compensation Committee may adjust the performance goals in a manner designed to maintain as closely as possible the previously established expected level of performance as is practicable. Any such adjustments to the award opportunities or performance goals for our chief executive officer and our four other most highly paid executives named in the summary compensation table in our proxy statement (or anyone the Compensation Committee determines is reasonably likely to be such an individual) will comply with section 162(m) of the Code.

Attainment of the performance goals will be measured over a performance period of at least one year specified by the Compensation Committee when the award is made. If the performance period is not specified: (i) if the performance award is granted during the first 90 days of a fiscal quarter, the performance period would be the period of 12 consecutive months beginning with the quarter in which the award was granted and (ii) in all other cases, the performance period would be the period of 12 consecutive months beginning with the fiscal quarter immediately following that in which the performance award was granted.

The Compensation Committee will determine in its discretion whether an award recipient has attained the applicable performance goals. If they have been satisfied, the Compensation Committee will certify such fact in writing. If the performance goals relating to a performance award are not satisfied during the performance period, the awards will be forfeited. If the performance goals and any service-based vesting schedule relating to a performance award are satisfied, the award will be distributed (or any vesting-related legend will be removed from any stock certificates previously delivered to the award recipient). If the performance goals relating to a performance award are achieved prior to the end of the performance period, the awards may be distributed early.

Performance-Based Restricted Stock Awards.  The Compensation Committee sets the terms and conditions of the performance-based restricted stock awards that it grants. As a general rule, shares of our common stock that are subject to a performance-based restricted stock award are held by the Compensation Committee for the benefit of the award recipient until it determines and certifies that the applicable performance goals have been attained, at which time, they are transferred to the award recipient. Unless the Compensation Committee determines otherwise with respect to any performance-based restricted stock award, before the shares subject to a performance-based restricted stock award are vested and transferred to the award recipient, the Compensation Committee will exercise any voting rights, the participant will direct the response of any tender, exchange or other offer and the

Compensation Committee will accumulate any dividends or distributions for distribution at the same time and terms as the underlying shares. In the alternative, the Compensation Committee may authorize the immediate distribution of the restricted shares to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions.

Performance Share Awards and Performance Unit Awards.  The Compensation Committee sets the terms and conditions of the performance share awards and performance unit awards that it grants. Performance share awards are denominated in shares and represent the right to receive a payment in an amount based on the fair market value of a share of our common stock on the date the award is granted, vests or any other date specified by the Compensation Committee, in each case, as set forth in the applicable award agreement, or a percentage of such amount (which may exceed 100%) depending on the level of the performance goals attained. Performance unit awards are denominated in a specified dollar amount and represent the right to receive a payment of the specified dollar amount or a percentage of such amount (which may exceed 100%), depending on the level of the performance goals attained. At the time of grant, the Compensation Committee can specify a maximum amount payable in respect of a performance share award or performance unit award. After the Compensation Committee determines and certifies that the applicable performance goals have been attained, performance share awards will be paid in cash or shares of our common stock or a combination of cash and shares of our common stock, as determined in the discretion of the Compensation Committee.

Deferred Stock Awards.  The Compensation Committee sets the terms and conditions of the deferred stock awards that it grants. Deferred stock awards represent the right to receive a specified number of shares of our common stock, to the extent vested, at the end of a deferral period determined by the Compensation Committee. Shares of our common stock subject to deferred stock awards will be held in a grantor trust that is subject to claims of our creditors in the event of our insolvency. Unless the Compensation Committee determines otherwise with respect to any deferred stock award, before the shares subject to a deferred stock award are vested, the Compensation Committee will exercise any voting rights and accumulate any dividends or distributions for distribution at the same time and terms as the underlying shares.

Phantom Stock Awards.  The Compensation Committee sets the terms and conditions of the phantom stock awards that it grants. Phantom stock awards represent the right to receive the fair market value of a specified number of shares of our common stock on the date of grant or other date specified by the Compensation Committee. The Compensation Committee may decide to pay out phantom stock awards in shares instead of cash. At the time of grant, the Compensation Committee can specify a maximum amount payable in respect of a phantom stock award. The recipient of a phantom stock award has no right to vote or receive dividends or any other rights as a stockholder.

Other Stock-Based Awards.  The Compensation Committee sets the terms and conditions of the other stock-based awards that it grants. Other stock-based awards generally include any other type of award that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock. Other stock-based awards may or may not be subject to performance goals, at the discretion of the Compensation Committee. Other stock awards may include awards made to eligible employees in settlement of obligations under other compensation plans.

Vesting of Awards

Stock Options, Stock Appreciation Rights and Non-Performance Based Awards.  Unless otherwise specified by the Compensation Committee, stock options, stock appreciation rights, restricted stock awards, deferred stock awards, phantom stock awards and other stock-based awards (other than those subject to performance goals) will vest at the rate of 20% per year beginning on the first anniversary of the grant date. However, (i) stock options and stock appreciation rights cannot vest prior to the first anniversary of the grant date and (ii) restricted stock awards, deferred stock awards, phantom stock awards and other stock-based awards (other than those subject to performance goals) cannot vest more rapidly than one-third on each of the first three anniversaries of the grant date, in each case other than on account of the recipient’s death, disability or retirement or upon a change of control. Unless otherwise specified by the Compensation Committee, in the event of termination of employment due to death or disability, the vesting of such awards scheduled to vest within six months after the termination date will be accelerated. Any of the foregoing awards that are not vested on the date that a recipient terminates employment will be cancelled without consideration (other than a refund of the lesser of the amount (if any) paid when the award was made and the fair market value of the unvested shares on the date of forfeiture) on the date the recipient terminates employment.

Performance Awards.  Unless otherwise specified by the Compensation Committee, the vesting date of performance-based restricted stock awards, performance share awards, performance unit awards and other stock-based awards subject to performance goals is the date on which payment is made and all such unvested awards will be forfeited without consideration (other than a refund of the lesser of the amount (if any) paid when the award was made and the fair market value of the unvested shares on the date of forfeiture) on the date the recipient terminates employment.

Change of Control.  Unless otherwise specified by the Compensation Committee:

•	in the event of a recipient’s termination of employment by us or the Bank without cause or resignation for good reason, in each case at any time following a change of control, all outstanding stock options, stock appreciation rights and non-performance based awards vest and become exercisable (if applicable) on the date of termination of employment;

•	in the event of a change of control, restrictions on performance-based restricted stock awards lapse on a pro-rata portion of the outstanding performance-based restricted stock awards determined as if the applicable performance goals were satisfied at the greater of actual levels of achievement and target levels of achievement;

•	in the event of a change of control, performance share awards and performance unit awards vest and are paid out in cash on a pro-rata portion of the outstanding performance share awards and performance unit awards determined as if the applicable performance goals were satisfied at the greater of actual levels of achievement and target levels of achievement.

Mergers and Reorganizations.  The number of shares available under the 2011 plan, the maximum limits on awards available for grants to individual employees and directors, and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which the Company is the surviving entity, and to reflect any stock split, stock dividend, spin-off or other event where the Compensation Committee determines an adjustment is appropriate in order to prevent the enlargement or dilution of an award recipient’s rights. If a merger, consolidation or other business reorganization occurs and the Company is not the surviving entity, unless otherwise determined by the Compensation Committee, outstanding options and stock appreciation rights may be exchanged for options or stock appreciation rights linked to the equity of the surviving entity that are designed to neither increase nor diminish the rights of the holders of the outstanding options or stock appreciations rights or may be settled for a monetary payment when the merger, consolidation or reorganization occurs. If a merger, consolidation or other business reorganization occurs and the Company is not the surviving entity, unless otherwise determined by the Compensation Committee, outstanding restricted stock awards, performance-based restricted stock awards, deferred stock awards, phantom stock awards and other stock-based awards that are denominated and/or payable in, and/or value by reference to shares, of our common stock, will be exchanged for the same consideration received by shareholders generally in the transaction, with such consideration subject to the same terms and conditions of the award.

Conditions of Effectiveness.  The 2011 plan will become effective upon its approval by our shareholders and will continue in effect for ten years from the date of such effective date unless terminated sooner. No performance-based awards will be granted after the fifth anniversary of the 2011 plan’s effective date unless the list of permissible performance goals is re-approved by the shareholders.

Termination or Amendment.  Our Board of Directors has the authority to amend the 2011 plan at any time or to terminate the 2011 plan in whole or in part at any time by giving written notice to the Compensation Committee; however, all awards that have been granted under the 2011 plan and are outstanding on the date of such suspension or termination of the 2011 plan will remain outstanding and exercisable for the period and terms and conditions set forth in the agreements between the Compensation Committee and the recipients.

To the extent required to comply with the Code and as a NASDAQ Global Select Market listed company, we are required to seek shareholder approval for amendments to the 2011 plan that are deemed material under the NASDAQ listing rules. No material amendments affecting the terms of performance awards may be made without shareholder approval.

Stock Option and Stock Appreciation Right Repricing.  The Compensation Committee, the independent directors and our Board of Directors are prohibited from making any adjustment or amendment to an outstanding stock option or stock appreciation right that reduces or has the effect of reducing its exercise price. The provisions of the 2011 plan prohibiting such adjustments and amendments cannot be amended to lessen the prohibition without shareholder approval.

Federal Income Tax Consequences

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting awards that may be granted under the 2011 plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The 2011 plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

Stock Options.  Incentive stock options will not give rise to federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment (one year in cases of termination due to death or disability), the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income. The amount by which the fair market value of the shares acquired on exercise exceeds the option exercise price will be an item of adjustment in the year of exercise for purposes of determining the option holder’s liability, if any, for alternative minimum tax.

Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising a non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment, if directed by the Compensation Committee on a merger or other reorganization under the 2011 plan’s change of control provisions, is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

When a non-qualified stock option is exercised, we may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment if directed by the Compensation Committee on a merger or other reorganization under the 2001 plan’s change of control provisions is deductible as if it were the exercise of a non-qualified stock option.

Stock Appreciation Rights.  Stock appreciation rights do not have federal income tax consequences for recipients or for us when they are granted. When a stock appreciation right is exercised, the amount paid in settlement is included in the recipient’s gross income for federal income tax purposes, and we may be entitled to claim a federal tax deduction for a like amount.

Restricted Stock Awards and Performance-Based Restricted Stock Awards.  Restricted stock awards and performance-based restricted stock awards granted under the 2011 plan do not result in federal income tax consequences to either us or the award recipient when they are made. Once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. We will generally be allowed to claim a deduction for compensation expense in a like amount. If dividends are paid on unvested shares held under the 2011 plan, such dividend amounts will also be included in the ordinary income of the recipient. We will be allowed to claim a deduction for compensation expense for this amount as well. In certain cases, a recipient of a restricted stock award that is not a performance-based restricted stock award may elect to include the value of the shares subject to a restricted stock award in income for federal income tax purposes when the award is made instead of when it vests.

Other Stock-Based Awards.  The tax consequences of other stock-based awards will depend on the specific terms of each award.

Other Awards.  Performance share awards, performance unit awards, phantom stock awards and deferred stock awards will not create federal income tax consequences when they are granted. Recipients generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In the same taxable year, we will generally be allowed to claim a deduction for compensation expense in a like amount. If dividends are paid on unvested shares held under the 2011 plan, such dividend amounts will also be included in the ordinary income of the recipient. We will be allowed to claim a deduction for compensation expense for this amount as well.

Deduction Limits.  Section 162(m) of the Code limits our deductions for compensation in excess of $1,000,000 per year for our chief executive officer and the four other most highly paid executives named in the summary compensation table in our proxy statement. Compensation amounts resulting from so-called “qualified performance-based compensation” are not subject to this limit. Restricted stock awards, other than performance-based restricted stock awards, phantom stock awards, deferred stock awards and other stock-based awards that are not subject to performance goals may be subject to this deduction limitation if the amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1,000,000. We have designed the 2011 plan so that stock options, stock appreciation rights, performance-based restricted stock awards, performance share awards, performance unit awards and other stock-based awards that are subject to performance goals may qualify as qualified performance-based compensation that is not subject to the $1,000,000 deduction limit. We expect that the Compensation Committee will take these deduction limits into account in setting the size and the terms and conditions of awards. However, the Compensation Committee may decide to grant awards that exceed the deduction limit.

The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the 2006 Plan. State and local tax consequences may also be significant.

New Plan Benefits

Awards under the 2011 plan are discretionary and the Compensation Committee has not yet determined to whom awards will be made and the terms and conditions of such awards. As a result, no information is provided concerning the benefits to be delivered under the 2011 plan to any individual or group of individuals. The following table shows the benefits awarded under the 2006 plan during 2010 to the individuals and groups indicated:

	2006 Stock Incentive Plan
	Number of	Number of	Number of
Name and Position	Units	Units	Units
	(Restricted Stock)	(Restricted Stock Units)	(Stock Options)

Ronald E. Hermance, Jr.	0	0	1,250,000
Denis J. Salamone	0	0	375,000
James C. Kranz	0	0	150,000
Thomas E. Laird	0	0	150,000
Ronald J. Butkovich	0	0	75,000
William G. Bardel Director, Nominee	0	0	50,000
Scott A. Belair Director, Nominee	0	0	50,000
Cornelius E. Golding Director, Nominee	0	20,661	37,500
Executive Officer Group (13 persons)	0	0	2,600,000
Non-Executive Officer	0	20,661	337,500
Director Group (7 persons, including nominees)(1) Non-Executive Officer Employee group (37 persons)(2)	18,000 (2)	0	1,295,000

(1)	Mr. Golding received the only grant of deferred stock units and a pro-rata option grant for 2010.

(2)	Reflects one award to one non-executive officer.

Equity Compensation Plan Information

The following table presents equity compensation plan information as of December 31, 2010:

Equity Compensation Plan Information

Number of
Securities
Remaining
Available
	Number of			for Future
	Securities		Weighted-	Issuance
	to be Issued		Average	Under Equity
	Upon		Exercise	Compensation
	Exercise of		Price of	Plans
	Outstanding		Outstanding	(Excluding
	Options,		Options,	Securities
	Warrants		Warrants	Reflected in
Plan category	and Rights (a)		and Rights (b)	Column (a)) (c)

Equity compensation plan approved by security holders	26,880,970	(1)	$12.99	2,070,000
Equity compensation plan not approved by security holders(2)(3)	1,269,576		5.97	—
Total	28,150,546		12.67	2,070,000

(1)	Includes 20,661 deferred stock units with a $0.00 exercise price and 26,860,309 stock options with a weighted average exercise price of $13.00.

(2)	The Hudson City Bancorp, Inc. Denis J. Salamone Stock Option Plan was adopted in fiscal year 2001. Pursuant to this plan, Mr. Salamone was granted an option to purchase 1,025,920 shares at a per share exercise price of $3.59, all of which become exercisable. Of these options, 820,736 remained unexercised as of December 31, 2010. This award was granted as a recruitment incentive to induce Mr. Salamone to leave his prior position and join Hudson City.

(3)	The Hudson City Bancorp, Inc. 2004 Employment Inducement Stock Program was adopted in fiscal year 2004. Pursuant to this plan, Mr. Butkovich was granted an option to purchase 320,600 shares and another officer was granted an option to purchase 128,240 shares, all of which became exercisable. All of these options remained unexercised as of December 31, 2010. The per share exercise price of these options is $10.33.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE HUDSON CITY BANCORP, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN.

PROPOSAL 4
THE APPROVAL OF A NON-BINDING
ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking a non-binding advisory vote from its shareholders to approve the compensation awarded to our named executive officers.

As noted above, Hudson City Bancorp has five named executive officers, who are also executive officers of Hudson City Savings. As described in detail above, our executive compensation programs are designed to attract, motivate and retain highly qualified and talented executive officers, including our named executive officers, who are critical to our success. The Company and the Compensation Committee of the Board of Directors, with the benefit of objective input from our independent consultant, monitor executive compensation programs throughout each year and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, and changes in the Company’s operating environment, as well as general economic, regulatory and legislative developments affecting executive compensation.

The Board of Directors recognizes the importance of aligning executive compensation with shareholder interests in light of the risks and economic conditions faced by Hudson City Bancorp and Hudson City Savings. We have described in the Compensation Discussion and Analysis the philosophy we have adopted and strategies we have employed to attract, retain and motivate our executives, to link their compensation to the returns experienced by shareholders, and to reward or discipline them in the short term for actions that may only be apparent in shareholder returns over time. We have demonstrated in the accompanying narrative and tabular discussions how, over a three-year period, our philosophy and strategies have been translated into compensation that is strongly linked to shareholder returns while remaining sensitive to year-to-year operating conditions. Shareholders are encouraged to carefully review the Compensation Discussion and Analysis, the accompanying compensation tables and the corresponding narrative discussion and footnotes, all set forth on pages 22 through 52 of this proxy statement, for a detailed discussion of our executive compensation programs.

In this Proposal 4, commonly known as a “Say on Pay” proposal, we are asking you to support the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules set forth by the Securities and Exchange Commission. In considering this proposal, we ask that you approve the following resolution:

“RESOLVED, that the shareholders of Hudson City Bancorp, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers of Hudson City Bancorp, Inc., as disclosed on pages 22 through 52 of this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF HUDSON CITY BANCORP’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

Under the proxy rules of the Securities and Exchange Commission, your vote on the compensation of the named executive officers is advisory and will not be binding on the Company or the Board of Directors, will not affirm prior decisions and will not change fiduciary duties. However, the Compensation Committee of the Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL 5
THE APPROVAL OF A NON-BINDING ADVISORY PROPOSAL
ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking a non-binding advisory vote from its shareholders regarding the frequency with which non-binding advisory proposals on named executive officer compensation, such as Proposal 4 above, should be submitted for a shareholder vote. Specifically, in this Proposal 5, you are being asked to consider and indicate your preference for a shareholder advisory vote regarding the compensation of our named executive officers either “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS.” Please note that you are not voting to approve or disapprove the Board of Directors’ recommendation on this item, but rather to indicate your own choice from among the three frequency options.

In formulating its recommendation, our Board of Directors considered that an annual (non-binding) advisory vote on the compensation of our named executive officers will allow our shareholders to provide us with direct and timely input on our compensation principles, policies and practices.

Accordingly, we ask that you consider the following resolution:

“RESOLVED, that the highest number of votes cast by the shareholders of Hudson City Bancorp, Inc. for the option set forth below shall be the preferred frequency with which Hudson City Bancorp, Inc. is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:

•	EVERY YEAR; or

•	EVERY TWO YEARS; or

•	EVERY THREE YEARS.”

The enclosed proxy card gives you four choices on voting on this item. That is, in addition to considering whether the advisory vote on the compensation of named executive officers should occur every year, every two years, or every three years, you also have the choice to abstain from voting on this item. The option of “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS” that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on the compensation of our named executive officers that has been selected by shareholders.

Under the proxy rules of the Securities and Exchange Commission, your vote on this Proposal 5 is advisory and will not be binding on the Company or the Board of Directors, will not affirm prior decisions and will not change fiduciary duties. However, the Board of Directors will review the results on the advisory vote and take them into consideration when making future decisions regarding the frequency for the advisory vote on the compensation of our named executive officers. Under the proxy rules of the Securities and Exchange Commission, the Company must, at least once every six years, submit to a vote of its shareholders a non-binding proposal on the frequency of advisory votes on named executive officer compensation, such as this Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE FOR THE OPTION OF “EVERY YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 6
SHAREHOLDER PROPOSAL REGARDING
DECLASSIFICATION OF THE BOARD OF DIRECTORS

A shareholder, The Nathan Cummings Foundation (the “Foundation”), has requested that the Company include the following proposal and supporting statement in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders. If properly presented by the shareholder, this proposal will be voted on at the annual meeting. The shareholder has represented to the Company that it owns 900 shares of stock. In accordance with the rules of the Securities and Exchange Commission, the text of the Foundation’s resolution and supporting statement is printed verbatim below and we take no responsibility for them. To ensure that readers can easily distinguish between the materials provided by the Foundation and the materials we have provided, we have placed a box around materials provided by the Foundation. The address of the Foundation will be made available to any shareholder of the Company promptly upon oral or written request of any shareholder to the Company’s Secretary, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey, 07652.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted “AGAINST” this proposal.

Shareholder Proposal

Proposal to Repeal Classified Board

RESOLVED, that shareholders of Hudson City Bancorp, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors, and to require that, commencing no later than the annual meeting of 2013, all directors stand for elections annually.

Supporting Statement

This resolution, submitted by the Nathan Cummings Foundation with the assistance of the American Corporate Governance Institute, LLC, urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to FactSet Research Systems, between 2000 and 2009, the number of S&P 500 companies with classified boards declined from 300 to 164. Furthermore, according to Georgeson reports, there were 187 shareholder proposals to declassify boards during the five proxy seasons of 2006 through 2010. The average percentage of votes cast in favor of proposals to declassify exceeded 65% in each of these five years.

The significant shareholder support for proposals to declassify boards is consistent with evidence in academic studies that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	classified board are associated with lower firm valuation (Bebchuk and Cohen, 2005);

•	firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition, and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

Board Recommendation and Company Statement in Opposition to Shareholder Proposal

Under our current board structure, each director serves a three-year term and approximately one-third of the Board stands for election each year. This is commonly known as a “classified” or “staggered” board, and is a practice that has been adopted by many public companies. The Board, through its Nominating and Governance Committee, continually seeks to improve and enhance the Company’s corporate governance practices by reviewing the Company’s existing practices in light of those of its peers and the current corporate governance environment and retaining or implementing practices that it believes serve the best interests of the Company’s shareholders. In reviewing this matter and making its determination to oppose the proposal, the Board carefully considered a number of factors, including the current industry environment, the history of the classified board structure, arguments for and against maintaining a classified board, including the benefits of this structure for a financial institution such as the Company, the level of support that would be required to amend the Company’s certificate of incorporation, and the points raised by the proponent with respect to the proposal. After careful consideration, the Board concluded that maintaining a classified board remains in the best long-term interests of the Company and its shareholders, and that no action should be taken at the present time to repeal the classified board structure.

The Board is mindful of recent initiatives to declassify boards of other companies and the arguments in favor of declassification, some of which are referred to in the proponent’s supporting statement. However, each of those companies made the decision to declassify its board in light of its own particular financial and market circumstances. Your Board does not blindly follow the trends of other companies. The fact that many large companies have taken steps to declassify their boards is not, in the Board’s judgment, a persuasive reason for the Company to undertake the same initiative, as this “one size fits all” view does not take into account the differences among companies, their directors and management and the industries in which they operate. In the case of our company, the Board believes that the classified board structure has served the Company and its shareholders well and that it provides important benefits to the Company and its shareholders. Accordingly, for the reasons set forth below, the Board recommends that you vote “AGAINST” this proposal.

Stability, Continuity and Long-Term Outlook. A classified board provides stability and continuity in the Company’s leadership. At any given time, a majority of your directors will have served for several years, developing a deeper understanding of the Company, the breadth and nature of the Company’s business and strategic goals and the business environment in which the Company operates. As a savings and loan holding company, we believe it is important that the Company’s shareholders be represented by a board of directors with experience in directing management in a highly regulated industry, and with the institutional knowledge that has given you the results the Company has achieved over the long term. A classified board also benefits the Company and its shareholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy and to focus on the long-term interests of the Company’s shareholders. Experience, commitment and long-term thinking are critical to achieving the Company’s goals and providing the best value to shareholders and are best fulfilled by a stable and continuous board.

Independence. Electing directors to three-year terms enhances the independence of non-management directors. The longer term provides non-management directors with insulation from the pressure of management or special interest groups that may be focused on short-term results, as opposed to the long-term interests of all shareholders. Directors who do not have to worry about annual elections are more likely to resist short-term decision-making and more likely to be an advocate for long-term results. As a result, independent directors with three-year terms are better able to make decisions that are in the best interests of the Company and all of its shareholders.

Accountability to Shareholders. Directors elected to three-year terms are required to uphold the same fiduciary duties to the Company and its shareholders, and are equally accountable to shareholders, as directors elected annually. The Company’s majority voting policy for director elections promotes further director accountability to shareholders. This policy provides that in any uncontested election of directors, any director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation. In addition, even with a classified Board, shareholders have the ability to elect a majority of the Board within two consecutive annual meetings. These factors provide shareholders with considerable influence over the affairs of the Company and holds the directors accountable for their actions.

Protection Against Certain Takeovers. A classified board also protects the Company and its shareholders from the coercive tactics employed by those that seek hostile takeovers. Without a classified board, those with hostile intent and no concern for current shareholders could obtain control of the Board at one annual meeting. A classified board prevents such action and enables the Board, if so desired and in the best interests of shareholders, to negotiate at arm’s length the most favorable terms for the Company’s shareholders. The Board feels that this protection and the leverage it provides are necessary to protect the shareholders and create real shareholder value.

Required Vote; Recommendation Only. In order for the shareholder proposal to be approved, it must receive the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the annual meeting. If approved, this proposal will not automatically eliminate the Company’s classified board structure. Rather, it is a non-binding proposal requesting that the Company’s Board take the necessary steps to declassify the Board. In order to implement this change, the Company’s certificate of incorporation would have to be amended, which would require additional Board action and the affirmative vote of the holders of a majority of the Company’s outstanding shares. However, unless any such amendment is approved by a majority of the Company’s authorized number of directors, the amendment would require the affirmative vote of the holders of at least 2/3 of the Company’s outstanding shares, rather than a majority.

After careful consideration of this proposal, the Board believes that the retention of a classified board structure remains in the best long-term interests of the Company and its shareholders for all of the reasons set forth above.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” APPROVAL OF THE SHAREHOLDER
PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of Hudson City Bancorp does not know of any other matters to be brought before the shareholders at the 2011 Annual Meeting of Shareholders. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

ADDITIONAL INFORMATION

Notice of Business to be Conducted at Annual Meeting

The bylaws of Hudson City Bancorp provide for an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to our Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or received by the corporate secretary not later than the following dates: (i) with respect to an Annual Meeting of Shareholders, ninety (90) days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an Annual Meeting of Shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Hudson City Bancorp with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder’s notice to the Secretary shall set forth such information as required by the bylaws of Hudson City Bancorp. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received. See “Date For Submission of Shareholder Proposals.”

Date for Submission of Shareholder Proposals

Any shareholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2012 Annual Meeting of Shareholders must be received by us by November 18, 2011, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act.

Annual Report to Shareholders

A copy of the 2010 Annual Report to Shareholders, including the consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles, for the fiscal year ended December 31, 2010 accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP, whose report appears in the 2010 Annual Report to Shareholders. Hudson City Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 has been filed with the Securities and Exchange Commission. Shareholders may obtain, free of charge, an additional copy of the 2010 Annual Report to Shareholders and a copy of the Annual Report on Form 10-K by writing to Susan K. Munhall, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652 or by calling (201) 967-8290.

The 2010 Annual Report to Shareholders and the Annual Report on Form 10-K are also available on Hudson City Bancorp’s website at www.hcbk.com and on the Securities and Exchange Commission’s website at www.sec.gov.

By Order of the Board of Directors,

Veronica Olszewski
Senior Vice President, Treasurer
and Corporate Secretary

Paramus, New Jersey
March 17, 2011

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING
PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING
PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER,
VOTE BY USING THE TELEPHONE OR INTERNET.

Appendix A

HUDSON CITY BANCORP, INC.
AMENDED & RESTATED 2011 STOCK INCENTIVE PLAN

Article I

Purpose

Section 1.1  General Purpose of the Plan.  The purpose of the Plan is to promote the growth and profitability of Hudson City Bancorp, Inc. by providing certain directors, key officers and employees of Hudson City Bancorp, Inc. and its Parents and Subsidiaries with an incentive to achieve corporate objectives and by attracting and retaining individuals of outstanding competence through a participation interest in the performance of Common Stock of Hudson City Bancorp, Inc.

Article II

Definitions

The following definitions shall apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

Section 2.1  Award means any Restricted Stock Award, Performance-Based Restricted Stock Award, Performance Share Award, Deferred Stock Award, Performance Unit Award, Phantom Stock Award or Other Stock-Based Award, or any or all of them, or any other right or interest relating to Shares or cash, granted to an Eligible Individual under the Plan.

Section 2.2  Award Notice means, with respect to a particular Award, a written instrument evidencing the Award and establishing the terms and conditions thereof.

Section 2.3  Bank means Hudson City Savings Bank, a federally chartered savings institution, and any successor thereto.

Section 2.4  Beneficiary means the Person designated by an Eligible Individual to receive any Shares or other consideration with respect to an Award made to such Eligible Individual that becomes distributable, or to have the right to exercise any Options or Stock Appreciation Rights granted to such Eligible Individual that are exercisable following the Eligible Individual’s death.

Section 2.5  Board means the Board of Directors of the Company.

Section 2.6  Change in Control means any of the following events:

(a) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(i) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(ii) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(b) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(c) a complete liquidation or dissolution of the Company;

(d) during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least 50% of the members of the Board of Directors of the Company unless the election, or the nomination for election by the Company’s shareholders, of each new member of the Board of Directors of the Company was approved by affirmative vote of three-quarters of the members of the Board of Directors of the Committee, or of a nominating committee thereof, then still in office who were members of the Board of Directors of the Company at the beginning of the period; provided, however, that any such new member’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Company; and

(e) any event which would be described in section 2.6(a), (b), (c) or (d) if the word “Bank” were substituted for the word “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 2.6, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 2.7  Code means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

Section 2.8  Committee means the Committee described in section 4.1.

Section 2.9  Company means Hudson City Bancorp, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereto.

Section 2.10  Covered Employee means, for any taxable year of the Company, a person who is, or who the Committee determines is reasonably likely to be, a “covered employee” (within the meaning of section 162(m) of the Code).

Section 2.11  Deferred Stock Award means an award of Deferred Stock granted pursuant to section 9.1.

Section 2.12  Deferred Stock means a right, granted to an Eligible Individual under section 9.1, to receive Shares, to the extent vested, at the end of a specified deferral period.

Section 2.13  Disability means a condition of incapacity, mental or physical, for the performance of services which the Committee determines, on the basis of competent medical evidence, is likely to be permanent, to continue for an indefinite period of at least one hundred eighty (180) days, or to result in death.

Section 2.14  Disinterested Board Member means a member of the Board who: (a) is not a current employee of the Company or a subsidiary, (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, (c) has not been an officer of the Company, (d) does not receive remuneration from the Company or a subsidiary, either directly or indirectly, in any capacity other than as a director except in an amount for which disclosure would not be required pursuant to Item 404 of the proxy solicitation rules of the Securities and Exchange Commission as amended or any successor provision thereto and (e) does not possess an interest in any other transaction, and is not engaged in a business relationship, for which disclosure would be required pursuant to Item 404 of the proxy solicitation rules of the Securities and Exchange Commission as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list its securities.

Section 2.15  Early Retirement means, in the case of any Recipient, termination of all Service for the Employers at or after (a) attainment of age 60 and the completion of at least five years of Service to the Employers or (b) after 30 years of Service for the Employers.

Section 2.16  Earliest Exercise Date means, with respect to an Option, the earliest date on which the Option may be exercised. The Earliest Exercise Date may, but need not, be the same as the Option’s Vesting Date.

Section 2.17  Effective Date means June 8, 2006.

Section 2.18  Eligible Employee means any employee of the Company, or of a Parent or Subsidiary, whom the Committee may determine to be a key officer or employee and select to receive an Award or a grant of an Option or Stock Appreciation Right pursuant to the Plan.

Section 2.19  Eligible Individual means: (a) any Eligible Employee; and (b) any non-employee director of the Company or a Parent or Subsidiary.

Section 2.20  Employer means the Company, the Bank and any successor thereto and, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, any other savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution. With respect to any Eligible Individual, the Employer shall mean the entity which employs such person or upon whose board of directors such person serves.

Section 2.21  Exchange Act means the Securities Exchange Act of 1934, as amended.

Section 2.22  Exercise Period means the period during which an Option or Stock Appreciation Right may be exercised.

Section 2.23  Exercise Price means the price per Share at which Shares subject to an Option may be purchased upon exercise of the Option and on the basis of which the cash payment or Shares due upon exercise of a Stock Appreciation Right is computed.

Section 2.24  Fair Market Value means, with respect to a Share on a specified date:

(a) the final reported sales price on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the Shares are listed or admitted to trading, as of the close of the market in New York City and without regard to after-hours trading activity; or

(b) if the Shares are not listed or admitted to trading on any such exchange, the closing bid quotation with respect to a Share on such date, as of the close of the market in New York City and without regard to after-hours trading activity, on the National Association of Securities Dealers Automated Quotations System, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or

(c) if sections 2.24(a) and (b) are not applicable, the fair market value of a Share as the Committee may determine.

Section 2.25  Family Member means, with respect to any Eligible Individual: (a) any of the Eligible Individual’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (b) any natural person sharing the Eligible Individual’s household (other than as a tenant or employee, directly or indirectly, of the Eligible Individual); (c) a trust in which any combination of the Eligible Individual and Persons described in section 2.25(a) and (b) own more than fifty percent (50%) of the beneficial interests; (d) a foundation in which any combination of the Eligible Individual and Persons described in sections 2.25(a) and (b) control management of the assets; or (e) any other corporation, partnership, limited liability company or other entity in which any combination of the Eligible Individual and Persons described in sections 2.25(a) and (b) control more than fifty percent (50%) of the voting interests.

Section 2.26  GAAP means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company and the Bank.

Section 2.27  Incentive Stock Option means a right to purchase Shares that is granted to an Eligible Employee pursuant to section 5.1, that is designated by the Committee to be an Incentive Stock Option and that is intended to satisfy the requirements of section 422 of the Code.

Section 2.28  Non-Performance-Based Award means a Restricted Stock Award, Phantom Stock Award, Deferred Stock Award, or Other Stock-Based Award that is not subject to one or more Performance Goals.

Section 2.29  Non-Qualified Stock Option means a right to purchase Shares that is either (a) granted to an Eligible Individual who is not an Eligible Employee or (b) granted to an Eligible Employee and either (i) is not designated by the Committee to be an Incentive Stock Option, or (ii) does not satisfy the requirements of section 422 of the Code.

Section 2.30  Option means either an Incentive Stock Option or a Non-Qualified Stock Option.

Section 2.31  Option Agreement means a written instrument evidencing an Option granted under the Plan.

Section 2.32  Option Holder means, at any relevant time with respect to an Option, the person having the right to exercise the Option.

Section 2.33  Other Stock-Based Award means a right, granted to an Eligible Individual under section 11.1, that is denominated or payable in, valued by reference to, or otherwise based on or related to, Shares.

Section 2.34  Parent means any entity, whether or not incorporated, in an unbroken chain of entities ending with the Company where each entity other than the first entity in the unbroken chain owns stock or other equity interests in one of the other entities in the unbroken chain possessing fifty percent (50%) or more of the combined voting power of all of the other entity’s outstanding stock or other interests that vote generally in the election of the other entity’s directors or other governing body.

Section 2.35  Performance Award means (a) a Performance-Based Restricted Stock Award, (b) a Performance Share Award, (c) a Performance Unit Award, (d) an Other Stock-Based Award if subject to one or more Performance Goals or (e) any or all of the foregoing.

Section 2.36  Performance Goal means, with respect to any Performance Award, the performance goal or performance goals established pursuant to section 8.5, the attainment of which is a condition of payment of the Performance Award.

Section 2.37  Performance Measurement Period means, with respect to any Performance Goal, the period of time over which attainment of the Performance Goal is measured.

Section 2.38  Performance-Based Restricted Stock Award means a Performance-Based Restricted Stock Award granted pursuant to section 8.2.

Section 2.39  Performance Share Award means a Performance Share Award granted pursuant to section 8.3.

Section 2.40  Performance Unit Award means a Performance Unit Award granted pursuant to section 8.4.

Section 2.41  Permitted Transferee means, with respect to any Recipient of an Option, his or her Family Member to whom an Option has been transferred in accordance with section 5.8.

Section 2.42  Person means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization or institution.

Section 2.43  Phantom Stock Award means a Phantom Stock Award granted pursuant to section 10.1.

Section 2.44  Plan means the Hudson City Bancorp, Inc. Amended & Restated 2011 Stock Incentive Plan, as amended from time to time.

Section 2.45  Prior Plan means the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan as in effect from time to time prior to the Restatement Date.

Section 2.46  Recipient means the person to whom an Option or Stock Appreciation Right is granted or an Award is made.

Section 2.47  Resignation for Good Reason means, unless the Committee determines otherwise, the effective date of resignation occurs within ninety (90) days after any of the following: (a) the failure of the Employer (whether by act or omission of the Employer’s Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Eligible Individual to the position(s) with the Employer held on the date of grant of an Option, Stock Appreciation Right or Award, as applicable (other than to any such position as an officer of the Employer’s Board of Directors), or to a more senior office; (b) if the Eligible Individual is or becomes a member of the Employer’s Board of Directors, the failure of the Employer’s shareholders (whether in an election in which the Eligible Individual stands as a nominee or in an election where the Eligible Individual is not a nominee) to elect or re-elect the Eligible Individual to membership at the expiration of his term of membership, unless such failure is a result of the Eligible Individual’s refusal to stand for election; (c) a material failure by the Employer, whether by amendment of its certificate of incorporation or organization, by-laws, action of the Employer’s Board of Directors or otherwise, to vest in the Eligible Individual the functions, duties, or responsibilities prescribed in an employment or retention agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Employer’s Board of Directors); provided that the Eligible Individual shall have given notice of such failure to the Employer, and the Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (d) any reduction of the Eligible Individual’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Eligible Individual’s compensation as and when due; (e) any change in the terms and conditions of any compensation or benefit program in which the Eligible Individual participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner; provided that the Eligible Individual shall have given notice of such material adverse effect to the Employer, and the Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (f) any material breach by the Employer of any material term, condition or covenant contained in an employment or retention agreement; provided that the Eligible Individual shall have given notice of such material breach to the Employer, and the Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; or (g) a change in the Eligible Individual’s principal place of employment, without his consent, to a place that is not the principal executive office of the Employer, or a relocation of the Employer’s principal executive office to a location that is both more than twenty-five (25) miles away from the Eligible Individual’s principal residence and more than twenty-five (25) miles away from the location of the Employer’s principal executive office on the Effective Date.

Section 2.48  Restatement Date means April 19, 2011 (or other date on which shareholder approval of the Plan is obtained).

Section 2.49  Restricted Stock Award means a Restricted Stock Award granted pursuant to section 6.1 (and, for the avoidance of doubt, does not include a Performance-Based Restricted Stock Award).

Section 2.50  Retirement means: (a) termination of Service with the Employer in all capacities at or after attaining age 65 or (b) Early Retirement. No termination of Service shall be deemed a Retirement unless the terminating individual enters into a retirement agreement with the Employer, in form and substance satisfactory to the Committee, pursuant to which he agrees to provide limited transition services to the Employer on a consulting basis and/or abide by non-competition, confidentiality, non-derogation and non-disturbance covenants prescribed by the Committee for a fixed period specified by the Committee not to exceed two years.

Section 2.51  SAR Agreement means a written instrument evidencing a Stock Appreciation Right granted under the Plan.

Section 2.52  Service means, unless the Committee provides otherwise in an Option Agreement, SAR Agreement or Award Notice, service in any capacity as a common-law employee, consultant or non-employee director to the Company or a Parent or Subsidiary.

Section 2.53 Share means a share of Common Stock, par value $.01 per share, of Hudson City Bancorp, Inc.

Section 2.54  Stock Appreciation Right means the right upon exercise to receive, in cash or Shares, the amount equal to the excess (if any) of (a) the Fair Market Value of a Share on the date of exercise over (b) the Exercise Price.

Section 2.55  Subsidiary means any entity, whether or not incorporated, in an unbroken chain of entities beginning with the Company where each entity other than the last entity in the unbroken chain owns stock or other equity interests in one of the other entities in the unbroken chain possessing fifty percent (50%) or more of the combined voting power of all of the other entity’s outstanding stock or other interests that vote generally in the election of the other entity’s directors or other governing body.

Section 2.56  Termination for Cause means, unless the Committee determines otherwise, one of the following:

(a) for an Eligible Individual (other than a non-employee director) who is not an officer or employee of any bank or savings institution regulated by the Office of Thrift Supervision, termination of employment with the Employer upon the occurrence of any of the following:

(i) the employee intentionally engages in dishonest conduct in connection with his performance of services for the Employer resulting in his conviction of or plea of guilty or nolo contendere to a felony;

(ii) the employee is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iii) the employee willfully fails or refuses to perform his duties under any employment or retention agreement and fails to cure such breach within sixty (60) days following written notice thereof from the Employer;

(iv) the employee breaches his fiduciary duties to the Employer for personal profit; or

(v) the employee’s willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Employer;

(b) for an Eligible Individual who is an officer or employee of a bank or savings institution regulated by the Office of Thrift Supervision, termination of employment for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or for any reason constituting cause for termination under any written employment agreement between the Employer and such Eligible Employee, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that such individual shall not be deemed to have been discharged for cause unless and until he shall have received a written notice of termination from the Board, which notice shall be given to such individual not later than five (5) business days after the board of directors of the Employer adopts, and shall be accompanied by, a resolution duly approved by affirmative vote of a majority of the entire board of directors of the Employer at a meeting called and held for such purpose (which meeting shall be held not less than fifteen (15) days nor more than thirty (30) days after notice to the individual), at which meeting there shall be a reasonable opportunity for the individual to make oral and written presentations to the members of the board of directors of the Employer, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds for the proposed determination, finding that in the good faith opinion of the board of directors of the Employer grounds exist for discharging the individual for cause;

(c) for an Eligible Individual who is a non-employee director, removal for cause under the terms of the law or any law, rule or regulation applicable to the entity upon whose board of directors the individual serves as a non-employee director.

Section 2.57  Vesting Date means the date on which an Option, Stock Appreciation Right, Award, or Shares acquired upon exercise of an Option or Stock Appreciation Right cease to be forfeitable upon termination of the Recipient’s Service.

Article III

Available Shares

Section 3.1  Shares Available under the Plan.  Subject to sections 3.3 and 15.3, the maximum aggregate number of Shares which may be issued for Awards made and upon the exercise of Options and Stock Appreciation Rights granted under the Plan on or after the Restatement Date shall be 28,750,000 Shares.

Section 3.2  Individual Limit.  Subject to section 15.3, the maximum aggregate number of Shares that may be the subject of Options, Stock Appreciation Rights and Awards (including the Share-equivalent number of Performance Units) granted to an Eligible Individual in any calendar year shall be 3,000,000. Subject to section 15.3, the maximum number of Shares that may be the subject of any type of Award other than Options and Stock Appreciation Rights (including the Share-equivalent number of Performance Units) granted to an Eligible Individual in any calendar year shall be 1,000,000. For purposes of this Article III, the Share-equivalent number of Performance Units shall be equal to the quotient of (i) the aggregate dollar amount in which the Performance Units are denominated, divided by (ii) the Fair Market Value of a Share on the date of grant. In the case of any Award under the Plan that is neither denominated in Shares nor valued on the basis of the value or change in value of a Share, the maximum Award to any individual for any year shall be $3,000,000.

Section 3.3  Computation of Shares Available.  For purposes of section 3.1: (a) in connection with the granting of an Option, Stock Appreciation Right (other than a tandem Stock Appreciation Right), Restricted Stock Award, Performance-Based Restricted Stock Award, Performance Share Award, Phantom Stock Award, Deferred Stock Award or Other Stock-Based Award, the number of Shares available for the granting of additional Options, Stock Appreciation Rights and Awards shall be reduced by the number of Shares in respect of which the Option, Stock Appreciation Right or Award is granted or denominated and (b) in connection with the granting of a Performance Unit, the number of Shares available for the granting of additional Options, Stock Appreciation Rights and Awards initially shall be reduced by the Share-equivalent number of Performance Units granted, with a corresponding adjustment if the Performance Unit is ultimately settled in whole or in part with a different number of Shares. To the extent that any Option or Stock Appreciation Right granted or Award made (whether made under this Plan or made under the Prior Plan and outstanding on the Restatement Date) does not result in the issuance of Shares or results in a return of Shares (including but not limited to the forfeiture of an Option, Stock Appreciation Right or Award, the expiration of an Option, Stock Appreciation Right or Award without the issuance of Shares, the cash settlement of an Option, Stock Appreciation Right or Award, the withholding of Shares for payment of tax withholding or the exercise price for an Option, Stock Appreciation Right or Award, the actual or constructive tender of Shares in satisfaction of tax withholding or the exercise price for an Option, Stock Appreciation Right or Award), the number of Shares not issued (or the number of Shares actually or constructively tendered) shall be returned to the pool of available Shares.

Article IV

Administration

Section 4.1  Committee

(a) Subject to section 4.1(b), the Plan shall be administered by the members of the Compensation Committee of Hudson City Bancorp, Inc. who are Disinterested Board Members. If the Committee consists of fewer than two Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least two Disinterested Board Members.

(b) The Board (or those members of the Board who are “independent directors” under the corporate governance statutes of any national securities exchange on which the Company lists its securities) may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

(c) No member of the Committee or the Board shall participate in any action taken by such body under the Plan if he or she is personally affected thereby, unless all members of the Committee or Board, as applicable, are similarly affected.

Section 4.2  Committee Action

The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any Person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 4.3  Committee Responsibilities

Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan, the number of Shares subject to the Awards, Stock Appreciation Rights or Options, if any, to be granted, and the terms and conditions thereof;

(b) with the consent of the Recipient or Beneficiary, as applicable, to amend or modify the terms of any outstanding Option, Stock Appreciation Right or Award or accelerate or defer the Vesting Date or Earliest Exercise Date thereof;

(c) to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan;

(d) to provide in an Option Agreement, SAR Agreement or Award Notice or as a matter of policy, that Options, Stock Appreciation Rights or Awards are (i) conditioned on compliance with certain restrictive covenants including, but not limited to, non-competition, confidentiality, non-solicitation of employees, non-solicitation of customers and non-derogation of the Company and the Bank, in each case, in such form and substance as determined by the Committee; and/or (ii) subject to forfeiture, including those already exercised or distributed, in the event of failure to comply with any of the covenants imposed pursuant to (i); and

(e) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

All decisions, determinations and other actions of the Committee made or taken in accordance with the terms of the Plan shall be final and conclusive and binding upon all parties having an interest therein.

Section 4.4  Incorporation of Committee Policies.

Any policy or procedure adopted by the Committee and purporting to establish terms, conditions, and limitations for, or otherwise affect, the making, payment or other settlement of Options, Stock Appreciation Rights or Awards (including but not limited to clawback policies, Share retention requirements and mandatory deferral of payment or settlement), to the extent not inconsistent with the terms of the Plan, shall apply to Options, Stock Appreciation Rights and Awards, and to payments and settlements of Options, Stock Appreciation Rights and Awards under the Plan, as actions taken by the Committee pursuant to section 4.3.

Article V

Stock Options

Section 5.1  Grant of Options

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant to an Eligible Individual an Option to purchase Shares. An Option for an Eligible Employee must be designated as either an Incentive Stock Option or a Non-Qualified Stock Option and, if not designated as either, shall be a Non-Qualified Stock Option. An Option for an Eligible Individual who is not an Eligible Employee shall be a Non-Qualified Stock Option.

(b) Any Option granted under this section 5.1 shall be evidenced by an Option Agreement which shall:

(i) specify the number of Shares covered by the Option, determined in accordance with section 5.2;

(ii) specify the Exercise Price, determined in accordance with section 5.3, for the Shares subject to the Option;

(iii) specify the Earliest Exercise Date and the Exercise Period, determined in accordance with section 5.4;

(iv) specify the Vesting Date, determined in accordance with section 5.5;

(v) set forth specifically or incorporate by reference the applicable provisions of the Plan; and

(vi) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe with respect to an Option granted to an Eligible Individual.

Section 5.2  Size of Option.  Subject to Article III and such limitations as the Board may from time to time impose, the number of Shares as to which an Eligible Individual may be granted Options shall be determined by the Committee, in its discretion.

Section 5.3  Exercise Price.  The price per Share at which an Option may be exercised shall be determined by the Committee, in its discretion, provided, however, that the Exercise Price shall not be less than the Fair Market Value of a Share on the date on which the Option is granted.

Section 5.4  Exercise Period; Earliest Exercise Date

(a) Subject to section 5.4(b), the Exercise Period during which an Option may be exercised shall commence on the Earliest Exercise Date specified by the Committee in the Option Agreement (or, if no Earliest Exercise Date is specified in the Option Agreement, on the Vesting Date). It shall expire on the date specified in the Option Agreement (and in any event no later than the tenth anniversary of the date of grant) or, if no date is specified, on the earliest of:

(i) the date and time when the Recipient terminates Service for any reason other than the Recipient’s (A) death, (B) Disability, (C) Retirement, (D) voluntary resignation that is not in anticipation of a Termination for Cause or (E) discharge that is not a Termination for Cause; and

(ii) the last day of the three-month period that begins on the date and time when the Recipient terminates Service due to voluntary resignation that is not in anticipation of a Termination for Cause or discharge that is not a Termination for Cause;

(iii) the last day of the five-year period that begins on the date and time when the Recipient terminates Service due to the Recipient’s Retirement, death or Disability; and

(iv) the last day of the ten-year period commencing on the date on which the Option was granted.

A Recipient’s termination of Service prior to the Earliest Exercise Date of an Option shall, unless otherwise provided in the Option Agreement, result in the Option being canceled without consideration at the close of business on the last day of Service. An Option that remains unexercised at the close of business on the last day of the Exercise Period (including but not limited to an Option whose Earliest Exercise Date has not occurred) shall be canceled without consideration at the close of business on the last day of the Exercise Period.

(b) Unless otherwise determined by the Committee and specified in the Option Agreement:

(i) if a Change in Control occurs while an Option is outstanding and on or before its scheduled expiration date, then for purposes of exercising vested Options, the date on which the Exercise Period expires shall be extended to the earliest to occur of: (A) tenth (10th) anniversary of the date the Option was granted; and (B) the third (3rd) anniversary of the date of the Change in Control; or any later date determined under section 5.4(b)(ii) or (iii);

(ii) if a Change in Control occurs while an Option is outstanding and on or before its Earliest Exercise Date, then solely for the purpose of measuring the Exercise Period (but not for purposes of vesting), the Recipient of the Option shall be deemed to continue in Service through the applicable Earliest Exercise Date, and the date on which the Exercise Period expires shall be extended to the earliest to occur of: (A) the tenth (10th) anniversary of the date the Option was granted; (B) the third (3rd) anniversary of the date of the Change in Control; and (C) ninety (90) days after the Earliest Exercise Date; or any later date determined under section 5.4(b)(i) or (iii);

(iii) if, on the date an Option is otherwise scheduled to expire, the holder of the Option may not then exercise the Option or sell Shares on a national securities exchange without violating applicable federal, state or local securities laws or the terms of a securities trading blackout (including but not limited to a blackout period established under the Company’s securities trading policy or a contractual lockup in connection with a securities offering or other transaction involving the Company), the date on which the Exercise Period expires shall be extended to the earliest to occur of: (A) the tenth (10th) anniversary of the date the Option was granted; and (B) ninety (90) days after the last day of the securities trading blackout; or any later date determined under section 5.4(b)(i) or (ii); and

(iv) the Earliest Exercise Date (but not the Vesting Date) of any Option outstanding on the date of the Recipient’s termination of Service due to death or Disability shall be accelerated to the date of such termination of Service provided that the Recipient of such Option remained in continuous Service during the period beginning on the date the Option is granted and ending on the date of termination of Service.

Section 5.5  Vesting Date

(a) Subject to sections 5.5(b) and 12.3, the Vesting Date for each Option granted under the Plan shall be the date determined by the Committee and specified in the Option Agreement or, if no provision for vesting is made in the Option Agreement, the Vesting Date shall be:

(i) the first anniversary of the date of grant, as to 20% of the Shares subject to the Option as of the date of grant;

(ii) the second anniversary of the date of grant, as to an additional 20% of the Shares subject to the Option as of the date of grant;

(iii) the third anniversary of the date of grant, as to an additional 20% of the Shares subject to the Option as of the date of grant;

(iv) the fourth anniversary of the date of grant, as to an additional 20% of the Shares subject to the Option as of the date of grant;

(v) the fifth anniversary of the date of grant, as to any remaining balance of the Shares subject to the Option as of the date of grant;

(vi) in the event of the Recipient’s termination of Service due to the Recipient’s death or Disability, the date of termination of Service as to any Options otherwise scheduled to vest during the period of six months beginning on the date of such termination.

(b) In no event shall the Vesting Date of any Option be prior to the first anniversary of the date of grant; provided, however, that the Vesting Date of any Option may be accelerated to a date that is prior to the first anniversary of the date of grant upon the Recipient’s death, Disability or Retirement or upon a Change in Control.

(c) Failure of a Recipient to remain in continuous Service during the period beginning on the date an Option is granted and ending on its Vesting Date shall result in a cancellation of the Option without consideration at the earliest date and time at which the Recipient is not in continuous Service.

Section 5.6  Additional Restrictions on Incentive Stock Options.  An Option granted to an Eligible Employee designated by the Committee to be an Incentive Stock Option shall be subject to the following provisions:

(a) If, for any calendar year, the sum of (i) plus (ii) exceeds $100,000, where (i) equals the Fair Market Value (determined as of the date of the grant) of Shares subject to an Option intended to be an Incentive Stock Option which first become available for purchase during such calendar year, and (ii) equals the Fair Market Value (determined as of the date of grant) of Shares subject to any other options intended to be Incentive Stock Options and previously granted to the same Eligible Employee which first become exercisable in such calendar year, then that number of Shares optioned which causes the sum of (i) and (ii) to exceed $100,000 shall be deemed to be Shares optioned pursuant to a Non-Qualified Stock Option or Non-Qualified Stock Options, with the same terms as the Option or Options intended to be an Incentive Stock Option;

(b) The Exercise Price of an Incentive Stock Option granted to an Eligible Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company shall not be less than 110% of the Fair Market Value of a Share, and if an Option designated as an Incentive Stock Option shall be granted at an Exercise Price that does not satisfy this requirement, the designated Exercise Price shall be observed and the Option shall be treated as a Non-Qualified Stock Option;

(c) The Exercise Period of an Incentive Stock Option granted to an Eligible Employee who, at the time the Option is granted, owns Shares comprising more than 10% of the total combined voting power of all classes of stock of the Company, shall expire no later than the fifth anniversary of the date on which the Option was granted, and if an Option designated as an Incentive Stock Option shall be granted for an Exercise Period that does not satisfy this requirement, the designated Exercise Period shall be observed and the Option shall be treated as a Non-Qualified Stock Option;

(d) An Incentive Stock Option that is exercised during its designated Exercise Period but more than:

(i) three (3) months after the termination of employment with the Company and all of its Parents and Subsidiaries (other than on account of disability within the meaning of section 22(e)(3) of the Code or death of the Eligible Employee to whom it was granted); or

(ii) one (1) year after such individual’s termination of employment with the Company, a Parent or a Subsidiary due to disability (within the meaning of section 22(e)(3) of the Code) or death;

may be exercised in accordance with the terms of the Option but shall at the time of exercise be treated as a Non-Qualified Stock Option; and

(e) Except following prior written notice to the Committee, no individual shall dispose of Shares acquired pursuant to the exercise of an Incentive Stock Option until after the later of (i) the second anniversary of the date on which the Incentive Stock Option was granted, or (ii) the first anniversary of the date on which the Shares were acquired.

Section 5.7  Method of Exercise

(a) Subject to the limitations of the Plan and the Option Agreement, an Option Holder may, at any time after the Earliest Exercise Date and during the Exercise Period, exercise his or her right to purchase all or any part of the Shares to which the Option relates; provided, however, that the minimum number of Shares which may be purchased at any time shall be 100, or, if less, the total number of Shares relating to the Option which remain unpurchased. An Option Holder shall exercise an Option to purchase Shares by:

(i) giving written notice to the Committee, in such form and manner as the Committee may prescribe, of his intent to exercise the Option;

(ii) delivering to the Committee full payment, consistent with section 5.7(b), for the Shares as to which the Option is to be exercised; and

(iii) satisfying such other conditions as may be prescribed in the Option Agreement.

(b) The Exercise Price of Shares to be purchased upon exercise of any Option shall be paid in full:

(i) in cash (by certified or bank check or such other instrument as the Company may accept);

(ii) if and to the extent permitted by the Committee, in the form of Shares already owned by the Option Holder and having an aggregate Fair Market Value on the date the Option is exercised equal to the aggregate Exercise Price to be paid;

(iii) in the form of other property or in such other manner as permitted by the Committee; or

(iv) by a combination thereof.

If permitted by the Committee, payment for any Shares to be purchased upon exercise of an Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price and applicable tax withholding amounts (if any), in which event the Shares acquired shall be delivered to the broker promptly following receipt of payment. To the extent permitted under applicable law, the Company may establish conditional procedures with designated broker-dealers to facilitate the foregoing.

(c) When the requirements of section 5.7(a) and (b) have been satisfied, the Committee shall take such action as is necessary to cause the issuance of a stock certificate evidencing the Option Holder’s ownership of such Shares. The Person exercising the Option shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, prior to the date as of which such Shares are transferred to such Person on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which such transfer is effected, except as may be required under section 15.3.

Section 5.8  Limitations on Options

(a) An Option by its terms shall not be transferable by any Option Holder, except that (i) a Recipient may transfer a Non-Qualified Stock Option to the Recipient’s Family Members during his lifetime; and (b) any Option Holder may transfer Options remaining unexercised at his death to a Beneficiary or by will or by the laws of descent and distribution. Any permitted transfer to Family Members shall be effected by written notice to the Company given in such form and manner as the Committee may prescribe and shall be recognized only if such notice is received by the Company prior to the death of the person giving it. Thereafter, the Permitted Transferee shall have, with respect to such Option, all of the rights, privileges and obligations which would attach thereunder to the Recipient except the right to transfer the Option to Family Members. If a privilege of the Option depends on the life, Service, employment or other status of the transferor, such privilege of the Option for the transferee shall continue to depend on the life, Service, employment or other status of the transferor. The Committee shall have full and exclusive authority to interpret and apply the provisions of this Plan to transferees to the extent not specifically described herein.

(b) The Company’s obligation to deliver Shares with respect to an Option shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Option Holder to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

(c) An Option Holder may designate a Beneficiary to receive any Options that may be exercised after his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the designated Beneficiary dies prior to the Option Holder, or in the event that no Beneficiary has been designated, any Options that may be exercised following the Option Holder’s death shall be transferred to the executor or administrator of the Option Holder’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select. If the Option Holder and his Beneficiary shall die in circumstances that cause the Committee, in its discretion, to be uncertain which shall have been the first to die, the Option Holder shall be deemed to have survived the beneficiary.

Section 5.9  Prohibition Against Option Repricing.  Except as provided in section 15.3, neither the Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of an Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Option’s in-the-money value) or replacement grants, or other means.

Article VI

Restricted Stock Awards

Section 6.1  Grant of Restricted Stock Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant to an Eligible Individual a Restricted Stock Award. Each Restricted Stock Award shall be evidenced by an Award Notice issued by the Committee to the Eligible Individual, which notice shall:

(i) specify the number of Shares covered by the Restricted Stock Award;

(ii) specify the amount (if any) which the Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);

(iii) specify the date of grant of the Restricted Stock Award;

(iv) specify the Vesting Date, determined in accordance with section 12.1; and

(v) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

(b) All Restricted Stock Awards shall be in the form of issued and outstanding Shares that shall be either:

(i) registered in the name of the Committee or other trustee or custodian for the benefit of the Recipient and held by the Committee pending the vesting or forfeiture of the Restricted Stock Award;

(ii) registered in the name of the Recipient and held by the Committee, together with a stock power executed by the Recipient in favor of the Committee, pending the vesting or forfeiture of the Restricted Stock Award; or

(iii) registered in the name of, and delivered to, the Recipient.

In any event, the certificates evidencing the Shares shall at all times prior to the applicable Vesting Date bear the following legend:

The Common Stock evidenced hereby is subject to the terms of an Award Notice between Hudson City Bancorp, Inc. and [Name of Recipient] dated [Date], made pursuant to the terms of the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, copies of which are on file at the executive offices of Hudson City Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify.

Section 6.2  Dividend Rights.  Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Restricted Stock Award, whether or not in cash, shall be immediately distributed to the Recipient.

Section 6.3  Voting Rights.  Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Restricted Stock Award shall be exercised by the Recipient in his or her discretion.

Section 6.4  Tender Offers.  Each Recipient to whom a Restricted Stock Award is outstanding shall have the right to respond, or to direct the response, with respect to the related Shares, to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction for any such Shares shall be given by proxy or ballot (if the Recipient is the beneficial owner of the Shares for voting purposes) or by completing and filing, with the inspector of elections, the Trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Recipient is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the Shares shall not be tendered.

Article VII

Stock Appreciation Rights

Section 7.1  Grant of Stock Appreciation Rights

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant to an Eligible Individual a Stock Appreciation Right. A Stock Appreciation Right must be designated as either a tandem Stock Appreciation Right or a stand-alone Stock Appreciation Right and, if not so designated, shall be deemed to be a stand-alone Stock Appreciation Right. A tandem Stock Appreciation Right may only be granted at the same time as the Option to which it relates.

(b) Any Stock Appreciation Right granted under this section 7.1 shall be evidenced by a SAR Agreement which shall:

(i) in the case of a tandem Stock Appreciation Right, relate to the same number of Shares; be settled in cash or in Shares; have the same Exercise Price, Exercise Period, Vesting Date and other terms and conditions as the Option to which it relates and provide that the exercise of the related Option shall be deemed to cancel the Stock Appreciation Right for a like number of Shares and that the exercise of the Stock Appreciation Right shall be deemed to cancel the related Option for a like number of Shares;

(ii) in the case of a stand-alone Stock Appreciation Right:

(A) specify the number of Shares covered by the Stock Appreciation Right, determined in accordance with section 7.2;

(B) specify the Exercise Price, determined in accordance with section 7.3;

(C) specify the Earliest Exercise Date and the Exercise Period, determined in accordance with section 7.4;

(D) specify the Vesting Date, determined in accordance with section 7.5;

(E) specify whether the Stock Appreciation will be settled in cash or in Shares;

(F) set forth specifically or incorporate by reference the applicable provisions of the Plan; and

(G) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe with respect to a Stock Appreciation Right granted to an Eligible Individual.

Section 7.2  Size of Stock Appreciation Right.  Subject to Article III and such limitations as the Board may from time to time impose, the number of Shares as to which an Eligible Individual may be granted stand-alone Stock Appreciation Rights shall be determined by the Committee, in its discretion; provided, however, that a tandem Stock Appreciation Right shall be granted for a number of Shares no greater than the number of Shares subject to the related Option.

Section 7.3  Exercise Price.  The price per Share at which a stand-alone Stock Appreciation Right may be exercised shall be determined by the Committee, in its discretion, provided, however, that the Exercise Price shall not be less than the Fair Market Value of a Share on the date on which the Stock Appreciation Right is granted.

Section 7.4  Exercise Period.  The Exercise Period during which a stand-alone Stock Appreciation Right may be exercised shall commence on the Vesting Date and shall expire on the date specified in the SAR Agreement (and in any event no later than the tenth anniversary of the date of grant) or, if no date is specified, on the earliest of:

(a) the date and time when the Recipient terminates Service for any reason; and

(b) the last day of the ten-year period commencing on the date on which the Stock Appreciation Right was granted.

A Recipient’s termination of Service prior to the Vesting Date of a Stock Appreciation Right shall, unless otherwise provided in the SAR Agreement, result in the Stock Appreciation Right being canceled without consideration at the close of business on the last day of Service. A Stock Appreciation Right that is vested and remains unexercised at the close of business on the last day of the Exercise Period shall be deemed automatically exercised on such date.

Section 7.5  Vesting Date

(a) Subject to sections 7.5(b) and 12.3, the Vesting Date for each stand-alone Stock Appreciation Right granted under the Plan shall be the date determined by the Committee and specified in the SAR Agreement or, if no provision for vesting is made in the SAR Agreement, the Vesting Date shall be:

(i) the first anniversary of the date of grant, as to 20% of the Shares subject to the Stock Appreciation Right as of the date of grant;

(ii) the second anniversary of the date of grant, as to an additional 20% of the Shares subject to the Stock Appreciation Right as of the date of grant;

(iii) the third anniversary of the date of grant, as to an additional 20% of the Shares subject to the Stock Appreciation Right as of the date of grant;

(iv) the fourth anniversary of the date of grant, as to an additional 20% of the Shares subject to the Stock Appreciation Right as of the date of grant;

(v) the fifth anniversary of the date of grant, as to any remaining balance of the Shares subject to the Stock Appreciation Right as of the date of grant;

(vi) in the event of the Recipient’s termination of Service due to the Recipient’s death or Disability, the date of termination of Service as to any Stock Appreciation Rights otherwise scheduled to vest during the period of six months beginning on the date of termination.

(b) In no event shall the Vesting Date of any Stock Appreciation Right be prior to the first anniversary of the date of grant; provided, however, that the Vesting Date of any Stock Appreciation Right may be accelerated to a date that is prior to the first anniversary of the date of grant upon the Recipient’s death, Disability or Retirement or upon a Change in Control.

(c) Failure of a Recipient to remain in continuous Service during the period beginning on the date a Stock Appreciation Right is granted and ending on the Stock Appreciation Right’s Vesting Date shall result in a cancellation of the Stock Appreciation Right without consideration at the earliest date and time at which the Recipient is not in continuous Service.

Section 7.6  Method of Exercise

(a) Subject to the limitations of the Plan and the SAR Agreement, a Recipient may, at any time after the Vesting Date and during the Exercise Period, exercise his or her Stock Appreciation Right as to all or any part of the Shares to which the Stock Appreciation Right relates; provided, however, that the minimum number of Shares as to which a Stock Appreciation Right may be exercised shall be 100, or, if less, the total number of Shares relating to the Stock Appreciation Right which remain unexercised. A Recipient shall exercise a Stock Appreciation Right by:

(i) giving written notice to the Committee, in such form and manner as the Committee may prescribe, of his intent to exercise the Stock Appreciation Right; and

(ii) satisfying such other conditions as may be prescribed in the SAR Agreement.

Any stand-alone Stock Appreciation Rights that are vested and remain unexercised at the expiration date of the relevant Exercise Period shall be deemed automatically exercised on such date and the Recipient shall receive the excess (if any) of the Fair Market Value of a Share on the expiration date over the Exercise Price per Share without the requirement of notice or any other action on the part of the Recipient.

(b) When the requirements of section 7.6(a) have been satisfied, the Committee shall take such action as is necessary to cause the remittance to the Recipient (or, in the event of his death, his Beneficiary) of a payment in an amount per Share equal to the excess (if any) of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price per Share, or, if applicable Shares with an aggregate Fair Market Value of a like amount.

(c) With respect to Stock Appreciation Rights settled in Shares, when the requirements of section 7.6(a) and (b) have been satisfied, the Committee shall take such action as is necessary to cause the issuance of a stock certificate evidencing the Recipient’s ownership of such Shares. The Recipient shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, prior to the date as of which such Shares are transferred to such Person on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which such transfer is effected, except as may be required under section 15.3.

Section 7.7  Beneficiaries.  The Recipient of a stand-alone Stock Appreciation Right may designate a Beneficiary to receive any payment in respect of outstanding stand-alone Stock Appreciation Rights that may be made after his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the designated Beneficiary dies prior to the Recipient, or in the event that no Beneficiary has been designated, the executor or administrator of the Recipient’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select, shall be deemed the Beneficiary. If the Recipient and his Beneficiary shall die in circumstances that cause the Committee, in its discretion, to be uncertain which shall have been the first to die, the Recipient shall be deemed to have survived the beneficiary.

Section 7.8  Prohibition Against Stock Appreciation Right Repricing.  Except as provided in section 15.3, neither the Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Option’s in-the-money value) or replacement grants, or other means.

Article VIII

Performance Awards

Section 8.1  Performance Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant one or more Performance Awards to Eligible Individuals.

(b) Each Performance Award shall be evidenced by an Award Notice issued by the Committee to the Eligible Individual, which notice shall:

(i) specify whether the Performance Award is a Performance-Based Restricted Stock Award, Performance Share Award, Performance Unit Award or Other Stock-Based Award;

(ii) specify the number of Shares or units covered by the Performance Award;

(iii) if applicable, specify the amount (if any) which the Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);

(iv) specify the applicable Performance Goal or Performance Goals;

(v) specify the Performance Measurement Period;

(vi) specify the date of grant of the Performance Award;

(vii) specify the Vesting Date for the Performance Award, determined in accordance with section 12.2; and

(viii) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

Section 8.2  Performance-Based Restricted Stock Awards

(a) The Committee may, in its discretion, grant Performance-Based Restricted Stock Awards to Eligible Individuals.

(b) At the time it grants a Performance-Based Restricted Stock Award, the Committee shall establish one or more Performance Goals to which the Performance-Based Restricted Stock Award is subject during a specified Performance Measurement Period, the attainment of which shall be a condition of the Recipient’s right to retain the related Shares.

(c) All Performance-Based Restricted Stock Awards shall be in the form of issued and outstanding Shares that shall be either:

(i) registered in the name of the Committee or other trustee or custodian for the benefit of the Recipient and held by the Committee pending the vesting or forfeiture of the Award;

(ii) registered in the name of the Recipient and held by the Committee, together with a stock power executed by the Recipient in favor of the Committee, pending the vesting or forfeiture of the Award; or

(iii) registered in the name of, and delivered to, the Recipient.

In any event, the certificates evidencing the Shares shall at all times prior to their vesting bear the following legend:

The Common Stock evidenced hereby is subject to the terms of an Award Notice between Hudson City Bancorp, Inc. and [Name of Recipient] dated [Date], made pursuant to the terms of the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, copies of which are on file at the executive offices of Hudson City Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify.

(d) If the Performance Goal or Performance Goals for a Performance-Based Restricted Stock Award have been attained and certified, the Committee shall, subject to section 12.2, cause the ownership of the Shares subject to such Performance-Based Restricted Stock Award, together with all dividends and other distributions with respect thereto that have been accumulated, to be transferred on the stock transfer records of the Company, free of any restrictive legend other than as may be required by applicable law, to the Recipient of the Performance-Based Restricted Stock Award. If any one or more of the relevant Performance Goals have not been attained, all of the Shares subject to such Restricted Stock Award shall be forfeited without consideration (other than a refund to the Recipient or his estate of an amount equal to the lesser of the amount (if any) paid by the Recipient for the Shares being forfeited upon their issuance and the Fair Market Value of such Shares on the date of forfeiture).

(e) Unless the Committee determines otherwise with respect to any Performance-Based Restricted Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Performance-Based Restricted Stock Award, whether or not in cash, shall be held and accumulated (with investment earnings or losses) pending vesting at the same time and subject to the same terms and conditions as the underlying Shares and, pending vesting, shall be reinvested in additional Shares.

(f) Unless the Committee determines otherwise with respect to any Performance-Based Restricted Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Performance-Based Restricted Stock Award shall be exercised by the Committee in its discretion.

(g) Each Recipient holding an outstanding Performance-Based Restricted Stock Award shall have the right to respond, or to direct the response, with respect to the related Shares, to any tender offer, exchange offer or other offer made to the holders of Shares. Such a direction for any such Shares shall be given by proxy or ballot (if the Recipient is the beneficial owner of the Shares for voting purposes) or by completing and filing, with the inspector of elections, the Trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Recipient is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the Shares shall not be tendered.

Section 8.3  Performance Share Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant Performance Share Awards to Eligible Individuals, which shall be denominated in Shares, with each such Share representing the right to receive payment of the Fair Market Value of a Share on the date the Performance Share Award was granted, the last day of the Performance Measurement Period, the Vesting Date or any other date specified by the Committee, in each case, as set forth in the Award Notice, or a percentage (which may be more than 100%) of such amount depending on the level of the applicable Performance Goal attained; provided, however, that the Committee may at the time a Performance Share Award is granted specify a maximum amount payable in respect of such Award.

(b) At the time it grants a Performance Share Award, the Committee shall establish one or more Performance Goals to which the Performance Share Award is subject during a specified Performance Measurement Period, the attainment of which shall be a condition of the Recipient’s right to receive payment under such Performance Share Award. If any one or more of the Performance Goals to which a Performance Share Award is subject is not attained during the Performance Measurement Period, all of the Shares subject to such Performance Share Award shall be forfeited without a consideration.

(c) Subject to section 12.2, if the Performance Goals for a Performance Share Award have been attained and certified in accordance with section 8.5(c), payment in respect of such Performance Share Award shall be made as soon as practicable after the last day of the Performance Measurement Period to which such Award relates or at such other time or times as the Committee may determine. Such payment shall be made in Shares valued at their Fair Market Value, cash or such combination of Shares and cash, as the Committee, in its discretion, shall determine at any time prior to payment. To the extent payment is to be made in Shares, the Committee shall cause a stock certificate or evidence of book entry Shares, together with all dividends and other distributions with respect thereto that have been accumulated, to be delivered, free of any restrictive legend other than as may be required by applicable law or permitted under the terms of the Performance Share Award, to the Recipient of the Performance Share Award. Prior to such delivery, the Recipient of a Performance Share Award shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, except as may be required under section 15.3.

Section 8.4  Performance Unit Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant Performance Unit Awards to Eligible Individuals, which shall be denominated in a specified dollar amount and shall represent the right to receive payment of the specified dollar amount or a percentage (which may be more than 100%) of the specified dollar amount depending on the level of the applicable Performance Goal attained; provided, however, that the Committee may at the time a Performance Unit Award is granted specify a maximum amount payable in respect of such Award.

(b) At the time it grants a Performance Unit Award, the Committee shall establish one or more Performance Goals to which the Performance Unit Award is subject during a specified Performance Measurement Period, the attainment of which shall be a condition of the Recipient’s right to receive payment under such Performance Unit Award. If any one or more of the Performance Goals to which a Performance Unit Award is subject is not attained during the Performance Measurement Period, such Performance Unit Award shall be forfeited without a consideration.

(c) Subject to section 12.2, if the Performance Goals for a Performance Unit Award have been attained and certified in accordance with section 8.5(c), payment in respect of such Performance Unit Award shall be made as soon as practicable after the last day of the Performance Measurement Period to which such Award relates or at such other time or times as the Committee may determine. Such payment shall be made in Shares valued at their Fair Market Value, cash or such combination of Shares and cash, as the Committee, in its discretion, shall determine at any time prior to payment. To the extent payment is to be made in Shares, the Committee shall cause a stock certificate or evidence of book entry Shares, together with all dividends and other distributions with respect thereto that have been accumulated, to be delivered, free of any restrictive legend other than as may be required by applicable law, to the Recipient of the Performance Unit Award. Prior to such delivery, the Recipient of a Performance Unit Award shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, except as may be required under section 15.3.

Section 8.5  Performance Goals

(a) The Performance Goals shall be selected from among the following:

(i) basic earnings per Share;

(ii) basic cash earnings per Share;

(iii) diluted earnings per Share;

(iv) diluted cash earnings per Share;

(v) net income;

(vi) cash earnings;

(vii) net interest income;

(viii) non-interest income;

(ix) general and administrative expense to average assets ratio;

(x) cash general and administrative expense to average assets ratio;

(xi) efficiency ratio;

(xii) cash efficiency ratio;

(xiii) return on average assets;

(xiv) cash return on average assets;

(xv) return on average stockholders’ equity;

(xvi) cash return on average stockholders’ equity;

(xvii) return on average tangible stockholders’ equity;

(xviii) cash return on average tangible stockholders’ equity;

(xix) core earnings;

(xx) operating income;

(xxi) operating efficiency ratio;

(xxii) net interest rate spread;

(xxiii) loan production volume;

(xxiv) non-performing loans;

(xxv) cash flow;

(xxvi) strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(xxvii) except in the case of a Covered Employee, any other performance criteria established by the Committee; and

(xxviii) any combination of the foregoing.

Performance Goals may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, may include or exclude any or all extraordinary or non-recurring items and may be applied on a consolidated basis or to individual business units, divisions or subsidiaries.

(b) Performance Goals which have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Company and the Bank on the date on which the Performance Goals are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the Performance Goals. Performance Goals based upon cash earnings or cash returns shall refer to or be calculated based upon net income adjusted to exclude non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits, unless the Committee specifically provides otherwise when it establishes the Performance Goals. Performance Goals based upon cash general and administrative expenses shall refer to general and administrative expenses, calculated in accordance with GAAP, adjusted to eliminate non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits, unless the Committee specifically provides otherwise when it establishes the Performance Goals.

(c) At the time it grants a Performance Award, the Committee shall establish a Performance Measurement Period for each Performance Goal, which shall be at least one (1) year. The Performance Measurement Period shall be the period over which the Performance Goal is measured and its attainment is determined. If the Committee establishes a Performance Goal but fails to specify a Performance Measurement Period, the Performance Measurement Period shall be:

(i) if the Performance Award is granted during the first ninety days of a fiscal quarter, the period of twelve (12) consecutive fiscal quarters of the Company that begins with the fiscal quarter in which the Performance Award is granted; and

(ii) in all other cases, the period of twelve (12) consecutive fiscal quarters of the Company that begins with the fiscal quarter immediately following that in which the Performance Award is granted.

(d) As promptly as practicable following the end of each Performance Measurement Period and prior to payment in respect of any Performance Award, the Committee shall determine, on the basis of such evidence as it deems appropriate, whether the Performance Goal or Performance Goals for such Performance Measurement Period have been attained and, if they have been attained, shall certify such fact in writing.

(e) Under normal business conditions, once established for a Performance Measurement Period, Performance Goals shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change of Control, declaration and distribution of stock dividends or stock splits, mergers, consolidations or reorganizations, acquisitions or dispositions of material business units, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Performance Goals is appropriate, the Committee shall reestablish the Performance Goals to maintain as closely as possible the previously established expected level of overall performance as is practicable. Notwithstanding the foregoing, any adjustments to the award opportunities or Performance Goals applicable to a Covered Employee shall conform to the requirements of section 162(m) of the Code and the regulations promulgated pursuant thereto, unless otherwise determined by the Committee.

(f) If provided by the Committee when a Performance Award is granted, to the extent that the relevant Performance Goals are achieved prior to the end of the Performance Measurement Period and certified by the Committee, a vested Performance Award may be paid at any time following such certification.

Article IX

Deferred Stock Awards

Section 9.1  Grant of Deferred Stock Awards

(a) Subject to the limitations of the Plan, the Committee may, in its discretion, grant Deferred Stock Awards to Eligible Individuals. Any Deferred Stock Award granted under this section 9.1 shall be evidenced by an Award Notice which shall:

(i) specify the number of Shares covered by the Deferred Stock Award;

(ii) specify the amount (if any) which the Recipient shall be required to pay to the Company in consideration for the issuance of such Shares (which shall in no event be less than the minimum amount required for such Shares to be validly issued, fully paid and nonassessable under applicable law);

(iii) specify the date of grant of the Deferred Stock Award;

(iv) specify the deferral period;

(v) specify the restrictions, if any, to which the Deferred Stock Award is subject;

(vi) specify the Vesting Date, determined in accordance with section 12.1; and

(vii) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

(b) All Deferred Stock Awards shall be in the form of issued and outstanding Shares that shall be either:

(i) registered in the name of the Committee or other trustee or custodian for the benefit of the Recipient and held in a trust fund, owned by the Company for federal income tax purposes under the so-called “grantor trust” provisions of section 671 through 679 of the Code and the assets of which are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency (as such term is defined for purposes of Revenue Procedure 92-65, as modified from time to time); or

(ii) registered in the name of the Recipient and held by such grantor trust, together with a stock power executed by the Recipient in favor of the Committee, pending the vesting or forfeiture of the Deferred Stock Award.

In any event, the certificates evidencing the Shares shall at all times prior to the applicable Vesting Date and expiration of the applicable deferral period bear the following legend:

The Common Stock evidenced hereby is subject to the terms of an Award Notice between Hudson City Bancorp, Inc. and [Name of Recipient] dated [Date], made pursuant to the terms of the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, copies of which are on file at the executive offices of Hudson City Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Agreement.

or such other restrictive legend as the Committee, in its discretion, may specify.

Section 9.2  Restrictions.  Deferred Stock shall be subject to such restrictions as the Committee may impose and set forth in the Award Notice evidencing the Deferred Stock Award. Such restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee shall determine.

Section 9.3 Rights as a Shareholder

(a) Unless the Committee determines otherwise with respect to any Deferred Stock Award and specifies such determination in the relevant Award Notice, any dividends or distributions declared and paid with respect to Shares subject to the Deferred Stock Award, whether or not in cash, shall be held and accumulated (with investment earnings or losses) pending vesting at the same time and subject to the same terms and conditions as the underlying Shares and, pending vesting, shall be reinvested in additional Shares.

(b) Unless the Committee determines otherwise with respect to any Deferred Stock Award and specifies such determination in the relevant Award Notice, voting rights appurtenant to the Shares subject to the Deferred Stock Award shall be exercised by the Committee in its discretion.

Section 9.4  Payment of Deferred Stock Awards.  Subject to sections 9.2 and 12.1, upon expiration of the deferral period specified for Deferred Stock in the Award Notice (or, if permitted by the Committee, as elected by the Recipient), the Committee shall cause the ownership of the Shares subject to such Deferred Stock Award, together with all dividends and other distributions with respect thereto that have been accumulated, to be transferred on the stock transfer records of the Company, free of any restrictive legend other than as may be required by applicable law, to the Recipient of the Deferred Stock Award.

Article X

Phantom Stock Awards

Section 10.1  Grant of Phantom Stock Awards.  Subject to the limitations of the Plan, the Committee may, in its discretion, grant Phantom Stock Awards to Eligible Individuals. Any Phantom Stock Award granted under this section 10.1 shall be evidenced by an Award Notice which shall:

(a) specify the number of Shares covered by the Phantom Stock Award;

(b) specify the date of grant of the Phantom Stock Award;

(c) specify the restrictions, if any, to which the Phantom Stock Award is subject;

(d) specify the Vesting Date, determined in accordance with section 12.1; and

(e) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

Section 10.2  Payment of Phantom Stock Awards.  Upon the Vesting Date, the Recipient of a Phantom Stock Award shall be entitled to receive a cash payment in respect of each Share covered by the Phantom Stock Award, which shall be equal to the Fair Market Value of a Share as of the date the Phantom Stock Award was granted or such other date as determined by the Committee and specified in the Award Notice; provided, however, that the Committee may instead pay out Phantom Stock Awards in Shares in its sole discretion. The Committee may, at the time a Phantom Stock Award is granted, provide a limit on the amount payable in respect of each Share covered by the Phantom Stock Award.

Section 10.3  No Rights as Stockholder.  The Recipient of a Phantom Stock Award shall have no right to vote or to receive dividends, nor have any other rights with respect to the Shares, except as may be required under section 15.3.

Article XI

Other Stock-Based Awards

Section 11.1  Grant of Other Stock-Based Awards.  Subject to the limitations of the Plan, the Committee may, in its discretion, grant Other Stock-Based Awards to Eligible Individuals. Other Stock-Based Awards shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as determined by the Committee to be consistent with the purposes of the Plan, including without limitation, Shares awarded purely as a “bonus” or other “incentive” whether or not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of, specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards, which may include attainment of Performance Goals in accordance with section 8.5. Shares delivered pursuant to an Award in the nature of a purchase right granted under this section 11.1 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine.

Section 11.2  Award Notices.  Any Other Stock-Based Award granted under the Plan shall be evidenced by an Award Notice which shall:

(a) specify whether the Other Stock-Based Award constitutes a Performance Award that is subject to sections 8.1 and 8.5 of the Plan;

(b) specify the number of Shares related to the Other Stock-Based Award;

(c) specify the date of grant of the Other Stock-Based Award;

(d) specify the restrictions, if any, to which the Other Stock-Based Award is subject;

(e) specify the Vesting Date; and

(f) contain such other terms and conditions not inconsistent with the Plan as the Committee may, in its discretion, prescribe.

Article XII

Vesting of Awards

Section 12.1 Vesting Date for Non-Performance-Based Awards

(a) Subject to sections 12.1(b) and 12.3, the Vesting Date for each Non-Performance-Based Award shall be the date determined by the Committee and specified in the relevant Award Notice or, if no provision for vesting is made in the Award Notice, the Vesting Date shall be:

(i) the first anniversary of the date of grant, as to 20% of the Non-Performance-Based Award as of the date of grant;

(ii) the second anniversary of the date of grant, as to an additional 20% of the Non-Performance-Based Award as of the date of grant;

(iii) the third anniversary of the date of grant, as to an additional 20% of the Non-Performance-Based Award as of the date of grant;

(iv) the fourth anniversary of the date of grant, as to an additional 20% of the Non-Performance-Based Award as of the date of grant;

(v) the fifth anniversary of the date of grant, as to any remaining balance of the Non-Performance-Based Award as of the date of grant;

(vi) in the event of the Recipient’s termination of Service due to the Recipient’s death or Disability, the date of termination of Service, as to any portion of the Non-Performance-Based Award otherwise scheduled to vest during the period of six months beginning on the date of termination.

(b) In no event shall the Vesting Date of any Non-Performance-Based Award be prior to the first anniversary of the date of grant as to one-third of the Non-Performance-Based Award, the second anniversary of the date of grant as to an additional one-third of the Non-Performance-Based Award and the third anniversary of the date of grant as to any remaining balance of the Non-Performance-Based Award; provided, however, that the Vesting Date of a Non-Performance-Based Award may be accelerated to an earlier date upon the Recipient’s death, Disability or Retirement or upon a Change of Control.

(c) Failure of a Recipient to remain in continuous Service during the period beginning on the date a Non-Performance-Based Award is granted and ending on its Vesting Date shall result in a cancellation of the portion of the Non-Performance-Based Award that has not attained its Vesting Date without consideration (other than a refund to the Recipient of an amount equal to the lesser of the amount (if any) paid by the Recipient for the Shares being forfeited upon their issuance and the Fair Market Value of such Shares on the date of forfeiture) at the earliest date and time at which the Recipient is not in continuous Service.

Section 12.2 Vesting Date for Performance-Based Awards

(a) Subject to section 12.3, the Vesting Date for each Performance Award shall be the date determined by the Committee and specified in the Award Notice or, if no provision for vesting is made in the Award Notice, the Vesting Date shall be the date on which payment is made, whether in cash, Shares or any combination thereof.

(b) Unless otherwise determined by the Committee and specified in the Award Notice for a Performance-Based Award, failure of a Recipient to remain in continuous Service during the period beginning on the date a Performance-Based Award is granted and ending on its Vesting Date shall result in a cancellation of such Award without consideration at the earliest date and time at which the Recipient is not in continuous Service (other than a refund to the Recipient of an amount equal to the lesser of the amount (if any) paid by the Recipient for the Shares being forfeited upon their issuance and the Fair Market Value of such Shares on the date of forfeiture).

Section 12.3  Effect of Change of Control.  Except to the extent that an Option Agreement, SAR Agreement or Award Notice expressly provides otherwise and except to the extent that the Committee determines otherwise with respect to any single or group of Recipients or Option Holders at any time prior to a Change of Control:

(a) in the event of an Eligible Individual’s (i) termination of employment by the Employer that is not a Termination for Cause or (ii) Resignation for Good Reason, in each case at any time following a Change of Control, the Vesting Date of each Option, Stock Appreciation Right and Non-Performance-Based Award granted to the Eligible Individual that is outstanding under the Plan shall be the date on which such Eligible Individual’s employment terminates, and each such Option, Stock Appreciation Right and Non-Performance-Based Award shall, on such date, be exercisable (if applicable).

(b) in the event of a Change of Control, all restrictions shall lapse on, and the date on which the Change of Control occurs shall be the Vesting Date of, the portion of all then outstanding Performance-Based Restricted Stock Awards determined by multiplying (i) the number of such Shares that would have been payable based on the greater of actual levels of achievement attained (determined as if the Performance Measurement Period ended on the date of the Change of Control) and the target levels of achievement established for the Performance Measurement Period, by (ii) a fraction, the numerator of which is the number of days that have elapsed during the Performance Measurement Period through the date of the Change of Control and the denominator of which is the total number of days in the Performance Measurement Period.

(c) in the event of a Change of Control (i) all restrictions shall lapse on, and the date on which the Change of Control occurs shall be the Vesting Date of, the portion of all then outstanding Performance Share Awards and Performance Unit Awards determined by multiplying: (A) the number of Shares or units, as applicable, that would have been payable based on the greater of actual levels of achievement attained (determined as if the Performance Measurement Period ended on the date of the Change of Control) and the target levels of achievement established for the Performance Measurement Period, by (B) a fraction, the numerator which is the number of days that have elapsed during the Performance Measurement Period through the date of the Change of Control and the denominator of which is the total number of days in the Performance Measurement Period; and (ii) Recipients shall be entitled to receive in respect of all Shares and units which become payable in accordance with (i), a cash payment within ten (10) days after such Change of Control.

Section 12.4  Awards in Settlement of Other Shareholder-Approved Plans.  Notwithstanding any other provision of this Plan to the contrary, Awards that are fully vested and otherwise unrestricted may be made in settlement of the Company’s obligations under other plans of the Company that have been approved by shareholders.

Article XIII

General Provisions Applicable To Awards

Section 13.1  Designation of Beneficiary.  An Eligible Individual who has received an Award may designate a Beneficiary to receive any payments or unvested Shares that become payable or vested on the date of his death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the Beneficiary designated by an Eligible Individual dies prior to the Eligible Individual, or in the event that no Beneficiary has been designated, any payments or vested Shares that become available for distribution on the Eligible Individual’s death shall be paid to the executor or administrator of the Eligible

Individual’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select.

Section 13.2  Manner of Distribution of Awards.  The Company’s obligation to deliver Shares with respect to an Award or Stock Appreciation Right shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Eligible Individual or Beneficiary to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

Section 13.3  Transferability.  Awards and Stock Appreciation Rights by their terms shall not be transferable by the Recipient other than by will or by the laws of descent and distribution, and the Shares granted pursuant to Awards and Stock Appreciation Rights shall be distributable, during the lifetime of the Recipient, only to the Recipient.

Article XIV

Special Tax Provisions

Section 14.1  Tax Withholding Rights.  The Company shall have the right to deduct from all amounts paid by the Company in cash with respect to an Option, Stock Appreciation Right or Award under the Plan any taxes required by law to be withheld with respect to such Option, Stock Appreciation Right or Award. Where any Person is entitled to receive Shares, the Company shall have the right to require such Person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the minimum amount required to be withheld. To the extent determined by the Committee and specified in an Option Agreement, an Option Holder shall have the right to direct the Company to satisfy the minimum required federal, state and local tax withholding by reducing the number of Shares subject to the Option (without issuance of such Shares to the Option Holder) by a number equal to the quotient of (a) the total minimum amount of required tax withholding divided by (b) the excess of the Fair Market Value of a Share on the Exercise Date over the Exercise Price per Share.

Section 14.2  Code Section 83(b) Elections.  If and to the extent permitted by the Committee and specified in an Option Agreement for a Non-Qualified Stock Option or an Award Notice for a Restricted Stock Award other than a Performance-Based Restricted Stock Award, a Recipient may be permitted or required to make an election under section 83(b) of the Code to include the compensation related thereto in income for federal income tax purposes at the time of issuance of the Shares to such Recipient instead of at a subsequent Vesting Date. In such event, the Shares issued prior to their Vesting Date shall be issued in certificated form only, and the certificates therefor shall bear the legend set forth in section 6.1(b) or such other restrictive legend as the Committee, in its discretion, may specify. In the event of the Recipient’s termination of Service prior to the relevant Vesting Date or forfeiture of the Shares for any other reason, the Recipient shall be required to return all forfeited Shares to the Company without consideration therefor (other than a refund to the Recipient or his estate of an amount equal to the lesser of the amount paid by the Recipient for the Shares upon their issuance or the Fair Market Value of the Shares on the date of forfeiture).

Section 14.3  Election to Defer Income Tax Liability Pursuant to Deferred Compensation Program.  To the extent permitted by the Committee, the Recipient of an Award may elect to defer the income tax liability associated therewith pursuant to the terms of a non-qualified deferred compensation plan that complies with the requirements of section 409A of the Code and in which the Recipient is eligible to participate.

Article XV

Amendment and Termination

Section 15.1  Termination.  The Board may suspend or terminate the Plan in whole or in part at any time prior to the tenth anniversary of the Restatement Date by giving written notice of such suspension or termination to the Committee. Unless sooner terminated, the Plan shall terminate automatically on the day preceding the tenth anniversary of the Restatement Date. In the event of any suspension or termination of the Plan, all Options, Stock Appreciation Rights and Awards theretofore granted under the Plan that are outstanding on the date of such suspension or termination of the Plan shall remain outstanding and exercisable for the period and on the terms and conditions set forth in the Option Agreements, SAR Agreements and Award Notices evidencing such Options, Stock Appreciation Rights and Awards.

Section 15.2  Amendment.  The Board may amend or revise the Plan in whole or in part at any time; provided, however, that, to the extent required to comply with section 162(m) of the Code or the corporate governance standards imposed under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list Shares, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by the holders of a majority of the votes cast on a proposal to approve such amendment or revision; provided further, however, sections 5.9 and 7.8 may not be amended to lessen the prohibitions contained therein at any time without shareholder approval.

Section 15.3 Adjustments in the Event of Business Reorganization

(a) In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Shares or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Recipients under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of securities deemed to be available thereafter for grants of Options, Stock Appreciation Rights and Awards in the aggregate to all Eligible Individuals and individually to any one Eligible Individual, (ii) the number and kind of securities that may be delivered or deliverable in respect of outstanding Options, Stock Appreciation Rights and Awards, and (iii) the Exercise Price of Options and Stock Appreciation Rights. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options, Stock Appreciation Rights or Awards (including, without limitation, cancellation of Options, Stock Appreciation Rights and Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Options, Stock Appreciation Rights or Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Parent or Subsidiary or the financial statements of the Company or any Parent or Subsidiary, or in response to changes in applicable laws, regulations, or account principles. Unless otherwise determined by the Committee, any such adjustment to an Option, Stock Appreciation Right or Performance Award granted to a Recipient who is a Covered Employee shall conform to the requirements of section 162(m) of the Code and the regulations thereunder then in effect.

(b) In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise determined by the Committee at any time at or after grant and prior to the consummation of such merger, consolidation or other business reorganization, any Options or Stock Appreciation Rights granted under the Plan which remain outstanding shall be converted into options to purchase voting common equity securities of the business entity which survives such merger, consolidation or other business reorganization or stock appreciation rights having substantially the same terms and conditions as the outstanding Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate exercise price and the value exchanged for outstanding Shares in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger; provided, however, that the Committee may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Options and Stock Appreciation Rights be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash payment per Share equal to the excess (if any) of the value exchanged for an outstanding Share in such merger, consolidation or other business reorganization over the Exercise Price of the Option or Stock Appreciation Right being canceled.

(c) In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise determined by the Committee at any time at or after grant and prior to the consummation of such merger, consolidation or other business reorganization, any Restricted Stock Award, Performance-Based Restricted Stock Award, Deferred Stock Award, Phantom Stock Award and Other Stock-Based Award that is denominated and/or payable in, and/or valued by reference to, Shares shall be adjusted by allocating to the Recipient the amount of money, stock, securities or other property to be received by the other shareholders of record, and such money, stock, securities or other property shall be subject to the same terms and conditions of the Award that applied to the Shares for which it has been exchanged.

Article XVI

Miscellaneous

Section 16.1  Status as an Employee Benefit Plan.  This Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Code or to satisfy the definitional requirements for an “employee benefit plan” under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. It is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.

Section 16.2  No Right to Continued Employment.  Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Eligible Individual any right to a continuation of his or her position as a director or employee of the Company. The Employers reserve the right to remove any participating member of the Board or dismiss any Eligible Employee or otherwise deal with any Eligible Individual to the same extent as though the Plan had not been adopted.

Section 16.3  Construction of Language.  Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to an Article or section number shall refer to an Article or section of this Plan unless otherwise indicated.

Section 16.4  Governing Law.  The Plan shall be construed, administered and enforced according to the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts located in the County of New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award, Stock Appreciation Right or Option granted under this Plan, the Eligible Individual, and any other person claiming any rights under the Plan, agrees to submit himself, and any such legal action as he shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 16.5  Headings.  The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 16.6  Non-Alienation of Benefits.  The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, engagements or torts.

Section 16.7  Notices.  Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a) If to the Committee:

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652-1473
Attention: Corporate Secretary

(b) If to a Recipient, Beneficiary or Option Holder, to the Recipient’s, Beneficiary’s or Option Holder’s address as shown in the Employer’s records.

Section 16.8  Plan Subject to Shareholder Approval.  The Plan shall not be effective unless and until approved by the shareholders of the Company. Awards made under the Plan prior to the Restatement Date shall be contingent on shareholder approval of the Plan and shall be void ab initio if such approval is not obtained, except to the extent that such Awards would have authorized under the terms of the Prior Plan. Unless otherwise determined by the Committee, no Performance Awards shall be granted after the fifth (5th) anniversary of the Restatement Date unless, prior to such date, the listing of permissible Performance Goals set forth in section 8.5 shall have been re-approved by the stockholders of the Company in the manner required by section 162(m) of the Code and the regulations thereunder.

Section 16.9  Compliance with Section 409A of the Code.  To the extent that the Plan and/or any Options, Stock Appreciation Rights or Awards granted or awarded under the Plan are construed to be non-qualified deferred compensation plans described in section 409A of the Code, the Plan and any Option Agreements, SAR Agreements and Award Notices, as applicable, shall be operated, administered and construed so as to comply with the requirements of section 409A. The Plan and any Option Agreements, SAR Agreements and Award Notices shall be subject to amendment, with or without advance notice to Recipients, Option Holders and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Recipients, Option Holders and other interested parties, to the extent necessary to effect compliance with section 409A of the Code.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of telephone or Internet voting.
Both are available 24 hours a day, 7 days a week.
Telephone and Internet voting is available through 11:59 p.m., Eastern Time on Monday, April 18, 2011.

HUDSON CITY BANCORP, INC.

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
INTERNET
http://www.proxyvoting.com/hcbk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
If you vote your proxy by telephone or by Internet, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

1.	The election of four directors,

Nominees:

	Election of three Directors for terms of three years each	FOR	AGAINST	ABSTAIN

	1.1 Ronald E. Hermance, Jr.	☐	☐	☐

	1.2 William G. Bardel	☐	☐	☐

	1.3 Scott A. Belair	☐	☐	☐

Election of one Director for term of two years

	1.4 Cornelius E. Golding	☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of the 2011 Annual Meeting of Shareholders, the Proxy Statement, dated March 17, 2011, and the 2010 Annual Report to Shareholders.

		Please mark your votes as indicated in this example			☒

			FOR	AGAINST	ABSTAIN

2.	The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

3.	The adoption of the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan.		☐	☐	☐

4.	The approval of a non-binding advisory proposal on named executive officer compensation.		☐	☐	☐

		Every year	Every 2 years	Every 3 years	Abstain

5.	The approval of a non-binding advisory proposal on the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 6.
			FOR	AGAINST	ABSTAIN
6.	Shareholder proposal regarding declassification of the Board of Directors.		☐	☐	☐

(Please mark box if you plan to attend the Annual Meeting.) (Important: If your shares are not registered in your name, you will need additional documentation to attend the Annual Meeting. Please contact your broker promptly to obtain such additional documentation if you plan to attend the Annual Meeting.)
			I will attend the Annual Meeting.		☐
			Mark Here for Address Change or Comments SEE REVERSE		☐

Please sign exactly as your name appears on this proxy card. Joint Owners should each sign personally. If signing as an attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

Signature	Signature	Date

You can now access your Hudson City Bancorp, Inc. account online.
Access your Hudson City Bancorp, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Hudson City Bancorp, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.hcsbonline.com/documents/hcbk_annual_report_2010.pdf
▼ FOLD AND DETACH HERE ▼
REVOCABLE PROXY
HUDSON CITY BANCORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HUDSON CITY BANCORP, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 19, 2011
     The undersigned shareholder of Hudson City Bancorp, Inc. hereby appoints Michael W. Azzara, Donald O. Quest and Joseph G. Sponholz or any of them, with full powers of substitution, to act as proxy for the undersigned and to vote all shares of common stock of Hudson City Bancorp, Inc., which the undersigned is entitled to vote, at the 2011 Annual Meeting of Shareholders to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, Tuesday, April 19, 2011 at 8:30 a.m., Eastern Time, and at any adjournment or postponement thereof.
THIS PROXY CARD, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS IN ITEMS 1, 2, 3 AND 4, IN FAVOR OF THE OPTION MARKED “EVERY YEAR” FOR PROPOSAL 5 AND “AGAINST” PROPOSAL 6.
PLEASE PROMPTLY MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE USING THE INTERNET OR TELEPHONE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

(Continued on Reverse Side)
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

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